Exhibit 10.2

ASSET PURCHASE AGREEMENT

dated as of

April 16, 2009

among

HARRIS CORPORATION,

TYCO ELECTRONICS GROUP S.A.

and, solely for the limited purposes of Section 11.09,

TYCO ELECTRONICS LTD.

i

Exhibits:
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Sublease Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Agreed Principles

Exhibit E	Working Capital Limit Calculations
Exhibit F	Subcontract
Exhibit G	Guarantee of Seller Parent

Schedules:

Disclosure Schedules

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of April 16, 2009 among Harris Corporation, a Delaware corporation (“Buyer”), Tyco Electronics Group S.A., a company organized under the laws of Luxembourg (“Seller”), and, solely for the limited purposes of Section 11.09, Tyco Electronics Ltd., a corporation incorporated under the laws of Bermuda and any successor thereto.

W I T N E S S E T H :

1.             WHEREAS, through certain of its Affiliates and within its wireless systems segment, Seller conducts a worldwide wireless network systems business which designs, builds, distributes, maintains and supplies wireless communications systems, including land mobile radio and broadband equipment systems and networks and equipment for the public safety, utility, federal, military and commercial markets (the “Business”); and

2.             WHEREAS, Buyer desires to purchase the Business from Seller and its Affiliates, and Seller and its Affiliates desire to sell the Business to Buyer, subject to the terms and conditions hereinafter set forth;

3.             The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.   (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and any other United States federal or state or foreign or supranational Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, foreign, supranational or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or such Person’s assets or properties, as amended unless expressly specified otherwise.

“Assignment and Assumption Agreement” means an assignment and assumption agreement to be entered into by Seller or its Affiliate, as applicable, and Buyer (or, subject to Section 13.05, Buyer’s designated Affiliate(s)) at the Closing in substantially the form of Exhibit A attached hereto.

“Assumed Intercompany Payables” means the trade payables incurred in the ordinary course of business due and payable by the Business to Seller and its Affiliates, but only to the extent included in the calculation of Final Closing Working Capital.

“Assumed Intercompany Receivables” means the trade receivables incurred in the ordinary course of business due and owing to the Business from Seller and its Affiliates, but only to the extent included in the calculation of Final Closing Working Capital.

“Autoliv Agreement” means the Asset Purchase Agreement between Autoliv ASP, Inc. and Seller dated July 28, 2008.

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, stock purchase, equity, severance, retention, salary continuation, pension, retirement income, profit sharing, employment, consulting, collective bargaining, change-in-control, fringe benefit, vacation pay, sick leave, deferred compensation, perquisite, tuition reimbursement, incentive or other employee compensation or benefit plan, agreement, arrangement, program, policy or trust funding vehicle, whether written or unwritten, contributed to or maintained by Seller or any of its Affiliates in connection with the Business or for the benefit of any Business Employee, or with respect to which the Business may have any Liability.  For the avoidance of doubt, for purposes hereof a “collective bargaining” plan or arrangement shall not include any works council, national union or similar body or organization, or the statutory obligations pertaining thereto.

“Business Confidential Information” means all confidential information that relates to the Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employee” means each individual (A) who is employed by Seller or any of its Affiliates and is primarily employed in the Business as of the date hereof and remains so employed as of the date immediately prior to the Closing Date, including any such individual on short-term disability, pregnancy or parental leave or any other authorized leave of absence immediately prior to the Closing Date; or (B) who is currently not an employee of Seller or its Affiliates, receives an offer of employment to be primarily employed in the Business in the ordinary course of business consistent with past practice after the date hereof or has been made such an offer prior to the date hereof and commences his or her employment prior to, on or after the Closing Date (provided that, with respect to any such individual with an annual base salary in excess of $125,000, Buyer has provided written consent to such employment).  Each individual who is employed by Seller or any of its Affiliates and is primarily employed in the Business as of the date identified on Schedule 1.01(a)(i)(a) is identified on such Schedule.  Schedule 1.01(a)(i)(b) identifies those employees who, notwithstanding anything to the contrary in this Agreement, shall not be deemed to be Business Employees. The term “Business Employee” shall exclude any other employee, any Former Employee and, except in the case of the Irish Business Employees and subject to any obligations of Buyer or an Affiliate of Buyer under Applicable Law (including the Transfer Regulations), any individual who was, immediately prior to the Closing Date, on long-term disability, unauthorized leave of absence or lay-off with or without recall rights.

“Canadian Business Employee” means any Business Employee based in Canada and ordinarily working in Canada.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Closing Cash” means the aggregate bank balance of cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority of the Business as of the Closing, calculated in a manner consistent with the Agreed Principles.  For the avoidance of doubt, book overdrafts (outstanding checks in excess of cash balances in bank) will be included in accounts payable.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercially Reasonable Manner” means a commercially reasonable, cost-effective method for investigation, remediation, removal, corrective action, containment, monitoring and/or other response action, determined from the perspective of a reasonable business person acting without regard to the availability of indemnification under this Agreement to achieve compliance with Environmental Laws in effect as of the time such actions are being performed (and with respect to the Leased Real Property, to achieve compliance with any Real Property Lease as in effect as of the Closing Date or, if less restrictive, as amended thereafter), including the reasonable use of risk-based remedies, institutional or engineering controls or deed restrictions; provided that such remedies, controls or restrictions do not prevent or inhibit any commercial or industrial use (as applicable) of the Real Property at the time such actions are being performed and provided, further, that, with respect to any Leased Real Property, the applicable lessor consents to any such remedies, controls or restrictions to the extent such consent is required by the relevant Real Property Lease or any Applicable Law.

“Contest” means any audit, court proceeding or other dispute with respect to any Tax matter that affects the Subsidiary, the Non-Entity Business or the Purchased Assets.

“Contract” means any contract, agreement, lease, license, commitment, sale or purchase order or other legally binding proposal, arrangement or understanding, in each case, whether written or oral.

“Divested Business” means (i) with respect to Seller and its Affiliates, any business unit or product line included in the Retained Business and (ii) with respect to Buyer and its Affiliates, any business unit or product line included in the Business, in each case, which is sold, conveyed or otherwise transferred to any other Person whether by a stock sale, an asset sale, or a merger or consolidation.

“DTX Patents and DTX Trademarks” means those Patents and Trademarks identified as such on Schedule 1.01(a)(ii).

“Due Diligence Materials” means any of the information, including replacement and other cost estimates and financial and other projections, made available to Buyer, its Affiliates or its representatives and set forth in materials contained in the virtual data room related to the transactions contemplated hereby and established by Seller through the Intralinks datasite, in presentations by the management of the Business, in “break-out” discussions with the management of the Business, in Seller’s responses to questions submitted by or on behalf of Buyer, its Affiliates or its representatives, and in materials prepared by or on behalf of Seller for purposes of the transactions contemplated hereby.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Conditions” means any (i) violation of or Liability under any Environmental Law, (ii) Release of any Hazardous Substance at, on, in, under or migrating to or from any location, or (iii) disposal, transportation, treatment, storage, reclamation or recycling, or arrangement for any of the foregoing, in the case of each of clauses (i), (ii) and (iii), in connection with or relating to the Business, the Purchased Assets or the Real Property.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority relating to the Environment, to public or workplace health or safety to the extent relating to Hazardous Substances, or to the manufacture, distribution, handling, transport, treatment, storage, disposal, discharge, emission, Release or threatened Release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity, trade or business which, together with such entity, trade or business, would be treated as a single employer under Section 414 of the Code.

“Excess Transfer Taxes” means the amount of Transfer Taxes in excess of the amount of Transfer Taxes that would have been incurred in connection with the sale of the Business if, in lieu of a sale of the assets of M/A-COM, the shares of M/A-COM had been sold by Seller to Buyer.

“Excluded Environmental Liabilities” means all Liabilities arising under any Environmental Law or relating to the Release of Hazardous Substances to the extent (i) arising in connection with any real property or facility owned, leased or operated by the Business prior to the Closing Date, other than any Real Property or Purchased Asset, or (ii) arising out of the pre-Closing disposal, transportation, treatment, storage, reclamation or recycling, or arrangement for any of the foregoing, of Hazardous Substances at or to any third-party waste disposal, treatment, storage, reclamation or recycling site by or in connection with the Business.

“Excluded Marks” means any name, mark or symbol that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth on Schedule 1.01(a)(vi) or any other trademark, service mark, domain name, trade name or other indicia of origin characterized as an Excluded Asset.

“Excluded Services” means tax, legal, treasury, internal audit, financial reporting, public relations, investor relations, Tyco Electronics’s marketing and branding, environmental consultancy, fleet management, risk management, real estate management, business development and export compliance.

“FAR” means the U.S. Federal Acquisition Regulation, codified as amended at 48 C.F.R. Chapter 1.

“Final Determination” means, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes or (ii) the final settlement of Taxes through agreement of the parties to an administrative or judicial proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

“Former Employee” means any former employee of the Business as of the date immediately prior to the Closing Date, including retirees and, subject to Applicable Law (including the Transfer Regulations), individuals on long-term disability.  For the avoidance of doubt and subject to the same, the term “Former Employee” shall include any Business Employee who terminates his or her employment with Seller or any of its Affiliates after the date hereof and prior to the Closing Date.

“GAAP” means generally accepted accounting principles in the United States in effect as of the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Government Contract” means any Contract entered into by Seller or any of its Affiliates for the provision by the Business of goods or services to (i) a U.S. federal Governmental Authority; (ii) a prime contractor to a U.S. federal Governmental Authority; or (iii) any subcontractor relating to a Contract to which a U.S. federal Governmental Authority is a party.

“Government Contract Bid” means any offer, bid, proposal or quote to obtain a Government Contract.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal whose decisions have the same force and effect as law.

“GST” means the Goods and Services Tax imposed pursuant to Part IX of the Excise Tax Act (Canada) and any related interest.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing materials and polychlorinated biphenyls and any substance, waste or material regulated under any environmental law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means all Taxes based upon, measured by or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains Taxes, minimum Taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, value added, real or personal property transfer or other similar Taxes), (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by or calculated with respect to is described in clause (i) above or (iii) withholding Taxes (other than sales or use Taxes) measured by, or calculated with respect to, any payments or distributions (other than wages).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” of any Person means, without duplication:  either (i) any Liability of any Person (1) for borrowed money (including the current portion thereof), (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (4) for all or any part of the deferred purchase price of property or services (other than trade payables and deferred revenues), including any “earnout” or similar payments, or (5) under interest rate swap, hedging or similar agreements (other than under an Amendment to Master Purchase Agreement dated December 1, 2008, by and among Hitachi Kokusai Electric, Inc., Goyo Electronics Co, Ltd., and M/A-COM, Inc.) or (ii) any Liability of others described in the preceding clause (i) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its Liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment or retirement of any Indebtedness.  Notwithstanding anything to the contrary contained herein, the following shall not be considered Indebtedness: (i) any Liability under any lease required to be classified as a capitalized lease obligation in accordance with GAAP or (ii) any Liability under any Parent Guarantee, Seller Surety Bond, Parent LofC and Related Obligation or Contract.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet, public switched telephone network and other public communication networks), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.  For the avoidance of doubt, Information Systems shall not include any Software.

“Intellectual Property Rights” means all of the following U.S., state and foreign intellectual property:  (i) patents, applications for patents, and invention disclosures (“Patents”); (ii) trademarks, service marks, brand names, trade names, certification marks, trade dress, domain names and uniform resource locators, and other indications of origin, the goodwill associated with the foregoing and registrations, and applications to register, the foregoing, and all common-law rights relating thereto (“Trademarks”); (iii) trade secrets, inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, formulae, methods, techniques, processes, proprietary information, customer lists, Software (and related documentation), technical information, rights in data collections, know-how and confidential information (“Know-How”); (iv) copyright rights, whether registered or not; and registrations or applications for registration of copyrights; (v) database rights; (vi) mask works and design rights; (vii) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and (viii) registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, reexaminations or reissues or equivalent or counterpart thereof.

“Irish Business Employee” means any Business Employee based in Ireland and ordinarily working in Ireland.

“Irish Purchased Assets” means those Purchased Assts arising from, related to, associated with or used primarily in the Business in Ireland.

“IRS” means the Internal Revenue Service of the United States of America.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry of appropriate direct reports.  Notwithstanding the foregoing, where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “knowledge of Seller”, such knowledge means the actual knowledge of each individual listed on Schedule 1.01(a)(iv) after reasonable inquiry by such individual of employees of Seller and its Affiliates who have provided information to the Buyer or are directly responsible for the areas covered by the relevant representation and warranty.

“Leased Real Property” means the real property subject to the Real Property Leases.

“Legal Proceeding” means any actions, formal demands or charges, or complaints, in each case made by or before any Governmental Authority, including any suits, proceedings, arbitrations, hearings, audits, investigations or claims of any kind (whether civil, criminal, administrative, investigative, or at law or in equity).

“Liabilities” means any and all debts, liabilities, commitments and obligations whether accrued or fixed, known or unknown, absolute or contingent, liquidated or unliquidated, matured or unmatured, determined, determinable or otherwise, regardless of when asserted or by whom and whether or not the same would be required to be recognized under GAAP.

“Licensed Intellectual Property Rights” means (i) all Intellectual Property Rights (other than any Software) owned by a third party and licensed or sublicensed to Seller or an Affiliate of Seller and held for use in or used, in each case, primarily in the conduct of the Business and (ii) all Transferred Software owned by a third party and licensed or sublicensed to Seller or an Affiliate of Seller.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, option, encroachment, covenant, condition, easement, right of way, equitable interest, deed of trust, restriction on transfer, right of first refusal or other preferential right, title defect or other restriction or adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“M/A-COM” means M/A-COM, Inc., a Florida corporation and indirect subsidiary of Seller.

“M/A-COM Canada” means M/A-COM Private Radio System Canada Corp., a Canadian corporation.

“Material Adverse Effect” means any circumstance, change, occurrence, event, development or effect that, individually or in the aggregate with all other circumstances, changes, occurrences, events, developments and effects, has resulted in or would reasonably be expected to result in, a material adverse effect on the assets, properties, business, operations, results of operations or financial condition of the Business; provided, however that the following circumstances, changes, occurrences, events, developments or effects shall not be considered for purposes of determining whether a “Material Adverse Effect” has occurred:  (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general to the extent that the same do not materially disproportionately affect the Business (in comparison to other businesses operating in the same industry, markets and geographical areas as the Business); (ii) changes in Applicable Laws or interpretations thereof or changes in accounting requirements or principles (including GAAP) to the extent that the same do not materially disproportionately affect the Business (in comparison to other businesses operating in the same industry, markets and geographical areas as the Business); (iii) changes affecting the industry, markets or geographical areas in which the Business operates to the extent that the same do not materially disproportionately affect the Business (in comparison to other businesses operating in the same industry, markets and geographical areas as the Business); (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by this Agreement or any actions by Buyer or Seller taken pursuant to and in accordance with this Agreement (provided that any circumstances, occurrences, events, developments and effects in existence or that have taken place prior to the taking of any action by Buyer or Seller pursuant to this Agreement and that Buyer or Seller are made aware of, directly or indirectly, as a result of any actions taken by Buyer or Seller pursuant to this Agreement, including any pre-existing breaches of any Contracts that are raised by any third party in connection with the consent solicitation process, may be a “Material Adverse Effect”); (vi) the failure of the Business to take any act for which Buyer’s prior written consent is required under Section 5.01(b) and for which such consent was sought by Seller but not received, but only to the extent that Seller can demonstrate that such act, if taken by the Business, would have prevented the circumstance, change, occurrence, development or event in question; or (vii) any failure by the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business (provided that the underlying cause or causes of such failure to meet such projections or forecasts may constitute a “Material Adverse Effect”).

“Non-Entity Business” means the Business excluding the Business conducted by the Subsidiary.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Owned Intellectual Property Rights” means (i) the Intellectual Property Rights (other than Patents and Software) owned by Seller or an Affiliate of Seller and held for use in or used, in each case, primarily in the conduct of the Business and (ii) all Transferred Software owned by Seller or an Affiliate of Seller.

“P7200 Trigger” has the meaning set forth on Schedule 1.01(a)(vii).

“Permit” means each permit, certificate, license, consent, approval, exemption, waiver or authorization issued or granted by any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith; (ii) mechanic’s, materialman’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or, if due, are being contested in good faith; (iii) in the case of leased or subleased properties and assets, Liens on the lessors’ or prior lessors’ interests; (iv) in the case of Owned Real Property, (x) easements, covenants, conditions, restrictions and other similar matters, whether of record or not, affecting title to the Owned Real Property and other encroachments and minor title and survey defects to the extent that the same do not materially interfere with the present use of such Owned Real Property in the conduct of the Business, and matters that are disclosed on Schedule 1.01(a)(v) or would be disclosed on an accurate survey of such Real Property and (y) zoning, building codes and other land use laws regulating the use or occupancy of the Owned Real Property or the activities conducted thereon which are imposed by any Governmental Authority and (v) Liens which do not materially detract from the value of a Purchased Asset or a property or asset used in the conduct of the Business, or materially interfere with any present or intended use of a Purchased Asset or a property or asset used in the conduct of the Business.

“Person” means an individual, corporation, company, partnership, limited liability company, association, trust, joint venture or other entity or organization, including a Governmental Authority.

“QST” means the Quebec Sales Tax imposed pursuant to the Act respecting the Quebec sales tax (Quebec) and any related interest or penalties.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance).

“Relevant Products” means the following models of products currently sold by the Business:  P5300, P5400, P7100, P7200, P7300, M5300, M7200 and M7300.

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Resale Exemption Certificates” means all fully completed and executed resale exemption certificate and other applicable exemption certificate in respect of the Purchased Assets, in each case acceptable to the states and localities in which Purchased Assets are to be transferred and obtainable under Applicable Law.

“Retained Business” means any business of Seller or any of its Affiliates other than the Business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Seller Parent” means Tyco Electronics Ltd., a corporation incorporated under the laws of Bermuda (or Switzerland upon Tyco Electronics Ltd.’s shareholders approval of the proposed change of place of incorporation from Bermuda to Switzerland and Tyco Electronics Ltd.’s implementation of such change following such approval) and any successor thereto.

“Seller Product” means any good or service, or any component thereof, which is made, supplied, sold, developed or otherwise produced by or on behalf of any Retained Business, including any such good, service or component which is supplied to the Business or any other Person by any Retained Business.

“Seller Shared Program Costs” has the meaning set forth in Schedule 1.01(a)(vi).

“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by Seller or any of its Affiliates or that any of the foregoing have agreed to pay relating to the process of selling the Business, whether incurred in connection with this Agreement or otherwise, including all legal, accounting, tax and investment banking fees and expenses.

“Software” means all computer software, including assemblers, compilers, development tools, design tools and user interfaces, whether in Source Code or Object Code form.

“SONY Contract” means the Master Agreement for the Construction, Operation & Maintenance of the New York State Statewide Wireless Network (Contract No. CM00841 (formerly Contract No. C000102)) by and between the State of New York, acting through the Office for Technology, and M/A-COM, dated December 6, 2004, as amended.

“SONY Dispute” means the matter described in Item 2 of Pending Litigation on Schedule 3.10 and any rights, obligations, disputes or lawsuits relating thereto.

“SONY Litigation” means all litigation between Seller or any of its Affiliates on the one hand and the State of New York and the Office for Technology on the other hand arising out of the SONY Contract, including but not limited to the claims asserted by Tyco Electronics Corporation and M/A-COM in Claim No. 116420 now pending in the Court of Claims of the State of New York.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” means any taxable period relating to Taxes that would (absent an election) include, but not end until after, the Closing Date.

“Subcontract” means a subcontract agreement in substantially the form attached hereto as Exhibit F pursuant to which Buyer will be performing Seller’s or its Affiliates’, as applicable, obligations under each of the prime Government Contracts as their subcontractor throughout the novation process of such prime Government Contracts.

“Sublease Agreement” means the Sublease Agreement between M/A-COM and Buyer to be entered into at the Closing in substantially the form attached hereto as Exhibit B.

“Subsidiary” means M/A-COM Poland Sp. Z o.o., and any successor thereto.

“Targeted Technology” has the meaning set forth on Schedule 6.06.

“Tax” means any federal, state, provincial, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, goods and services, recording, license, payroll, franchise, severance, documentary, stamp, occupation, profit, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, escheat, abandoned property or unclaimed property, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, and including Liability for taxes of another Person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee or successor, by Contract or otherwise.

“Tax Opinion” means an unqualified “will” opinion of qualified tax counsel under the Tax Sharing Agreement, dated as of June 29, 2007, by and among Seller, Tyco International Ltd. and Covidien Ltd., which opinion in form and substance is reasonably acceptable to Seller, Tyco International Ltd. and Covidien Ltd. and upon which each of them may rely, confirming that the transactions contemplated by this Agreement will not, either separately or in conjunction with other actions taken by Seller, result in any Taxes being imposed on or in connection with the distribution of Seller’s stock and the stock of Covidien Ltd. by Tyco International Ltd. to its shareholders on June 29, 2007 or any transactions undertaken in connection with such distributions.

“Tax Return” means any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Applicable Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, each assignment and assumption of a Real Property Lease, the Sublease Agreement, the Subcontract and any other agreements, certificates, instruments and other documents executed and delivered pursuant to this Agreement and the transactions contemplated by this Agreement.

“Transfer Regulations” means any Applicable Law implementing the provisions of Council Directive 2001/23/EEC dated 12 March 2001.

“Transfer Taxes” means all stamp, transfer, real or personal property transfer, recordation, grantee/grantor, documentary, sales and use, goods and services, GST, QST, value added, registration, occupation, privilege, or other such similar Taxes (other than Income Taxes), fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred New York Tower Sites” means the eight New York tower sites included in the Owned Real Property and identified on Schedule 2.01(b) as Items 1 – 8 under the subcategory “Tower Sites”.

“Transferred Software” means the Software  (i) owned by Seller and its Affiliates and held for use or used, in each case, primarily in the conduct of the Business (the “Owned Software”) or (ii) licensed to Seller and its Affiliates and set forth on Schedule 1.01(a)(viii).

“Transition Services Agreement” means the Transition Services Agreement between Seller and Buyer (or, subject to Section 13.05, its designated Affiliate(s)) to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“U.S. Business Employee” means any Business Employee based in the United States and ordinarily working in the United States.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.06(b)
Acquisition Transaction	5.04(b)(ii)

Term	Section
Actual Value	2.08(b)(iii)
Agreed Principles	2.08(a)
Agreement	Preamble
Allocation Statement	2.06(b)
Alternative Arrangement Costs	2.05
Assumed Compensation and Benefits	2.03(e)
Assumed Liabilities	2.03
Assumed Plans	2.01(o)
Audited Financial Statements	3.06(a)
Balance Sheet Date	3.06(a)
BIS	3.03
Business	Recitals
Business Contracts	3.08(b)
Buyer	Preamble
Buyer Cafeteria Plan	9.01(g)
Buyer CFC Taxes	8.14(b)
Buyer Covenant Not To Sue	7.05
Buyer Designee	4.01
Buyer Environmental Damages	11.07
Buyer Indemnitees	11.02(a)
Buyer Savings Plan	9.01(e)
Buyer’s Refunds	8.07(b)
Buyer’s Taxes	8.02
Canadian Deferred Hire Date	9.02
Closing	2.07
Closing Cash Amount	2.08(b)
Closing Statement	2.08(a)
Closing Working Capital	2.08(a)
Cobham Agreement	2.02(n)
COBRA	9.01(b)
Collateral Source	11.04(ii)
Communications Act	3.03
Com-Net Agreement	2.02(o)
Com-Net Indemnity	11.07
Covered Persons	5.04(a)
Damages	11.02(a)
DDTC	3.03
Deferred Hire Date	9.04
Disclosure Schedule	Article 3
Disputed Item	2.08(b)
DSS	3.03
Environmental Claims	11.08

Term	Section
Excluded Assets	2.02
Excluded Contracts	2.02(d)
Excluded Liabilities	2.04
Excluded Plans	2.02(f)
Export Administration Regulations	3.03
FCC	3.03
Final Closing Working Capital	2.08(b)
Financial Statements	3.06(a)
Guarantee Trigger Event	11.09
High Value	2.08(b)(ii)
Indemnified Party	11.05
Indemnifying Party	11.05
Information Systems Contracts	3.14(g)
Interim Financial Statement	3.06(a)
Inventory	2.08(a)
Irish Benefit Plan	3.17(g)
ITAR	3.03
Lower Working Capital Limit	2.08(c)(i)
Low Value	2.08(b)(i)
Material Contracts	3.08(a)
Material Customers	3.21(a)
Material Suppliers	3.21(b)
M/A-COM Mark	7.05(a)
NFA Letter	11.08
NISPOM	3.03
Non-assignable Assets	2.05
Noncompetition Period	5.04(a)
Operating Subsidiaries	11.09
Other Business Employee	9.04
Other Consent Costs	2.05
Owned Real Property	2.01(b)
Parent Guarantees	3.22
Parent LofCs	3.22
Purchased Assets	2.01
Purchase Price	2.06(a)
Quebec Business Employee	9.02
Real Property Leases	2.01(a)
Re-Opener	11.08
Registered Intellectual Property	3.14(a)
Related Obligation or Contract	6.05(a)
Restricted Business	5.04(a)
Sale Transaction	5.02(a)

Term	Section
Seller	Preamble
Seller CFC Taxes	8.14(a)
Seller Covenant Not To Sue	7.05
Seller Surety Bonds	3.22
Seller’s Refunds	8.07(a)
Seller’s Taxes	8.01
Selling Entities	3.01
Specified Policy	5.06
Subsidiary Shareholders Agreement	3.04
Tax Indemnified Party	8.06(d)
Tax Indemnifying Party	8.06(d)
Tax Claim	8.06(d)
Tax Notice	8.06(d)
Taxing Authority Notice	8.06(d)
Tax Objection Notice	8.06(e)
Third Party Claim	11.05(b)
Transferred Canadian Employee	9.02
Transferred Employee	9.07
Transferred Intellectual Property	2.01(j)
Transferred Other Employee	9.04
Transferred Patents	2.01(j)
Transfer Tax Returns	8.04(c)
Transferred U.S. Employees	9.01(a)
Tyco Electronics Cafeteria Plan	9.01(g)
Tyco Electronics Savings Plan	9.01(e)
Upper Working Capital Limit	2.08(c)(i)
Warranty Breach	11.02(a)(i)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or, subject to Section 13.05, cause Buyer’s designated Affiliate(s) to purchase) from Seller and its Affiliates and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer (or, subject to Section 13.05, Buyer’s designated Affiliate(s)) at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and its Affiliates’ right, title and interest in, to and under the following assets, properties and rights of Seller and its Affiliates (the “Purchased Assets”):

(a)           all rights under the leases of real property listed on Schedule 2.01(a) (each a “Real Property Lease”, collectively, the “Real Property Leases”);

(b)           the real property, including those tower sites where Seller or any of its Affiliates own the real property on which the tower stands, together with all buildings, fixtures and improvements erected thereon, listed on Schedule 2.01(b) (collectively, the “Owned Real Property”);

(c)           all Closing Cash, if any, to the extent it is held in bank accounts dedicated to the Business;

(d)           all personal property and interests therein, including all machinery and equipment, tools, Information Systems, spare parts, furniture, office furnishings, vehicles, test equipment and other tangible personal property owned and used, held for use or intended to be used primarily in the Business, wherever located (including on or in transit to or from the Business properties), including those items of tangible personal property set forth on Schedule 2.01(d);

(e)           all raw materials, work in process, finished goods, supplies, molds, parts, spare parts, replacement and component parts, labels, packaging, demonstrating inventory and other inventories, wherever located (including on or in transit to or from the Business properties), owned and used, held for use or intended to be used primarily in the Business;

(f)            all rights (including any rights or claims for non-performance or breach) under all Contracts (other than the Real Property Leases) relating primarily to the Business other than the Excluded Contracts;

(g)           all accounts, notes, miscellaneous and other receivables, including unbilled receivables, unbilled revenues (including amounts due under customer holdback or retention arrangements) and reimbursable costs and expenses, of the Business, including the Assumed Intercompany Receivables;

(h)           all deposits, prepaid expenses and refunds of the Business (other than any Tax refunds to which Seller or its Affiliates are entitled under Article 8), including ad valorem Taxes, leases, rentals, advance payments, deferred charges and credits and any of Seller or its Affiliates’ rights in amounts held in trust in connection with the Service and Access Agreement (or related or subsequent Contract) with the State of Florida;

(i)            all rights, claims, credits, demands, causes of action or rights of set-off against third parties relating to or arising from the Purchased Assets or the Assumed Liabilities, including unliquidated rights under manufacturers’, suppliers’, licensors’, contractors’  and vendors’ warranties, guaranties, indemnities and similar rights relating primarily to the Business;

(j)            the Patents set forth on Schedule 2.01(j) (the “Transferred Patents”), the DTX Patents and DTX Trademarks and all Owned Intellectual Property Rights and Licensed Intellectual Property Rights, together with all income, royalties, damages and payments due or payable to Seller and/or its Affiliates as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world (collectively, the “Transferred Intellectual Property”);

(k)           all transferable Permits (or applications for Permits) primarily related to the Business;

(l)            all present and former customer, vendor, supplier, contractor, and service-provider lists and books, records, files, documents, lists, drawings, creative materials, studies, catalogues, product operation sheets, mailing lists, quality control records, certifications, procedures, reports, and papers, whether in hard copy or computer format, relating primarily to customers, vendors, suppliers, contractors or service providers of the Business and/or used in the Business, including billing, payment, dispute and credit information and similar data, engineering information, sales and promotional literature and records, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers and tangible embodiments of the Transferred Intellectual Property (or copies thereof) to the extent such embodiments are held for use or used in connection with the Business;

(m)          to the extent permitted by Applicable Law, copies of the personnel and employment records relating to Transferred Employees; provided that if Applicable Law requires that Buyer receive original personnel and employment records relating to any Transferred Employees, Buyer shall receive such records pursuant to this Section 2.01(m);

(n)           all goodwill and other intangible assets associated with the Business and the Purchased Assets (including the goodwill associated with the Transferred Intellectual Property), together with the right to represent to third parties that Buyer is the successor to the Business;

(o)           the assets of the Benefit Plans set forth on Schedule 2.01(o) (collectively, the “Assumed Plans”);

(p)           the Tax records of the Subsidiary;

(q)           any ownership interests in the Subsidiary; provided that notwithstanding the transactions contemplated hereby or any provision of this Agreement, all assets and liabilities of the Subsidiary shall remain the assets and liabilities of the Subsidiary;

(r)            all other types or categories of assets, rights and properties owned and used, held for use or intended to be used primarily in the conduct of the Business (other than the Excluded Assets); and

(s)           all other assets set forth on Schedule 2.01(s).

Section 2.02.  Excluded Assets.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Seller and its Affiliates will retain and will not transfer or assign, and Buyer will not purchase, acquire or assume from Seller or any of its Affiliates, any of the following assets, properties or rights (collectively, the “Excluded Assets”), and Buyer shall acquire no right, title or interest in any Excluded Assets under this Agreement or as a result of the transactions contemplated hereby; provided that notwithstanding the transactions contemplated hereby or any provision of this Agreement, all assets and liabilities of the Subsidiary shall remain the assets and liabilities of the Subsidiary:

(a)        Closing Cash to the extent that it is not held in bank accounts dedicated to the Business and not included in the Closing Cash Amount;

(b)           all intercompany receivables of the Business payable by Seller or an Affiliate of Seller, other than Assumed Intercompany Receivables;

(c)           any corporate books and records of Seller and its Affiliates (other than the Subsidiary);

(d)           the Contracts set forth on Schedule 2.02(d) (the “Excluded Contracts”);

(e)           any current and prior insurance policies of Seller and its Affiliates and any rights of any nature with respect thereto;

(f)            the assets of any Benefit Plan other than the Assumed Plans (such Benefit Plans are collectively, the “Excluded Plans”);

(g)           (i) the “Tyco”, “Tyco Electronics” and “M/A-COM” names, marks and logos, and any other item set forth on Schedule 2.02(g) (including all goodwill associated therewith) and (ii) except for the Transferred Intellectual Property, any Intellectual Property Rights of Seller or any of its Affiliates;

(h)           all loans and other advances owing to Seller or any of its Affiliates by each Business Employee who does not become a Transferred Employee;

(i)            the Tax records of Seller and any of its Affiliates (other than the Subsidiary);

(j)            the original personnel and employment records relating to Transferred Employees to the extent Applicable Law does not require that Buyer receive such original records;

(k)           any rights, claims, causes of action or rights of set off arising out of the Excluded Liabilities;

(l)            any refunds or credits of Taxes due to Seller or its Affiliates pursuant to Section 8.07;

(m)          any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(n)           all rights of Seller or any of its Affiliates owed by Cobham Defense Electronic Systems Corporation and Cobham plc pursuant to the Stock and Asset Purchase Agreement by and among Seller, Cobham Defense Electronic Systems Corporation and Cobham plc dated as of May 12, 2008, as amended (the “Cobham Agreement”);

(o)           subject to Section 11.07, all rights of Seller or its Affiliates owed by Com-Net Critical Communications, Inc. and the former shareholders of Com-Net Critical Communications, Inc. pursuant to the Stock Purchase Agreement by and among Tyco Acquisition Corp. XVIII (now known as M/A-COM Tech. Holdings, Inc.), Com-Net Critical Communications, Inc. and the shareholders of Com-Net Critical Communications, Inc. dated as of March 30, 2001, as amended (the “Com-Net Agreement”); provided that the properties and assets transferred, directly or indirectly, to Seller or its Affiliates under such agreement will not be Excluded Assets; and

(p)           any other assets set forth on Schedule 2.02(p).

Section 2.03.  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume (or to cause to be assumed) all Liabilities to the extent relating primarily to the ownership, use or operation of the Purchased Assets or the Business, whether arising prior to, at or after the Closing, other than the Excluded Liabilities (all of the foregoing Liabilities to be so assumed being herein collectively called the “Assumed Liabilities”); provided that notwithstanding the transactions contemplated hereby or any provision of this Agreement, all assets and liabilities of the Subsidiary shall remain the assets and liabilities of the Subsidiary.  Without limitation of the foregoing, Assumed Liabilities shall include the following:

(a)           all accounts payable and other accrued expenses of the Business, including, without duplication, Assumed Intercompany Payables, but excluding Taxes (which, for the avoidance of doubt, shall be governed exclusively by Section 2.03(i) and Article 8);

(b)           subject to Sections 2.04(t) and 2.04(u), all Liabilities arising from the design, construction, testing, marketing, service, operation or sale of products and services of the Business prior to, at or after the Closing, including warranty obligations;

(c)           all Liabilities of Seller and its Affiliates arising prior to, at or after the Closing under the Contracts relating primarily to the Business (other than the Excluded Contracts);

(d)           all Liabilities of Seller and its Affiliates arising prior to, at or after the Closing under the Real Property Leases;

(e)           all Liabilities with respect to Business Employees (including (i) all Liabilities for any claim by a Business Employee under any self-insured health plan of Seller or an Affiliate of Seller incurred prior to the Closing, regardless of when such claim is reported by such Business Employee (but no other Liabilities with respect to a self-insured health plan or any Liability with respect to an insured health plan), (ii) any severance, termination pay, notice period and similar

Liabilities arising from the termination of employment of any Business Employees who do not become Transferred Employees and (iii) any Liabilities with respect to any Business Employee who is on short-term disability, pregnancy or parental leave or any other authorized leave of absence immediately prior to the Closing Date and who returns to active employment with Buyer or an Affiliate of Buyer within six months following the Closing Date), excluding any Liabilities expressly set forth as Excluded Liabilities in Section 2.04 (such non-excluded compensation and benefits, “Assumed Compensation and Benefits”);

(f)            all Liabilities arising under any action, suit, investigation or proceeding by or on behalf of or with respect to any Business Employee;

(g)           all Liabilities arising under the Assumed Plans;

(h)           subject to Section 11.07, all Liabilities arising out of or relating to any Environmental Condition in connection with or relating to the Purchased Assets or the Real Property (other than any Excluded Environmental Liabilities);

(i)            all Liabilities for or with respect to Taxes for which Buyer bears responsibility pursuant to Article 8;

(j)            all Liabilities under any lease required to be classified as a capitalized lease obligation in accordance with GAAP; and

(k)           all other Liabilities set forth on Schedule 2.03(k).

Section 2.04.  Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Seller and its Affiliates shall retain and be responsible for the following Liabilities relating to the Business (collectively, the “Excluded Liabilities”); provided that notwithstanding transactions contemplated hereby or any provision of this Agreement all assets and liabilities of Subsidiary shall remain assets and liabilities of the Subsidiary:

(a)           all Liabilities for or with respect to Taxes for which Seller or its Affiliates bear responsibility pursuant to Article 8;

(b)           all Liabilities of Seller and its Affiliates to pay any Indebtedness incurred on or prior to the Closing Date;

(c)           all accounts payable and accrued expenses of Seller and its Affiliates not related to the conduct of the Business;

(d)           (i) intercompany payables of the Business owed to Seller or any Affiliate of Seller other than Assumed Intercompany Payables and (ii) all liabilities arising under Contracts of the Business that are solely between Seller and its Affiliates (including Contracts between two Affiliates of Seller), other than, in the case of clauses (i) and (ii), ordinary course arm’s length purchase orders for goods or services and Contracts regarding employment or employment benefits;

(e)           all Liabilities for any Selling Expenses;

(f)            all retention, change in control, bonus or similar awards payable to employees, agents and consultants of Seller or any of its Affiliates as a result of, in connection with or with respect to the transactions contemplated by this Agreement and unpaid as of the Closing Date, including any amounts payable under the retention and sale bonus agreements set forth on Schedule 2.04(f) (including the employer portion of any payroll, social security, unemployment or similar Taxes);

(g)           all Liabilities arising under the Excluded Plans, including any defined benefit or defined contribution pension obligation (regardless of whether such obligation is contained in an employment agreement, collective bargaining agreement, national, industry or company agreement, works council agreement or otherwise), other than any such pension obligation that is solely governmental and, as an initial matter, was not voluntary in nature and other than the Canadian Registered Retirement Savings Plans and the Irish Benefit Plan; any non-qualified deferred compensation arrangement; and any post-retirement health and post-retirement life insurance plans (other than the Com-Net Retirement Medical Plan);

(h)           all Liabilities arising under the Tyco International (US) Inc. Retirement Savings and Investment Plan I, as amended and restated as of August 3, 2002, including those relating to the special pension supplement credited as a transitional benefit on behalf of eligible Business Employees who were participants in the AMP Incorporated Pension Plan;

(i)            all Liabilities arising under any stock option and other equity-based compensation plans of Seller or its Affiliates;

(j)            all Liabilities with respect to Former Employees;

(k)           all Liabilities with respect to Business Employees (i) whose employment transfers to Buyer or an Affiliate of Buyer or to whom an offer of employment is required to be made, in each case in accordance with Applicable Law (including the Transfer Regulations) if such Business Employee was, immediately prior to the Closing Date, on long-term disability, unauthorized leave of absence or lay-off with or without recall rights or (ii) who are on short-term disability, pregnancy or parental leave or any other authorized leave of absence immediately prior to the Closing Date and do not return to active employment with Buyer or an Affiliate of Buyer within six months following the Closing Date;

(l)            all liabilities for or with respect to employee benefits for which Seller or its Affiliates bear responsibility as specifically contemplated under Article 9;

(m)          all Excluded Environmental Liabilities;

(n)           all Liabilities arising under, related to or in respect of the Cobham Agreement and the transactions contemplated thereby or undertaken in connection therewith, including all Liabilities arising under, related to or in respect of the business, properties and assets transferred under such agreement;

(o)           subject to Section 2.03(h), all Liabilities arising under, related to or in respect of the Com-Net Agreement and the transactions contemplated thereby or undertaken in connection therewith;

(p)           all Liabilities arising under, related to or in respect of the Autoliv Agreement and the transactions contemplated thereby or undertaken in connection therewith, including all Liabilities arising under, related to or in respect of the business, properties and assets transferred under such agreement;

(q)           any Liability primarily relating to or arising out of an Excluded Asset; provided that any Liability under Item 8 on Schedule 2.02(d) to the extent it relates to the personal property primarily used in the Business shall not be an Excluded Liability;

(r)            all Liabilities arising under, related to or in respect of any non-compliance (or alleged non-compliance) with any Applicable Laws prior to the Closing Date, but only to the extent arising out of any criminal Legal Proceeding;

(s)           all Liabilities arising out of or with respect to the Retained Business or any Seller Product (other than Seller Products sold to the Business) whether arising prior to, on or after the Closing Date;

(t)            all Liabilities arising out of or relating to any business (as opposed to a product line) formerly owned or operated by the Business or any predecessor thereof, but not so owned or operated as of the Closing Date;

(u)           all Liabilities related to, arising out of or with respect to the SONY Dispute, the SONY Contract or, to the extent related to the SONY Dispute or the SONY Contract, any agreement related thereto (including the breach of, performance or non-performance of, noncompliance with, or default under any provisions of the SONY Contract or, to the extent related thereto, any agreement related thereto by Seller or any of its Affiliates), or the design, construction, delivery, distribution, supply, operation, or maintenance of the land mobile radio system and network under the SONY Contract, including (i) all Liabilities arising from, related to or with respect to any letters of credit issued in connection with the SONY Contract or, to the extent related thereto, agreements related thereto, (ii) all Liabilities to third Persons, including vendors, subcontractors and employees, including General Dynamics and Alcatel, (iii) all Liabilities under Contracts (including vendor and subcontract Contracts) entered into primarily in connection with the SONY Contract, and (iv) any Legal Proceedings of any kind and whether or not currently threatened or pending that arise out of or are related to any of the foregoing; and

(v)           all other Liabilities set forth on Schedule 2.04(v).

Section 2.05.  Assignment of Contracts and Rights.  (a)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, with or without the consent, approval or waiver of, or notice to, a third party thereto, would constitute a breach or other contravention of such Purchased Asset or violation of any Applicable Law or in any way adversely affect the rights of Buyer (or its designated Affiliate(s)) or Seller (or an Affiliate of Seller) thereunder unless and until any required consent, approval or waiver is obtained.  Seller and Buyer shall use their reasonable best efforts (including the dedication of resources thereto, but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the consent, approval or waiver of, or provide the required notice to, such third parties to or of the assignment to Buyer (or, subject to Section 13.05, its designated Affiliate(s)) of any Purchased Asset or any claim or right or any benefit arising thereunder or otherwise transfer the rights and benefits of any Non-assignable Asset (as defined below) to Buyer or, subject to Section 13.05, its designated Affiliate, including, in the case of any non-transferable Permits, to cause the applicable Governmental Authority to issue a new Permit to Buyer or its Affiliate in place of such non-transferable Permit and with respect to prime Government Contracts, to obtain all necessary approval and consent of the applicable U.S. federal Governmental Authority to novate such prime Government Contracts in accordance with FAR Subpart 42.12.  If such consent, approval or waiver is not obtained, or such notice is not made, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or any of its Affiliates thereunder so that Buyer (or, subject to Section 13.05, its designated Affiliate(s)) would not in fact receive all such rights, or if such asset is not transferable under Applicable Law with or without such consent, approval, waiver or notice (any assets so described, the “Non-assignable Assets”), Seller and Buyer will use their commercially reasonable efforts (but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to enter into a mutually agreeable arrangement under which Buyer would assume the obligations and Seller would provide to Buyer (or, subject to Section 13.05, its designated Affiliate(s)) the benefits of any Non-assignable Asset, including sub-contracting, sub-licensing, or sub-leasing to Buyer (or, subject to Section 13.05, its designated Affiliate(s)), and with respect to the prime Government Contracts, entering into and taking commercially reasonable efforts to obtain any required approvals or consents of any U.S. federal Governmental Authority to the Subcontract prior to the Closing Date), or under which Seller would enforce for the benefit of Buyer (or, subject to Section 13.05, its designated Affiliate(s)), with Buyer (or, subject to Section 13.05, its designated Affiliate(s)) assuming Seller’s (or such Affiliate’s) obligations under such Non-assignable Asset, any and all rights of Seller or such Affiliate against a third party thereto.  In connection with any such arrangement, Buyer shall reimburse Seller and its Affiliates for any reasonable and documented out-of-pocket costs and expenses actually incurred by

Seller or its Affiliates in connection with the performance of any mutually agreeable arrangement or that otherwise would have been incurred by Buyer or its Affiliates had such Non-assignable Asset been assigned, transferred or conveyed as contemplated by this Agreement, including any Liability arising out of Buyer’s failure to perform thereunder (such costs and expenses, the “Alternative Arrangement Costs”).  Prior to the amount of the deductible described in clause (B) of Section 11.02(a) being exceeded (whether pursuant to reimbursement under this sentence or pursuant to any other provision of this Agreement or a combination of the foregoing), Buyer will promptly reimburse Seller for all out-of pocket costs and expenses actually incurred by Seller or its Affiliates (other than Alternative Arrangement Costs) relating to or arising from the failure to obtain a consent, approval or waiver for any Non-assignable Assets (such costs and expenses, the “Other Consent Costs”) and any such reimbursement shall be applied toward such deductible.  After the amount of such deductible has been exceeded, Buyer will promptly reimburse Seller for 50% of Other Consent Costs.  Seller will promptly pay to Buyer (or, subject to Section 13.05, its designated Affiliate(s)) when received all monies received by Seller or an Affiliate of Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

(b)           Notwithstanding anything to the contrary in this Agreement (including anything in the foregoing Section 2.05(a)), with respect to the Transferred Software set forth on Schedule 1.01(a)(v), (i) if requested by Buyer in writing, Seller shall use its commercially reasonable efforts to seek the Consent of any third party required to transfer such Transferred Software to Buyer; provided that in no event shall Seller be required to (w) expend money, (x) commence any litigation, (y) offer or grant any accommodation (financial or otherwise) to any third party in order to obtain such Consent or (z) diminish any rights of the Seller or its Affiliates in the Transferred Software (other than a reduction in the number of seat or user licenses); and (ii) if Seller is unable to obtain any Consent in accordance with clause (i) required to transfer any Transferred Software, Seller shall have no further obligation to Buyer under the Agreement or otherwise with respect to the transfer of such Transferred Software, except as contemplated by the Transition Services Agreement.  In the event the Transferred Software is transferred to Buyer, Buyer shall be responsible for any obligations with respect to such Transferred Software after the date of such transfer.

Section 2.06.  Purchase Price; Allocation of Purchase Price.  (a)  The purchase price for the Purchased Assets (the “Purchase Price”) is equal to $675,000,000 in cash.  The Purchase Price shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in Section 2.08.  Seller shall be treated as receiving a portion of the Purchase Price as agent for any of its Affiliates actually selling, transferring or conveying the Purchased Assets, consistent with the allocation of the Purchase Price pursuant to the Allocation Statement, and Buyer’s payment of the Purchase Price to Seller shall constitute payment by Buyer to any of Seller’s Affiliates actually selling, transferring or conveying the Purchased Assets hereunder.

(b)           Within 60 days after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the Purchase Price (plus Assumed Liabilities and transaction costs, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code.  If, within five Business Days after delivery of the Allocation Statement, Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain KPMG LLP (the “Accounting Referee”) to resolve the disputed items in the manner described in Section 8.10.

(c)           Each of Buyer and Seller shall (i) be bound by the Allocation Statement, as may be adjusted in accordance with Section 2.06(e), (ii) act in accordance with, and cause its Affiliates to act in accordance with, the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing IRS Form 8594 with its federal Income Tax Return for the taxable year that includes the Closing) and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the allocation reflected on the Allocation Statement on any Tax Return, in any Contest or otherwise, unless required by a Final Determination.

(d)           In the event that the allocation reflected on the Allocation Statement is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and Buyer and Seller shall use their commercially reasonable efforts to defend such allocation in any Tax audit or similar proceeding.

(e)           If an adjustment is made with respect to the Purchase Price pursuant to Section 2.08, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within 20 days after the determination of the Final Closing Working Capital, any disputed items shall be resolved in the manner described in Section 8.10.  Buyer and Seller shall file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.06(c).

(f)            Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 2.07.  Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article 10 (other than those conditions that by their nature may only be satisfied at the Closing and will in fact be satisfied at the Closing), or at such other time or place as Buyer and Seller may agree; provided, however, that the Closing may be delayed by Seller (x) for up to one month if the Tax Opinion has not been finalized by such date, to permit the Tax Opinion to be finalized or (y) the end of Seller’s applicable fiscal month.  Notwithstanding the foregoing, Seller shall not be entitled to exercise its right to delay the Closing under either (x) or (y) of the immediately preceding sentence if Seller would otherwise be obligated to complete the Closing between June 26, 2009 and July 3, 2009 (inclusive).  If Seller exercises its right to delay the Closing as set forth in the second immediately preceding sentence, Seller shall deliver 5 Business Days’ notice to Buyer of Seller’s intent to close.  The Closing shall be deemed to be effective for accounting and other computational purposes, and the parties will treat the Closing as if it had occurred, at 11:59 p.m. Eastern Time on the Closing Date.  All proceedings to be taken, and all documents to be executed and delivered by all parties at the Closing, shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken and no documents shall be deemed to have been executed or delivered until all have been taken, executed and delivered.  At the Closing:

(a)           Buyer shall deliver (or, subject to Section 13.05, cause one or more of its designated Affiliates to deliver) to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.

(b)           Seller shall deliver or cause its Affiliates to deliver, as applicable, to Buyer such deeds, bills of sale, endorsements, assignments, duly endorsed certificates, stock powers and other good and sufficient instruments of conveyance and assignment as reasonably necessary or appropriate to vest in Buyer (or, subject to Section 13.05, its designated Affiliate) all right, title and interest in, to and under the Purchased Assets other than the Irish Purchased Assets.

(c)           Seller shall deliver or cause its Affiliates to deliver, as applicable, to Buyer such deeds, bills of sale, endorsements, assignments, duly endorsed certificates, stock powers and other good and sufficient instruments of conveyance and assignment as reasonably necessary or appropriate to vest in Buyer (or, subject to Section 13.05, its designated Affiliate) all right, title and interest in, to and under the Irish Purchased Assets in accordance with Section 2.10.

(d)           Seller and Buyer shall enter into or cause their respective Affiliates, as applicable, to enter into the Transaction Documents (other than this Agreement), and Seller and Buyer shall deliver (or cause to be delivered) to each other their respective duly executed counterparts of each of the Transaction

Documents (other than this Agreement) to which it (or any of its Affiliates) is a party.

(e)           Seller shall cause each Selling Entity that is selling any Owned Real Property or assigning a Real Property Lease that is located, or with respect to property located, in the United States to deliver to Buyer a non-foreign person affidavit that satisfies the requirements of Section 1445 of the Code.

(f)            Buyer and Seller shall each deliver to the other such other documents and instruments as the other may reasonably request to consummate the transactions contemplated by this Agreement or as evidence that the conditions set forth in Article 10 have been satisfied.

Section 2.08.  Closing Balance Sheet; Purchase Price Adjustment.  (a)  Promptly after the Closing Date, and in any event not later than thirty (30) days following the Closing Date, Seller shall prepare and deliver to Buyer for its review a statement (the “Closing Statement”) of the Closing Working Capital and the Closing Cash as of the close of business on the Closing Date.  “Closing Working Capital” means, as of the Closing, the current assets of the Business (excluding Closing Cash, State of Florida deferred costs phases 3,4,5 (recorded in SAP account number 1308015) and deferred Income Tax assets but including the long-term portion of any unbilled revenues or unbilled receivables) less the current liabilities of the Business (excluding all State of Florida deferred revenue liabilities (including SAP account numbers 2308010, 2308015 and 2308025), P7200 rework and related liabilities, deferred Income Tax liabilities and, for the avoidance of doubt, accrued Income Tax liabilities), in each case included in the Purchased Assets and Assumed Liabilities or owned or owing by the Subsidiary, taken as a whole.  Closing Working Capital and Closing Cash will be determined in a manner consistent with the policies, principles, practices and methodologies set forth on Exhibit D (the “Agreed Principles”).  The calculation of the target closing working capital is set forth in Exhibit E.  Buyer shall give Seller and its Representatives reasonable access to the premises, books and records, and appropriate personnel of the Business as necessary for purposes of the preparation of the Closing Statement in accordance with this Section 2.08(a) (and during the periods contemplated by Section 2.08(b)).  Buyer shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, Seller and its Representatives, and, upon execution of a customary access letter if required by Buyer’s outside accountants, Seller and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer or its Representatives (including its outside accountants) to the extent such materials have been prepared by Buyer and its Representatives and relate to the calculation of Closing Working Capital and/or the Closing Cash and are reasonably required by Seller or its Representatives in the calculation of Closing Working Capital and/or Closing Cash.  At the Business’s facilities in Lynchburg, Virginia, Cork, Ireland, and additional locations which would reasonably be deemed necessary to achieve at least 75% coverage of total inventory of the Business, whether raw materials, work-in-process or finished product (the “Inventory”), Seller will determine the quantities of Inventory located at such facilities as of the Closing Date for purposes of the Closing Working Capital calculation by taking a physical count or measurement of the Inventory located at such facilities commencing as soon as reasonably practicable after the Closing Date.  During such physical count or measurement, Seller will use commercially reasonable efforts to ensure that incoming shipments of materials from suppliers and shipments to customers do not affect such physical counts or measurements.  Seller will conduct such physical counts or measurements of the Inventory using Business Employees and/or contractors.  For finished product Inventory in transit to customers on the Closing Date, the physical count or measurement will exclude the invoiced quantities in transit to customers as supported by shipping records.  Buyer will have the right to have its Representatives observe and check such physical inventory count or measurement.

(b)           Buyer and its Representatives may make reasonable inquiries of Seller and/or its Representatives regarding questions concerning or disagreements with the Closing Statement arising in the course of Buyer’s review.  Seller shall give Buyer reasonable access to the premises, books and records, and its Representatives for purposes of reviewing the Closing Statement in accordance with this Section 2.08(b).  Seller shall instruct its employees and Representatives and cause its Affiliates to instruct their respective employees and Representatives to cooperate with, and promptly and completely respond to all reasonable requests and inquiries of, Buyer and its Representatives, and, upon execution of a customary access letter if required by Seller’s outside accountants, Buyer and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Seller or its Representatives (including its outside accountants) to the extent such materials relate to the calculation of Closing Working Capital and/or the Closing Cash and are reasonably required by Buyer or its Representatives in the calculation of Closing Working Capital and/or Closing Cash.  Buyer shall complete its review of the Closing Statement within forty-five (45) days after the delivery thereof to Buyer.  Promptly following completion of its review (but in no event later than the conclusion of the forty-five (45) day period), Buyer may submit to Seller a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that any such letter must specify (i) the items of the Closing Statement with which Buyer disagrees, (ii) the adjustments that Buyer proposes to be made to the Closing Statement and (iii) the specific amount of such disagreement and reasonable supporting documentation and calculations and provided, further, that Buyer may only disagree with the Closing Statement if Buyer’s proposed calculation will result in an adjustment to the Purchase Price.  If Buyer does not deliver a letter disagreeing with the accuracy of the Closing Statement before the conclusion of such forty-five (45) day period, the Closing Statement shall be final and binding upon the parties and Buyer shall be deemed to have agreed with all items and amounts contained in the Closing Statement.  If Buyer does deliver such a letter, following such delivery,

Seller and Buyer shall attempt in good faith to resolve promptly any disagreement as to the computation of any item in the Closing Statement.  Any items to which there is no disagreement shall be deemed agreed.  If a resolution of such disagreement has not been effected within fifteen (15) days (or longer, as mutually agreed by the parties) after delivery of such letter, notwithstanding the parties’ good faith efforts to resolve the disagreement, then Seller and Buyer shall jointly engage the Accounting Referee to resolve on a basis consistent with the Agreed Principles such disagreement regarding the Closing Statement (a “Disputed Item”).  Each party shall cooperate with and make available to the other party and the Accounting Referee all information, records, data and working papers as may be reasonably requested by the Accounting Referee in connection with the preparation and analysis of the Closing Statement and the resolution of any disagreements relating thereto and shall cause the Accounting Referee to render its determination with respect to any Disputed Item within thirty (30) days of submission of such Disputed Item to the Accounting Referee.  The Accounting Referee shall adopt a position within the range of positions submitted by Seller and Buyer with respect to any Disputed Item.  The Accounting Referee’s determination regarding any Disputed Item shall be based solely on whether Seller included such Disputed Item in or excluded such Disputed Item from the Closing Statement or calculated such Disputed Item, as the case may be, in a manner consistent with the Agreed Principles.  All determinations made by the Accounting Referee shall be final, conclusive and binding on the parties hereto, and neither of the parties hereto, nor any of their respective Affiliates, shall seek recourse in the courts or other tribunals, other than to enforce the Accounting Referee’s determination.  Subject to Section 13.07, judgment may be entered to enforce such determination in any court of competent jurisdiction.  Closing Working Capital as finally determined in accordance herewith shall be referred to as the “Final Closing Working Capital.”  The Closing Cash as finally determined in accordance herewith shall be referred to as the “Closing Cash Amount.”  The fees, costs, and expenses of the Accounting Referee shall be shared as follows:

(i)            if the Accounting Referee resolves all of the Disputed Items in favor of Buyer’s position (the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Low Value”), then Seller shall be obligated to pay for all of the fees and expenses of the Accounting Referee;

(ii)           if the Accounting Referee resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working Capital and/or Closing Cash Amount, as the case may be, so determined is referred to herein as the “High Value”), then Buyer shall be obligated to pay for all of the fees and expenses of the Accounting Referee; and

(iii)          if the Accounting Referee neither resolves all of the Disputed Items in favor of Buyer’s position nor resolves all of the Disputed Items in favor of Seller’s position (the Final Closing Working

Capital and/or the Closing Cash Amount, as the case may be, so determined is referred to herein as the “Actual Value”), Seller shall be responsible for such fraction of the fees and expenses of the Accounting Referee for the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Final Closing Working Capital and/or the Closing Cash Amount, as the case may be, and Buyer shall be responsible for the remainder of the fees and expenses of the Accounting Referee.

(c)        If the Final Closing Working Capital:

(i)            is equal to or greater than an amount three percent (3%) below the target closing working capital set forth on Exhibit E (the “Lower Working Capital Limit”) and is equal to or less than an amount three percent (3%) above the target closing working capital set forth on Exhibit E (the “Upper Working Capital Limit”), then no adjustments will be made to the Purchase Price in respect of the Final Closing Working Capital;

(ii)           exceeds the Upper Working Capital Limit, then Buyer shall be obligated to pay to Seller the amount by which the Final Closing Working Capital exceeds the Upper Working Capital Limit; or

(iii)          is less than the Lower Working Capital Limit, then Seller shall be obligated to repay to Buyer the amount by which the Lower Working Capital Limit exceeds the Final Closing Working Capital.

(d)        Buyer shall be obligated to pay to Seller the Closing Cash Amount, if any.

(e)        Any payments to be made pursuant to Sections 2.08(c) and 2.08(d) shall be made by wire transfer of immediately available funds to the account designated in writing by Buyer or Seller, as the case may be, within five (5) Business Days after the determination of the Final Closing Working Capital and the Closing Cash Amount, as the case may be.  For the avoidance of doubt, if either of the Final Closing Working Capital or the Closing Cash Amount, as the case may be, is determined before the other, Buyer or Seller, as the case may be, shall pay the other party any amount owed pursuant to Section 2.08(c) or 2.08(d) in respect of such determination within five (5) Business Days after such determination (notwithstanding that the other has not yet been determined).  Any payment made pursuant to Section 2.08(c) or 2.08(d) shall be made with interest (such interest to be calculated on the actual number of days elapsed) on such amount from (i) the date of the delivery of a letter of disagreement, if there is a disagreement or (ii) 35 days from the Closing if there is no such letter of disagreement (or if the Closing Statement has not yet been delivered by Seller), to the date of such payment at a rate equal to six percent (6%) per annum.

Section 2.09.  GST and QST Elections.  At the Closing, Seller and Buyer (or their respective Affiliates) shall jointly execute an election under section 167 of the Excise Tax Act (Canada) and an election under section 75 of an Act respecting the Quebec sales tax (Quebec) in the prescribed form, such that no GST or QST shall be payable in connection with the purchase and sale of the Purchased Assets pursuant to the provisions of this Agreement.  Buyer shall file the joint elections with the returns required to be filed by Buyer under the Excise Tax Act (Canada) and an Act respecting the Quebec sales tax (Quebec) for the Buyer’s reporting periods in which the sale was made, in compliance with the requirements of the Excise Tax Act (Canada) and an Act respecting the Quebec sales tax (Quebec).

Section 2.10.  Irish Purchased Assets.  Buyer and Seller acknowledge and agree that this Agreement does not convey title to any of the Irish Purchased Assets. Seller and Buyer shall use their commercially reasonable efforts to ensure that, in relation to the Irish Purchased Assets, appropriate documentation is entered into on the Closing Date to convey title to the Irish Purchased Assets so as to mitigate Irish Stamp Duty.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 13.03, except as set forth in the Disclosure Schedule delivered by the parties concurrently with this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  Each of Seller and each Affiliate of Seller that owns any right or interest in any of the Purchased Assets and that will sell, transfer or convey any of the Purchased Assets to Buyer (or, subject to Section 13.05, its designated Affiliate) at the Closing (collectively, the “Selling Entities”) and the Subsidiary is an entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and has all powers and all material Permits required to own, lease and operate its properties and to carry on its business as now conducted.  Seller, the Subsidiary and each Selling Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02.  Corporate Authorization; Binding Effect.  (a)  Seller and each Selling Entity, as the case may be, has or will have full corporate (or other limited company) power and authority to execute and deliver this Agreement and/or each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller and each Selling Entity, as the case may be, of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Seller and each Selling Entity, as the case may be, pursuant to the Transaction Documents, and the performance by Seller and each Selling Entity, as the case may be, of its obligations hereunder and thereunder have been or at the Closing will have been duly authorized by all necessary action on the part of Seller and each Selling Entity, as applicable.

(b)        This Agreement has been, and each other Transaction Document to which Seller or any Selling Entity is a party will be, duly and validly executed and delivered by Seller and/or the applicable Selling Entity, as the case may be,  and this Agreement is, and each of the other Transaction Documents to which Seller or a Selling Entity is a party, when executed and delivered by Seller or a Selling Entity, as applicable, will constitute, assuming due execution and delivery by the other parties to such Transaction Document, a valid and binding obligation of Seller and/or the applicable Selling Entity, as the case may be, enforceable against Seller and/or the applicable Selling Entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.03. Governmental Authorization.  The execution, delivery and performance by Seller or any of the Selling Entities, as the case may be, of this Agreement and the other Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Seller or any of the Selling Entities, as the case may be, pursuant to this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no material action, consent, approval, waiver or exemption by or of, or any filing with, or notification to, any Person other than compliance with any applicable requirements of (a) the HSR Act and other applicable Antitrust Laws set forth on Schedule 3.03(a), (b) the U.S. Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), (c) Industry Canada under the Radiocommunication Act, (d) the U.S. Department of State’s Directorate of Defense Trade Controls (the “DDTC”) under the International Traffic in Arms Regulations of the United States (22 C.F.R. §§ 120-130) (the “ITAR”), (e) the U.S. Department of Commerce’s Bureau of Industry and Security (the “BIS”) under the Export Administration Regulations (15 C.F.R. § 730 et seq.) (the “Export Administration Regulations”), (f) FAR Subpart 42.12 with respect to the novation of the prime Government Contracts and (g) the United States Defense Security Service (the “DSS”) under the National Industrial Security Program Operating Manual, as amended (the “NISPOM”).

Section 3.04.  Subsidiary Capital Structure.  Schedule 3.04 sets forth the authorized capitalization of the Subsidiary and the number of shares of each class of capital stock or other equity interests of the Subsidiary currently outstanding, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable and were issued in compliance with all applicable securities laws and any preemptive rights or rights of first refusal of any Person and, except as set forth on Schedule 3.04, are owned, of record and beneficially, by a Selling Entity, directly or indirectly, free and clear of any Liens.  Except as set forth on Schedule 3.04, there are no outstanding warrants, options, subscriptions, puts, calls, rights, convertible or exchangeable securities or other securities of the Subsidiary or obligations of the Subsidiary to issue any shares of capital stock or other securities of the Subsidiary, and no capital stock or other securities of the Subsidiary are reserved for issuance for any purpose. Other than the Shareholders Agreement relating to Com-Net Ericsson Polska Sp. Z.o.o. (n/k/a as M/A-COM Poland sp. Z o.o.) between Mr. Tomasz Rzeszutek, Mr. Grzegorz Galiński, Mr. Joanna Pagacz, Mr. Jaroslaw Wiktorowicz, Mr. Marcin Drożdżyk, Mr. Tadeusz Górski and Com-Net Ericsson Critical Radio Systems Inc. dated as of December 11, 2000 (the “Subsidiary Shareholders Agreement”), there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Subsidiary.  Seller has provided to Buyer or its Representatives a true complete and accurate copy of the Subsidiary Shareholders Agreement (including all amendments thereto, if any).  Other than M/A-COM, M/A COM Canada, Raychem International, the Subsidiary and any other Seller or Seller Affiliate that employs Business Employees, Seller has no other direct or indirect subsidiaries or any equity interest or investment (including as a joint venturer) in any Person that is primarily engaged in the Business.

Section 3.05.  Noncontravention.  The execution, delivery and performance by Seller or any of the Selling Entities, as the case may be, of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the lapse of time, notice or both, (a) violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Seller (or such Seller Entity) or the Subsidiary, (b) assuming compliance with the matters referred to in Section 3.03 or Schedule 3.03(a), violate any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03, violate, conflict with, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Affiliate of Seller or result in a breach of any provision of, or the loss of any benefit to which Seller or any Affiliate of Seller is entitled under, any Business Contract, Permit set forth (or required to be set forth) on Schedule 3.20 or Contract of the Business relating to reimbursement obligations in respect of any Parent Guarantee, Seller Surety Bond or Parent LofC or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any Purchased Asset or any asset or property of the Subsidiary, except with respect to clauses (b), (c) and (d) for any such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or Liens that would not be material to the Business or the Purchased Assets, taken as a whole.

Section 3.06.  Financial Information; Undisclosed Liabilities.  (a)  Schedule 3.06(a) sets forth (i) the audited combined balance sheet of the Business as at September 26, 2008 (the “Balance Sheet Date”) and the related combined statements of income and cash flows of the Business for the fiscal year then ended, together with the notes thereto and other financial information included therewith (the “Audited Financial Statements”) and (ii) the unaudited combined balance sheet of the Business as of December 26, 2008 and the related combined statement of income of the Business for the fiscal quarter then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).

(b)           Except as described in Schedule 3.06(b), the Financial Statements were prepared in accordance with GAAP, consistently applied.  The combined balance sheets of the Business set forth in the Financial Statements fairly present, in all material respects, the financial position of the Business as of the dates thereof, and the related statements of income and cash flows set forth in the Financial Statements fairly present, in all material respects, the results of operations and cash flows of the Business for the time periods indicated except, in relation to the Interim Financial Statements, the absence of footnotes and normal year end adjustments.  As of September 26, 2008, an audit of Seller Parent and its subsidiaries’ internal control over financial reporting was performed, based upon the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This audit did not identify any material weaknesses or significant deficiencies in the internal controls over financial reporting that were directly related to the Business.

(c)           The Business does not have Liabilities that are required to be set forth on a consolidated balance sheet prepared in accordance with GAAP (or, in respect of the Audited Financial Statements, in the notes thereto), except (1) Liabilities reflected on the balance sheets contained in the Financial Statements or disclosed in the notes thereto included in the Financial Statements, (2) Liabilities incurred in the ordinary course of the Business since the date of the Interim Financial Statements, (3) Liabilities incurred in connection with the transactions contemplated hereby, (4) Excluded Liabilities and (5) Liabilities for future performance under any Contract relating to the Business or any Real Property Lease or outstanding purchase order for goods or services.  For the avoidance of doubt, this Section 3.06(c) is not limited to matters not specifically addressed elsewhere in Article 3.

Section 3.07.  Absence of Certain Changes.  Except as contemplated by this Agreement, since the Balance Sheet Date and through the date hereof, (a) Seller and its Affiliates have conducted the Business in all material respects in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect and (c) with respect to the Business no action has occurred that if taken after the date of this Agreement would constitute a breach of Section 5.01 (excluding Section 5.01(b)(x)).

Section 3.08.  Material Contracts.  (a)  Schedule 3.08(a) sets forth each of the following Contracts which, with respect to the Purchased Assets or the Business and as of the date hereof, Seller or any of its Affiliates is a party to or otherwise bound by:

(i)            any lease (whether of real or personal property) providing for (A) annual rental payments of $250,000 or more or (B) aggregate rental payments of $1,000,000 or more;

(ii)           any Contract, other than ordinary course purchase orders, for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) payments in the course of the 2008 fiscal year by Seller or such Affiliate of $5,000,000 or more or (B) aggregate payments by Seller or such Affiliate during the prior three fiscal years of $15,000,000 or more, in each case, that cannot be terminated on not more than 60 days’ notice without payment by Seller or such Affiliate of any material penalty;

(iii)          any sales, distribution or other similar Contract, including any Governmental Contract (other than any program Contract), other than ordinary course purchase orders, providing for the sale by Seller or such Affiliate of materials, supplies, goods, services, equipment or other assets that provides for either (A) revenue recognized in the 2008 fiscal year by Seller or such Affiliate of $5,000,000 or more or (B) revenue to be recognized by Seller or such Affiliate over the remaining life of the Contract of $15,000,000 or more;

(iv)          (A) any program Contract which as of February 27, 2009 (x) was less than 75% complete and had an uncompleted value of $1,000,000 or more or (y) had an uncollected value in excess of $1,000,000 and (B) any program Contract entered into after February 27, 2009 which has a value in excess of $5,000,000;

(v)           any partnership, joint venture or other similar Contract providing for the formation of any such relationship;

(vi)          any Contract (not including Contracts for abandoned transactions) relating to the acquisition or disposition of any material business or any portion thereof (whether by merger, sale of stock, sale of assets or otherwise) or, other than in the ordinary course of business, material assets entered into (A) within the past five years or (B) at any time prior to the Closing Date for which Seller or its Affiliates have continuing obligations other than immaterial obligations such as access;

(vii)         any Contract that limits or purports to limit the ability of the Business (including any Business Employee acting for the Business) to: (A) sell any material products or services of or to any other Person, (B) engage in any material line of business or (C) compete with or obtain material products or services from any other Person;

(viii)        any material intercompany agreement with or for the benefit of Seller or an Affiliate of Seller to the extent Seller or such Affiliate is not engaged in the conduct of the Business;

(ix)           any material license, sublicense and other agreements pursuant to which Seller or its Affiliates (A) licenses from any Person any Licensed Intellectual Property Rights (excluding licenses for commercial off the shelf computer software that are generally available and which have an acquisition cost of $50,000 or less) or (B) grants a license to use any Transferred Patent or Owned Intellectual Property Rights except for non-exclusive licenses granted in the ordinary course of business consistent with past practice in connection with the sale of goods or services by Seller and its Affiliates;

(x)            any Contract granting to any Person a put, call, right of first-refusal, right of first offer or similar preferential right in any of the material Purchased Assets or any material assets or properties of the Business;

(xi)           any settlement agreement, non-suit agreement, non-prosecution agreement or similar agreement or order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority to which Seller or any Affiliate is a party and which requires ongoing compliance measures with respect to the Purchased Assets or the conduct of the Business;

(xii)          any material Contract relating to the consignment, custody, warehousing of inventory or any similar Contract;

(xiii)         any Contract, other than ordinary course purchase orders on an arm’s length basis for goods or services and Contracts regarding employment or employment benefits entered into in the ordinary course of business, relating to the Purchased Assets or the conduct of the Business by and between Seller or any of its direct or indirect Affiliates, on the one hand, and any other direct or indirect Affiliate of Seller or any director, manager or officer of Seller or any of its direct or indirect Affiliates, on the other hand; or

(xiv)        any other Contract that is material to the operation of the Business or the Purchased Assets and does not fall into any of the categories above in Section 3.08(a)(i) - (xiii).

(b)           Each Contract set forth on (or required to be set forth on) Schedule 3.08(a) or that would be required to be set forth on Schedule 3.08(a) if entered into prior to the date hereof and not after the date hereof and prior to Closing (collectively, the “Business Contracts”) is in full force and effect and is a valid and binding obligation of Seller and/or any of its Affiliates that is a party thereto, and to the knowledge of Seller, is a valid and binding obligation of each other party thereto, enforceable in accordance with its terms.  None of Seller and its Affiliates or, to the knowledge of Seller, any other party thereto, is in default or breach in any material  respect under the terms of any Business Contract or any other material Contract of the Business, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any such default or breach thereunder.  Materially true, correct and complete copies of each Business Contract (including amendments or other modifications thereto) have been delivered to Buyer.  As of the date hereof, none of Seller or its Affiliates has received any notice of termination or any notice threatening termination of any Business Contract by any third Person.

Section 3.09.  Government Contracts.  (a) Except as set forth in Schedule 3.09(a), (i) none of the Business Employees is (or during the past 18 months has been), except as to routine security investigations, under administrative, civil or criminal investigation, indictment or information by a Governmental Authority, (ii) there is no pending (or to the knowledge of Seller, threatened) audit or investigation of the Business or any Business Employee with respect to any alleged irregularity, impropriety, violation, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, (iii) no termination for convenience, termination for default, stop work, cure notice or show cause notice has been issued with respect to any Government Contract, and (iv) during the past 18 months, neither Seller nor its Affiliates has made a voluntary or mandatory disclosure with respect to any alleged irregularity, impropriety, violation, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid with respect to the Business, other than inquiries, audits and reconciliations that would not, individually or in the aggregate, materially affect the Business.  Neither Seller and its Affiliates nor any of the Business Employees has made any material misstatement or omission in connection with any disclosure that has led to, or would be reasonably expected to lead to, any of the consequences set forth in clause (i), (ii) or (iii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(b)           Except as set forth in Schedule 3.09(b), there are (i) no material claims pending (or to the knowledge of Seller, threatened) against Seller or its Affiliates by a Governmental Authority or by any prime contractor, subcontractor, or vendor arising under any Government Contract or Government Contract Bid with respect to the Business and (ii) no material disputes pending (or to the knowledge of Seller, threatened) between Seller or its Affiliates and any Governmental Authority  or between Seller or its Affiliates and any prime contractor, subcontractor, or vendor of the Business arising under or relating to any Government Contract or Government Contract Bid with respect to the Business.

(c)           Except as set forth in Schedule 3.09(c), neither Seller nor any of the Business Employees is (or during the past 18 months has been) suspended, debarred or proposed for or threatened with debarment or suspension, otherwise determined ineligible or disqualified from doing business with a Governmental Authority or is (or during such period was) subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Authority.

(d)           Seller and its Affiliates are (and for the past 3 years have been) in compliance, in all material respects, with all Applicable Laws relating to obtaining, administering and performing their Government Contracts.  Seller and its Affiliates have not engaged in any conduct with regard to any Government Contract or Government Contract Bid that would constitute a criminal violation or a civil fraud or a basis for suspension or debarment.

(e)           All test and inspection results that Seller or any of its Affiliates has provided to any U.S. federal Governmental Authority pursuant to any Government Contract relating to the Business or to any other Person pursuant to any such Government Contract or as part of the delivery to the U.S. federal Governmental Authorities pursuant to any such Government Contract of any article designated, engineered or manufactured in the Business were complete and correct in all material respects as of the date so provided.  Seller and its Affiliates have provided all test and inspection results to the appropriate U.S. federal Governmental Authority pursuant to all Government Contracts related to the Business as required by Applicable Law and the terms of the applicable Government Contracts.

(f)            Schedule 3.09(f) sets forth all of the material facility security clearances held by Seller or its Affiliates with respect to the Purchased Assets or the Business other than any facility security clearances that are not permitted to be disclosed under any Applicable Law.

Section 3.10.  Litigation.  Schedule 3.10 sets forth each material Legal Proceeding currently pending (or which has been pending within the past 18 months), or, to the knowledge of Seller, threatened against or affecting the Business or the Purchased Assets, before any court or arbitrator or any Governmental Authority.  As of the date hereof, there is no Legal Proceeding pending, or to the knowledge of Seller threatened, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or challenges the validity or enforceability of this Agreement.

Section 3.11.  Compliance with Laws and Court Orders.  With respect to the Business or the Purchased Assets, neither Seller nor any of its Affiliates is (or in the past 3 years has been) in material violation of any material Applicable Law.

As of the date hereof, neither Seller nor any of its Affiliates has received with respect to the Business or the Purchased Assets any notice from any Governmental Authority regarding any actual or alleged material violation of, or failure to comply with, any material Applicable Law.

Section 3.12.  Properties.  (a)  Schedule 3.12(a) sets forth a list of all real property that Seller or any of its Affiliates owns, leases, operates or subleases in connection with the conduct of the Business, and the owner or lessee, as applicable, for such real property.  Materially correct and complete copies of all Real Property Leases have been made available to Buyer.

(b)           Each Real Property Lease is a valid and binding agreement of Seller or an Affiliate of Seller, is free and clear of all Liens, except for Permitted Liens, and is in full force and effect, and none of Seller, such Affiliate or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Real Property Lease, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13.  Title to Purchased Assets; Sufficiency.  Seller and its Affiliates own and have good and marketable title to all material Purchased Assets, and the Subsidiary has good and marketable title to all of the properties and assets owned and used by it in the conduct of the Business, in each case, free and clear of all Liens, other than Permitted Liens or Liens that would not materially detract from the value or the intended use of the Purchased Assets.  The Purchased Assets, together with the services to be provided by Seller or its Affiliates to Buyer or its Affiliates pursuant to the Transition Services Agreement, are sufficient, in all material respects, for the conduct of the Business as currently conducted and are the only assets and properties used in the conduct of the Business as currently conducted except for (i) the Excluded Assets, (ii) Intellectual Property Rights (the sufficiency of which are covered in Section 3.14) and (iii) shared services utilized both by the Business and the Retained Businesses and not provided under the Transition Services Agreement as set forth on Schedule 3.13.  Nothing in this Section 3.13 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital, including cash, of the Business as of the Closing or the availability of the same.

Section 3.14.  Intellectual Property.  (a)  Schedule 3.14(a) contains a true, correct and complete list of all registrations and applications for registrations included in the Owned Intellectual Property Rights, with the application number and/or registration/issue number, application and/or registration date, title or mark, country or other jurisdiction and owner(s), as applicable (the “Registered Intellectual Property”).  Neither Seller nor any of its Affiliates are in default with respect to any renewal or maintenance fees currently due in respect of any material Registered Intellectual Property or any material Transferred Patents.

Immediately upon Closing, Buyer and/or its Affiliates shall own all of Seller’s and its Affiliates’ right, title and interest in and to the material Transferred Patents and the material Owned Intellectual Property Rights, in each case free from Liens other than Permitted Liens.

(b)           Seller and/or its Affiliates are the sole owners (including with respect to any current or former Representatives of Seller and/or its Affiliates) of all material Transferred Patents and material Owned Intellectual Property Rights and hold all right, title and interest in and to all material Transferred Patents and material Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens.  To the extent proprietary, all designs and specifications (including all embodiments of such designs and specifications, such as molds, models, formulae, patterns, compilations, drawings, blueprints and other materials (but not including bills of material, approved vendor lists, and other purchasing-related documents) used in or intended to be used in the manufacture of any Relevant Products) for the Relevant Products are, in all material respects, solely owned by Seller or its Affiliates free and clear of any Liens other than Permitted Liens, and immediately after the Closing, Buyer and its Affiliates will own free and clear of any Liens other than Permitted Liens and have the right to obtain possession from contract manufacturers of the Business of all of such designs and specifications and their embodiments.

(c)           To the knowledge of Seller, the operation of the Business by Seller and its Affiliates has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person.  There is no material Legal Proceeding pending against, or, to the knowledge of Seller, threatened against, Seller or any Affiliate of Seller (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any Affiliate of Seller in any of the Owned Intellectual Property Rights or Transferred Patents or (ii) except as set forth on Schedule 3.14(c). alleging that the conduct of the Business as currently conducted infringes, misappropriates, or otherwise violates any Intellectual Property Right of any third party.  None of the material Transferred Patents or material Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Seller, all such Owned Intellectual Property Rights and Transferred Patents are valid and enforceable.

(d)           The Transferred Patents include all Patents owned by Seller and its Affiliates and held for use or used primarily in the conduct of the Business or that relate to the Targeted Technology.  Other than the Excluded Marks and any Software owned by Seller and set forth on Schedule 2.02(g), the Owned Intellectual Property Rights, together with the Transferred Patents and any other Intellectual Property Rights granted to Buyer pursuant to this Agreement, include all of the Intellectual Property Rights owned by Seller or any of its Affiliates and necessary to conduct the Business as currently conducted.

(e)           To the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or any Transferred Patent.  Seller and its Affiliates have taken commercially reasonable steps to maintain the confidentiality of all material Intellectual Property Rights that are used or held for use in the conduct of the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof.

(f)            As of the date hereof, with respect to the Business, neither Seller nor any of its Affiliates has received any notification from any Person regarding material non-compliance or violation of the standards of any industry standard setting organization.

(g)           Schedule 3.14(g) sets forth each material Contract pursuant to which Seller and its Affiliates obtain the right to use any Information System of any third party that is used in the conduct of the Business (other than any such Contract pursuant to which Seller and its Affiliates lease any computer hardware from a third party for use in connection with their respective information technology systems) (the “Information Systems Contracts”).  None of Seller and its Affiliates is in default or breach in any material respect under the terms of any Information Systems Contract.

(h)           To the knowledge of Seller, (i) there are no material problems or defects in any Owned Software that prevent such Owned Software from operating substantially as described in its related documentation or specifications and (ii) such Owned Software operates, in all material respects, in accordance with its documentation and specifications and has no other material problems or defects.  To the knowledge of Seller, the Owned Software does not contain any protection feature designed to prevent its use, including any computer virus, disabling mechanism, worm, software lock, drop dead device, Trojan horse routine, trap door, time bomb, hidden command, hidden code, instructions key or any other code or instruction that may be used to access, modify, delete, damage or disable the Owned Software, or any other Software or Information System with which the Owned Software may be integrated.

(i)            None of the material products sold, licensed or distributed by the Business includes Software copied or derived from any software code that is licensed under any terms or conditions that require that any Software be (i) made available or distributed in Source Code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

(j)            Seller and its Affiliates own and have good title to all DTX Patents and DTX Trademarks, free and clear of all Liens, other than Permitted Liens.  Except as set forth in the first sentence of this Section 3.14(j) , notwithstanding anything to the contrary in this Section 3.14, Seller does not make any other representations or warranties with respect to the DTX Patents and DTX Trademarks.

Section 3.15.  Taxes.  (a)  The Subsidiary and each of the Selling Entities have filed or caused to be filed, or will file or cause to be filed, on a timely basis all material Tax Returns required to be filed on or before the Closing Date (including extensions) with respect to the Non-Entity Business or the Purchased Assets and all such Tax Returns are (or will be when filed) complete, correct, and accurate in all material respects.  Seller has paid or caused to be paid, or will pay or cause to be paid, on a timely basis all material Taxes imposed on the Non-Entity Business or the Purchased Assets that have become due or payable on or before the Closing Date, except Taxes being contested in good faith or Taxes being assumed by Buyer under this Agreement.

(b)           The Subsidiary and each of the Selling Entities have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to an employee, independent contractor, creditor, stockholder or other third party.

(c)           No Taxing Authority has made or proposed to make any claim concerning the Tax Liability of the Subsidiary.  The Subsidiary has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           The Subsidiary is not and has not been a member of a consolidated, combined or unitary group for Tax purposes and has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6, or any similar provision of state, local or non-U.S. law, as transferee or successor, by agreement or otherwise.

(e)           The Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting; (ii) closing or similar agreement entered into with a Taxing Authority; (iii) intercompany transaction; (iv) installment sale or open transaction; (v) receipt of a prepaid amount; or (vi) deferral of cancellation of indebtedness income, in each case occurring during a taxable period or portion thereof ending on or before the Closing Date.

(f)            No “Stock Disposition” within the meaning of IRS Notice 2008-111 has occurred with respect to the shares of capital stock of M/A-COM.

(g)           Each Seller Affiliate that is transferring or conveying any Purchased Asset located in Canada is registered under Part IX of the Excise Tax Act (Canada) and under Chapter VIII of an Act respecting the Quebec sales tax with the following registration numbers: 86581 9189 RT0001 GST, 1023215787TQ0001 QST.

Section 3.16.  Finders’ Fees.  Except for Barclays Capital Inc., whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17.  Personnel.  (a)  Schedule 3.17(a) contains a correct and complete list identifying each material Benefit Plan and identifies whether each such Benefit Plan is sponsored or maintained by Seller or any Affiliate thereof.  Correct and complete copies of such Benefit Plans (and, if applicable, related trust or funding agreements or insurance policies), including any amendments thereto (or, with respect to Benefit Plans that are unwritten, correct and complete written descriptions thereof), have been furnished to Buyer.  Notwithstanding the foregoing, with respect to any Benefit Plan that is an employment agreement, Seller has furnished to Buyer the applicable form of such agreement and represents that such individual agreement is not materially inconsistent with such form.  For any Assumed Plan, copies of, as applicable, the annual report and Tax Return filed in connection with such Assumed Plan for the most recently completed plan year, including any Form 5500 and the schedules thereto and any Form 990, the most recent summary plan description (including any summaries of material modification) prepared in connection with any such Assumed Plan, the most recent IRS determination letter (or any open requests therefor), the most recent confirmation of registration under the Income Tax Act (Canada) or the Taxes Consolidation Act 1997 (Ireland), where applicable, and the actuarial and financial reports with respect to such Assumed Plan for the most recently completed plan year have been furnished to Buyer.

(b)           Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS and is awaiting receipt of a response) and each Benefit Plan which is required to be registered under the Taxes Consolidation Act 1997 (Ireland) or the Income Tax Act (Canada) and any applicable Federal or Provincial pension standards legislation in Canada is so registered and, to the knowledge of Seller, no event has occurred and no condition exists as of the date hereof that would reasonably be expected to result in the revocation of any such determination or registration.  No Legal Proceeding has been made or commenced or, to the knowledge of Seller, been threatened, with respect to any Assumed Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).  Each Assumed Plan has been administered in all material respects in accordance with its terms and complies in form and has been administered in all material respects in accordance with ERISA, the Code and other Applicable Law, including the Income Tax Act (Canada) and any applicable Federal or Provincial pension standards legislation in Canada and the Taxes Consolidation Act of 1997 (Ireland), and there has been no notice issued by any Governmental Authority questioning or challenging such administration or compliance.

(c)           Seller and each Affiliate of Seller has paid and discharged all of its Liabilities arising under ERISA, the Code or other Applicable Law relating to the provision of benefits to employees or former employees or the taxation thereof of a character which, if unpaid or unperformed, would result in the imposition of a Lien against the properties or assets of the Business.  Seller and its ERISA Affiliates have no material Liability of any kind related to an Assumed Plan, the Business or the Business Employees (i) on account of any violation of the health care continuation requirements of Part 6 of Title I of ERISA or Section 4980B of the Code; (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code; (iii) under Section 303 of ERISA or Section 430 of the Code; or (iv) under Title IV of ERISA, except in each case any such Liability required by the terms of such Assumed Plan.

(d)           None of the Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or under the Income Tax Act (Canada) or any Federal or Provincial pension standards legislation in Canada, and no Liability has been or is expected to be incurred in connection with the Business with respect to a “multiemployer plan”.

(e)           Schedule 3.17(e) identifies each Benefit Plan that is a “registered pension plan” or “registered retirement savings plan” as those terms are defined in the Income Tax Act (Canada), or an “approved” plan within the meaning of the Taxes Consolidation Act, 1997 (Ireland).

(f)            To the knowledge of Seller, no oral or written representations have been made to Business Employees or Former Employees promising or guaranteeing any employer payment or funding or continuation of benefits under any Assumed Plan for any period of time or limiting the ability of the plan sponsor to amend or terminate such plan at any time, without Liability.  To the knowledge of Seller, there is not in existence nor has any proposal been announced or commitment given or promise made to amend or change the terms or benefits provided under an Assumed Plan which is not set out in the documents provided to the Buyer pursuant to Section 3.17(a).

(g)           The Tyco Electronics Cork Pension Scheme (the “Irish Benefit Plan”) is a defined contribution pension scheme within the meaning of the Pensions Act 1990-2009, was established as such and has not been established in succession to, and has not previously been converted from, a defined benefit pension scheme within the meaning of Section 2(1) of the Pensions Act 1990-2009, and no assurance, promise or guarantee (oral or written) has been made or given to any person entitled, or contingently entitled, to benefit under the Irish Benefit Plan that any particular rate level or amount of benefits (other than insured lump sum death in service benefits) would be provided to or in respect of him under the Irish Benefit Plan. The Irish Benefit Plan is operated and has always been operated in compliance with the terms of the trust and no discretionary practices are operated by the Buyer or the trustees of the Irish Benefit Plan.

(h)           The consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Assumed Plan or (ii) result in any material breach, violation or default under any Assumed Plan.

(i)            Seller represents that, subject to Buyer’s compliance with the covenants set forth in the first sentence of Section 9.01(a), the termination of employment of a U.S. Business Employee in accordance with the last sentence of Section 9.01(a) shall not give rise to any severance, termination pay, notice period or similar Liabilities.  Seller represents that, to the knowledge of Seller, (A) subject to Buyer’s compliance with the covenants set forth in the first sentence of Section 9.02, the offer of employment to a Canadian Business Employee, other than a Quebec Business Employee, in accordance with the first sentence of Section 9.02, and the continuation of employment of a Quebec Business Employee, in accordance with the second sentence of Section 9.02,  shall not give rise to any severance, termination pay, notice period or similar Liabilities other than those that arise under Applicable Law and (B) subject to Buyer’s compliance with the covenants set forth in the second sentence of Section 9.03, the takeover of employment of an Irish Business Employee in accordance with the second sentence of Section 9.03 will not give rise to any severance, termination pay, notice period or similar Liabilities other than those that arise under Applicable Law.

(j)            Other than as set forth in this Section 3.17 (Personnel), Section 3.05 (Noncontravention), Section 3.06 (Financial Information; Undisclosed Liabilities) and Section 3.10 (Litigation), Seller does not make any representation or warranty with respect to employee benefit plan matters.

Section 3.18.  Labor Matters.  (a)  With respect to the Business, Seller and each of its Affiliates is currently (and for the past 3 years has been) in compliance, in all material respects, with all Applicable Laws regarding employment, including Applicable Laws regarding practices, terms and conditions of employment, wage and hour, compensation, equal pay, affirmative action (including E.O. No. 11246), discrimination, equal employment opportunity, workers’ compensation and occupational health and safety, privacy and protection of personal information and data, payments of social or social security and similar Taxes and obligations (contractual or otherwise).

(b)           With respect to the Business, Seller and each of its Affiliates is currently (and for the past 3 years has been) in compliance, in all material respects, with all Applicable Laws regarding labor matters. With respect to the Business, neither Seller nor any of its Affiliates is (nor for the past 18 months has been) engaged in any unfair labor practice.  There is not (and during the past 18 months there has not been) any unfair labor practice complaint or charge against, Seller or any of its Affiliates, or any of their respective Representatives, pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or other Governmental Authority with respect to the Business or any Business Employee.

(c)           There is not (and during the past 18 months there has not been) any  labor strike or material dispute, lockout, slowdown, work stoppage or other similar action or incident pending or, to the knowledge of Seller, threatened or reasonably anticipated, against or involving the Business.

(d)           Schedule 3.18(d) sets forth each collective bargaining, representation, works council, labor or other agreement with a trade or national union, works council or other employee representative group and any binding customs or practices with respect to any of the foregoing applicable to any Business Employee.  Except as set forth on Schedule 3.18(d), no union is currently certified or otherwise represents any Business Employee, and there is no union representation question or other organizational activity pending (or to the knowledge of Seller, threatened) that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) or any similar Applicable Law with respect to any Business Employee or the operations of the Business.

(e)           No grievance, arbitration or other Legal Proceeding exists or is pending or, to the knowledge of Seller, threatened arising out of or under any collective bargaining or other agreement of the Business with a trade or national union, works council or other employee representative group.  There is no Legal Proceeding pending or, to the knowledge of Seller, threatened relating to any employment, workplace safety, pay equality or employment discrimination matters involving any Business Employee.

(f)            Within the preceding 90 days, neither Seller nor any of its Affiliates has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or facility of Seller or any of its affiliates where Business Employees are employed or (ii) a “mass layoff” (as defined in the WARN Act).

(g)           Other than as set forth in this Section 3.18 (Labor and Employment Matters), Section 3.05 (Noncontravention),  Section 3.06 (Financial Information; Undisclosed Liabilities) and Section 3.10 (Litigation), Seller does not make any representation or warranty with respect to the matters addressed in this Section 3.18.

Section 3.19.  Environmental Compliance.  (a) Except as would not reasonably be expected to result in a material Liability of Seller or any of its Affiliates:

(i)            No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no outstanding penalty has been assessed and no Legal Proceeding is pending or, to the knowledge of Seller, threatened by any Governmental Authority or other Person with respect to any matters relating to the Purchased Assets, the Business or any Real Property and, in each case, relating to or arising out of a violation of or Liability under any Environmental Law or any Environmental Condition.

(ii)           No Hazardous Substance has been Released at, on, under or migrating from any Real Property, that resulted in a condition that requires, at the time of any past or future discovery, under any Environmental Law as in effect on the Closing Date (or with respect to the Leased Real Property, under any applicable Real Property Lease as in effect on the Closing Date) reporting, investigation, assessment, cleanup, remediation or any other type of response action by Seller or any of its Affiliates.

(iii)          None of any Real Property or any property to which Seller or any of its Affiliates has, in connection with its occupation of any Real Property or operation of the Business or the Purchased Assets, transported or arranged for the transportation or disposal of any Hazardous Substances, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(iv)          With respect to the Business and the Purchased Assets, each of Seller and its Affiliates is, and has been for the past 3 years, in compliance with all Environmental Laws as in existence on or prior to the Closing Date and all Permits issued pursuant to any such Environmental Law.

(v)           To the knowledge of Seller, (i) there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Owned Real Property or in any space occupied by the Business at the Leased Real Property which is in a condition as of the Closing Date that represents a violation of any then-existing Environmental Law or Real Property Lease and (ii) each of Seller and its Affiliates (in connection with the Purchased Assets or the Business) does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(b)           Seller has delivered or made available to Buyer copies of all material documents, records and information in its possession, or the possession of its Affiliates, or of which Buyer or any of its Affiliates has knowledge and can reasonably obtain, and, in each of the foregoing cases, concerning Environmental Conditions or material compliance with or material potential Liability under Environmental Laws with respect to the Purchased Assets and the Business, including any previously conducted environmental compliance audits, environmental site assessments, asbestos surveys and material documents regarding any Release of any Hazardous Substance at, on, under or migrating to or from the Real Property.

(c)           Other than as set forth in this Section 3.19 (Environmental Compliance), Section 3.03 (Government Authorization; Required Consents), Section 3.05 (Noncontravention), Section 3.06 (Financial Information; Undisclosed Liabilities), Section 3.10 (Litigation) and Section 3.20 (Permits), Seller does not make any representation or warranty with respect to environmental matters.

Section 3.20.  Permits.  (a) Schedule 3.20 sets forth a true and complete list and description of all material Permits held by Seller or any of its Affiliates with respect to the Purchased Assets or the conduct of the Business, including any pending applications for, and any renewals, extensions or modifications of the Permits.  These Permits include (i) all  radiocommunication licenses issued by the FCC, (ii) all equipment authorizations granted by the FCC with respect to material products, (iii) all material antenna structure registrations notified to the FCC, (iv) all radiocommunication licenses issued by Industry Canada, (v) all equipment authorizations granted by Industry Canada with respect to material products, (vi) all material export licenses issued under the Export Administration Regulations, (vii) all registrations and licenses issued under the ITAR, (viii) all facility security clearances issued by the DSS under the NISPOM and (ix) other material Permits issued by Government Authorities outside the United States and Canada, and also include any pending applications for, and any renewals, extensions or modifications thereof.

(b)           To the knowledge of Seller, the FCC actions granting all Permits issued or granted to Seller or its Affiliates (including any (i) radiocommunication licenses, (ii) equipment authorizations and (iii) antenna structure registrations) with respect to the Purchased Assets or the conduct of the Business, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or threatened any application, petition, objection or other pleading with the FCC or any other Governmental Authority that challenges or questions the validity of or any rights of the holder under any such FCC Permit.

(c)           The Permits listed in Schedule 3.20 constitute all of the material Permits required under the Applicable Laws and necessary to own the Purchased Assets and conduct the Business as currently conducted.  Each Permit is validly issued and in full force and effect and is not subject to any conditions other than those that are imposed by the Applicable Laws.  Each of Seller and its Affiliates is in compliance with its obligations under each of the Permits and the Applicable Laws pertaining thereto.  As of the date hereof, none of Seller or its Affiliates has received notice of any actual or threatened revocation, modification, restriction, cancellation, suspension, termination, withdrawal, expiration or non-renewal of any of the Permits or the imposition of a monetary fine upon Seller or its Affiliates with respect to any Permit.

Section 3.21.  Customers and Suppliers.  (a) Schedule 3.21(a) sets forth the names of the top 10 customers of the Business (based on the dollar amount of sales to such customers) for the fiscal year ended September 26, 2008 and the fiscal quarter ended December 26, 2008 (the “Material Customers”).  As of the date hereof, other than in the ordinary course of business no Material Customer has terminated its relationship with Seller or any Affiliate of Seller with respect to the Business, and, to the knowledge of Seller, no Material Customer intends to do so.  As of the date hereof, neither Seller nor any Affiliate of Seller is involved in any material claim, dispute or controversy with any Material Customer with respect to the Business.

(b)           Schedule 3.21(b) sets forth the top 10 suppliers of the Business (based on the dollar amount of purchases from such suppliers) for the fiscal year ended September 26, 2008 and the fiscal quarter ended December 26, 2008 (the “Material Suppliers”).  As of the date hereof, no Material Supplier has terminated its relationship with Seller or any Affiliate of Seller with respect to the Business, and, to the knowledge of Seller, no Material Supplier intends to do so.  As of the date hereof, neither Seller nor any Affiliate of Seller is involved in any material claim, dispute or controversy with any Material Supplier with respect to the Business.

Section 3.22.  Certain Obligations.  Schedule 3.22 sets forth as of the date hereof a true and complete list (together with the name of the issuer and amount) of each guarantee made by Seller or its Affiliates with respect to any Liability of the Business (“Parent Guarantees”), surety bond or similar instrument outstanding with respect to the Business for which Seller or any of its Affiliates has any indemnification or reimbursement obligations or has agreed to provide security under (“Seller Surety Bonds”) and any letters of credit outstanding with respect to the Business for which Seller or any of its Affiliates has any reimbursement obligations ( “Parent LofCs”), in each case, with respect to the operation of the Business or the ownership or use of the Purchased Assets.

Section 3.23.  Product Warranty.  Each product manufactured and sold by the Business prior to the Closing Date and each system of the Business accepted prior to the Closing Date has been in conformity with all applicable warranties, subject only to any reserves set forth in the Financial Statements or included in the calculation of Final Closing Working Capital.

Section 3.24.  Illegal Payments.  With respect to the Business, none of Seller and its Affiliates or any of their respective officers, directors, employees, agents or representatives has made, agreed to make or offered to make, directly or indirectly, any bribe or kickback, illegal political contribution, any payment from corporate funds not recorded on the books and records of Seller or any of its Affiliates or any payment from corporate funds, directly or indirectly, to or at the direction of any official of any Governmental Authority or candidate for any political office (other than lawful payments made to such Person in such Person’s official capacity) for the purpose of affecting such Person’s action in such

Person’s official capacity or the action of the Governmental Authority that such Person represents or to obtain favorable treatment in securing business or licenses or to obtain special concessions or to obtain or retain business.  Without limiting the foregoing, the Business is currently conducted and for the past 18 months has been conducted in compliance, in all material respects, with (i) the Foreign Corrupt Practices Act and legislation implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and (ii) all international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Applicable Laws.

Section 3.25.  Affiliates Transactions.  Other than services to be provided pursuant to the Transition Services Agreement after the Closing, the Business does not acquire any materials, products or services from Seller or its Affiliates necessary for or used in the conduct and operations of the Business other than materials, products or services that are generally obtainable, or for which comparable replacement products are generally obtainable, from a source or supplier other than Seller or an Affiliate of Seller on commercially reasonable terms within a commercially practicable timeframe.

Section 3.26.  Exclusivity of Representations.  The representations and warranties made by Seller in this Article 3 are the exclusive representations and warranties made by Seller with respect to the Subsidiary, the Business, the Purchased Assets and the Assumed Liabilities.  Seller hereby disclaims any other express or implied representations or warranties with respect to the Subsidiary, the Business, the Purchased Assets and the Assumed Liabilities.  It is understood and agreed that any Due Diligence Materials made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or any of its Affiliates.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 13.03, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01.  Corporate Existence and Power.  Buyer and each Affiliate of Buyer designated to purchase or receive any Purchased Assets as permitted hereunder (each a “Buyer Designee”) is or will be an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and all material Permits required to own, lease and operate and to carry on its business as now conducted.

Section 4.02.  Corporate Authorization; Binding Effect.  (a)  Buyer and each Buyer Designee, as the case may be, has or will have full corporate (or other limited company) power and authority to execute and deliver this Agreement and/or each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer and each Buyer Designee, as the case may be, of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Buyer or such Buyer Designee, as the case may be, pursuant to the Transaction Documents, and the performance by Buyer and such Buyer Designee, as the case may be, of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Buyer and such Buyer Designee, as applicable.

(b)           This Agreement has been, and each other Transaction Document to which Buyer or any Buyer Designee is a party will be, duly and validly executed and delivered by Buyer and/or the applicable Buyer Designee, as the case may be, and this Agreement is, and, when executed and delivered by Buyer or an applicable Buyer Designee, as the case may be, each of the other Transaction Documents to which Buyer or such Buyer Designee is a party will constitute, assuming due execution and delivery by the other parties to such Transaction Document, a valid and binding obligation of Buyer and/or the applicable Buyer Designee, as the case may be,  enforceable against Buyer and/or the applicable Buyer Designee, as the case may be, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 4.03.  Government Authorization.  The execution, delivery and performance by Buyer or any Buyer Designee, as the case may be, of this Agreement and the other Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Buyer or any Buyer Designee, as the case may be, pursuant to this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, require no material action, consent, approval, waiver or exemption by or of, or any filing with, or notification to, any Governmental Authority other than any applicable requirements of (a) the HSR Act and other applicable Antitrust Laws set forth on Schedule 4.03(a), (b) the FCC under the Communications Act, (c) Industry Canada under the Radiocommunication Act, (d) the DDTC under the ITAR, (e) the BIS under the Export Administration Regulations, (f) FAR Subpart 42.12 with respect to the novation of the prime Government Contracts and (g) the DSS under the NISPOM.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer and the Buyer Designees, as the case may be, of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or equivalent documents of such Buyer Designee or (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law.

Section 4.05.  Financing.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06.  Investigation by Buyer; Seller’s Liability.  Buyer has conducted its own independent investigation, review and analysis of the operations, assets, liabilities, results of operations and financial condition of the Business and the Purchased Assets, which investigation, review and analysis was conducted by Buyer and, to the extent Buyer deemed appropriate, by its Affiliates and its Representatives.  Buyer has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby.  Buyer acknowledges that it, its Affiliates and its Representatives have been provided access to the personnel, properties, premises and records of the Business and the Purchased Assets for such purpose.  Subject to Section 11.10, in entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any of Seller’s or its Affiliates’ representatives (except the specific representations and warranties of Seller set forth in Article 3).  Buyer acknowledges that the representations and warranties made by Seller in Article 3 are the exclusive representations and warranties made by Seller with respect to the Subsidiary, the Business, the Purchased Assets and the Assumed Liabilities, and that Seller makes no other express or implied representations or warranties with respect to the Subsidiary, the Business, the Purchased Assets or the Assumed Liabilities.  It is understood and agreed that any Due Diligence Materials made available to Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller or any of its Affiliates.

Section 4.07.  Litigation.  As of the date hereof, there is no Legal Proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or challenges the validity or enforceability of this Agreement.

Section 4.08.  Finders’ Fees.  Except for Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09.  Taxes.  Each Buyer Affiliate that is acquiring any Purchased Asset located in Canada is or prior to the Closing Date will be registered under Part IX of the Excise Tax Act (Canada) and under Chapter VIII of an Act respecting the Quebec sales tax with registration numbers to be provided to Seller prior to the Closing Date.

ARTICLE 5
COVENANTS OF SELLER

Section 5.01.  Conduct of the Business.  (a)  From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, Seller shall and shall cause its Affiliates to conduct the Business only in the ordinary course consistent with past practice in all material respects and, to the extent it is consistent with good business practice to do so, use commercially reasonable efforts to (i) preserve intact the present business operations and organization of the Business, (ii) keep available the services of the directors, officers and employees of the Business, (iii) preserve and maintain present relationships with suppliers, customers, landlords and other Persons that have continuing dealings with the Business, (iv) maintain and keep the material properties and assets of, or used by, the Business in good repair and condition, (v) maintain the books, accounts and records of the Business in the ordinary course of business consistent with past practice except as required by concurrent changes in GAAP or as agreed to or recommended by Seller’s independent public accountants, (vi) keep in full force and effect insurance presently maintained by Seller and its Affiliates  (or insurance comparable in amounts and scope of coverage) with respect to the Business or the Purchased Assets, except in the event that any change to such insurance is applicable to all Seller Affiliates covered by such insurance and (vii) continue to collect accounts receivable and pay accounts payable utilizing normal procedures.

(b)           Without limiting the generality of Section 5.01(a), except as expressly contemplated by this Agreement, Seller shall not, and shall not permit any of its Affiliates, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) to:

(i)            incur any capital expenditures or any obligations or liabilities with respect to capital expenditures with respect to the Business, except (A) in the ordinary course of business consistent with past practice and (B) for any unbudgeted capital expenditures not to exceed $250,000 individually or $2,000,000 in the aggregate;

(ii)           sell, lease or otherwise transfer, or create or incur any Lien on, any Purchased Assets, other than in the ordinary course of business consistent with past practice;

(iii)          make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than to employees in the ordinary course of business consistent with past practice;

(iv)          (A) enter into a Contract that if entered into prior to the date of this Agreement would be required to be set forth on Schedule 3.08(a) (other than Contracts of the type described in Section 3.08(a)(ii) - (iv) entered into in the ordinary course of business consistent with past practices and involving aggregate payments or receipts over the term of such Contract of not greater than $15,000,000 and other than Contracts of the type described in Section 3.08(a)(ix) and Sections 3.08(a)(xi) - (xiv)) or (B) modify, terminate, amend or extend any Contract entered into prior to the date of this Agreement required to be set forth on Schedule 3.08(a) other than “change orders” entered into in the ordinary course of business consistent with past practice;

(v)           other than as required by Applicable Law or pursuant to the terms of any Benefit Plan as in effect on the date hereof (or as modified to cause it to comply with Applicable Law), (A) other than in the ordinary course of business consistent with past practice, increase or enhance the compensation or benefits of the Business Employees, (B)  grant or enhance any retention, severance, termination or other similar pay of any Business Employee, (C) make an offer of employment to any person with an annual base salary in excess of $125,000 or (D) other than the entry into an employment agreement with a Business Employee or an amendment to an existing employment agreement with a Business Employee (in each case in the ordinary course of business consistent with past practice), (X) amend any Assumed Plan or (Y) adopt or materially amend the terms of any Benefit Plan, other than an Assumed Plan, that primarily benefits Business Employees;

(vi)          acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(vii)         change the methods of accounting or accounting practice by Seller with respect to the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(viii)        settle, or offer or propose to settle, any material Legal Proceedings against the Business (other than Legal Proceedings constituting Excluded Liabilities);

(ix)           increase the stated amount of any Parent Guarantee, Seller Surety Bond or Parent LofC outstanding on the date hereof in excess of 25% of its stated amount;

(x)            make any material change in the general pricing practices, procedures or policies of the Business, except in the ordinary course of business;

(xi)           license out or otherwise permit any Person to use any Owned Intellectual Property Rights or Transferred Patents other than non-exclusive licenses granted in the ordinary course of business consistent with past practice; or

(xii)          agree, resolve or commit to do any of the foregoing.

(c)           Notwithstanding anything contained in this Agreement to the contrary, Seller shall be permitted to (i) maintain through the Closing Date the cash management system of the Business and the cash management procedures currently conducted by Seller with respect to the Business and (ii) withdraw from the Business all cash and cash equivalents on hand and in banks prior to the Closing (it being understood that nothing in this Agreement shall require Seller to ensure or otherwise convey to Buyer any Closing Cash in excess of the Closing Cash Amount).

Section 5.02.  Exclusive Dealings.  (a)  During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms or (ii) the Closing Date, Seller shall not and shall cause its Affiliates not to take any action to, directly or indirectly, knowingly encourage, initiate, solicit, propose or engage in negotiations with, enter into any agreement, arrangement or understanding with, or provide, furnish or otherwise disclose any non-public or confidential information to, or otherwise knowingly solicit, induce or participate in any discussions, negotiations, dealings or transactions with, any Person(s), other than Buyer (and Buyer’s Affiliates and Representatives), concerning any inquiry, proposal, offer, arrangement, or agreement (each, whether in writing or otherwise) relating to any direct or indirect sale of or transfer of control of all or any portion of the Business or Purchased Assets, whether by stock transfer, merger, recapitalization, restructuring or otherwise (any such transaction, a “Sale Transaction”), other than as expressly permitted pursuant to the terms of this Agreement.

(b)           Promptly following the execution of this Agreement, Seller shall, and shall cause each of its Affiliates to, terminate or cause to be terminated any and all existing activities, discussions and negotiations with any Person(s) conducted prior to the date hereof (other than Buyer and Buyer’s Affiliates and Representatives), concerning any inquiry, proposal, offer, arrangement, or agreement (each, whether in writing or otherwise) relating to any Sale Transaction.

Section 5.03.  Access to Information.  (a)  From the date hereof until the Closing Date, Seller will (i) give Buyer and its Representative reasonable and supervised access to the offices, properties and books and records of Seller and its Affiliates relating to the Business and the Business Employees, (ii) furnish to

Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the Representatives of Seller and its Affiliates (including the Business Employees) to cooperate with Buyer and its Representatives in Buyer’s investigation of the Business and with respect to any requests for information made by Buyer pursuant to this Section 5.03; provided that Buyer shall not be permitted to perform any invasive onsite environmental sampling with respect to any property of Seller or any of its Affiliates.  Any investigation pursuant to this Section shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Seller and its Affiliates.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of Seller and its Affiliates relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would be prohibited by Applicable Law or would reasonably be expected to subject Seller or its Affiliates to risk of liability.

(b)           After the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers upon execution of a customary access letter if required by Seller’s outside accountants), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business or to comply with its obligations under this Agreement or the other Transaction Documents or any requirements of Applicable Laws with respect to the transactions contemplated by this Agreement and the other Transaction Documents; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller and its Affiliates.  Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.04.  Competitive Activity; Confidentiality.  (a)  Seller agrees that for a period of three years after the Closing Date (the “Noncompetition Period”), except as otherwise set forth in this Section 5.04, neither Seller, Seller Parent nor any of their respective Affiliates (for the avoidance of doubt, the term Affiliates as used in this Section 5.04 excludes Representatives) (collectively, the “Covered Persons”) shall engage in or own, manage or have any direct or indirect interest or any investment in any Person that is engaged in any business that competes with the Business as conducted or expected to be conducted as of the Closing Date (the “Restricted Business”).  In furtherance of the foregoing, Seller agrees that during the Noncompetition Period, no Covered Person will use the Targeted Technology.

(b)           Notwithstanding the foregoing, nothing herein shall prohibit any Covered Person from disposing of any Excluded Asset described in Item 1 of Schedule 2.02(p), or from engaging in any business that competes with the Business:

(i)            through the direct or indirect ownership of securities or other ownership interests of any Person that are registered under the Securities Act, so long as such securities or ownership interests constitute 10% or less of the outstanding voting power of that Person;

(ii)           through the acquisition of an interest in any Person (whether by merger, stock purchase, investment or otherwise) or through the acquisition of all or substantially all of the assets of any Person (each, an “Acquisition Transaction”), in each case after the date hereof, which Person immediately prior to the time of such Acquisition Transaction derives 5% or less of its annual revenue from the Restricted Business; and

(iii)          through an Acquisition Transaction, after the date hereof, of any Person that immediately prior to the time of such Acquisition Transaction derives more than 5% but less than 40% of its annual revenue from the Restricted Business; provided that such Person divests (or, pending regulatory or governmental approval, agrees to divest) its interest in the Restricted Business within 18 months of such Acquisition Transaction.

In addition, notwithstanding the foregoing or anything else herein to the contrary, this Section 5.04 shall not (i) in any manner prevent any Covered Person from conducting any of the businesses (other than the Business) of such Covered Person conducted as of the date hereof, (ii) be applicable to any Person or any of its Affiliates that acquires an interest in any Covered Person through any Acquisition Transaction (provided that this Section 5.04 shall continue to be applicable to such Covered Person following such Acquisition Transaction) or (iii) be applicable to any Person as of and following such time that such Person ceases to be a Covered Person.

(c)           If any Governmental Authority determines that any of the covenants contained in this Section 5.04, or any part thereof, is invalid or unenforceable, the remainder of such covenants shall, to the extent enforceable under Applicable Law, not thereby be affected and shall be given full effect, without regard to the portions that have been declared invalid or unenforceable.  If any Governmental Authority determines that any of the covenants contained in this Section 5.04, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such Governmental Authority shall have the power to modify any such provision, to the extent necessary to render the provision enforceable, and such provision as so modified shall be enforced.

(d)           Seller hereby acknowledges that the covenants in this Section 5.04 are adequately supported by consideration from Buyer given pursuant to this Agreement and other Transaction Documents.  Seller hereby acknowledges and agrees monetary damages for breach of its obligations under this Section 5.04 would be inadequate; therefore, in addition to any other rights or remedies that

Buyer may have at law or in equity, Buyer will be entitled to temporary and permanent injunctive relief in any Legal Proceeding which may be brought to enforce any provision contained in this Section 5.04.

(e)           From and after the Closing Date, Seller shall (and shall cause its Affiliates to) keep in strict confidence, and will not, directly or indirectly, at any time, disclose, divulge or make available to any Person, or use for commercial purposes, any (i) Business Confidential Information, including any Business Confidential Information provided to Seller and its Representatives pursuant to Section 6.02, or (ii) any other confidential or proprietary information of Buyer or its Affiliates furnished to Seller or its Affiliates in connection with the transactions contemplated by this Agreement, in each case, without the prior written consent of Buyer unless compelled to disclose such information by judicial or administrative process or by other requirements of Applicable Law or except to the extent such documents or information can be shown to have been (x) in the public domain through no fault of Seller or any of its Affiliates or (y) later lawfully acquired by Seller or any of its Affiliates from sources other than those related to its prior ownership of the Business.  In the event that Seller or any of its Affiliates is compelled to disclose any Business Confidential Information or other confidential or proprietary information of Buyer or its Affiliates, as the case may be, by judicial or administrative process or by other requirements of Applicable Law, to the extent reasonably practicable and subject to Applicable Law, Seller shall promptly notify Buyer of such event and reasonably cooperate with Buyer in commercially reasonable efforts to quash such judicial or administrative process or otherwise protect the confidentiality of the Business Confidential Information and other confidential or proprietary information of Buyer or its Affiliates.

Section 5.05.  Title Insurance; Memorandum of Lease, Estoppel Certificates.  Prior to the Closing Date, Seller shall reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain, at Buyer’s sole expense, title insurance policies, or binding commitments to issue the same, with respect to the Owned Real Property designated by Buyer from a title insurance company selected by Buyer in its sole discretion, and Seller shall execute and deliver to such title insurance company such documents, certificates, agreements and other writings, including customary owner’s affidavits of title, in customary form as may be reasonably requested by Buyer in connection with the delivery to Buyer of the title insurance policies which Buyer may seek to obtain.  Prior to the Closing Date, Seller shall use its reasonable efforts to deliver to Buyer memoranda of lease in a form reasonably satisfactory to Buyer or its lenders for the Real Property Leases designated by Buyer.  In addition, for the Real Property Leases designated by Buyer for which landlord’s consent is being obtained pursuant to Section 2.05, Seller shall request and shall use commercially reasonable efforts (but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain an estoppel certificate from the landlord of such Real Property Lease in a form reasonably acceptable to Buyer.

Section 5.06.  Insurance Proceeds.  Except as set forth in this Section 5.06, coverage of the Purchased Assets under any insurance policy of Seller or its Affiliates shall cease as of the Closing Date for any incident or event to the extent occurring after the Closing.  Seller shall and shall cause its Affiliates to use commercially reasonable efforts (including using reasonable efforts to cause Buyer and its designated Affiliates, as the case may be, to be listed as “Additional Insureds”)  to ensure that the Purchased Assets shall, to the extent covered as of the Closing Date, continue to have coverage from and after the Closing Date under each insurance policy in effect with respect to the Purchased Assets as of the Closing (each, a “Specified Policy”) in accordance with the terms and conditions of the Specified Policies for any loss, liability or damage suffered with respect to any incident or event to the extent occurring prior to the Closing Date.  In the case of any Specified Policy that is a “claims made basis” policy, from the Closing Date until the policy expiration date (including any renewal thereof) of such policy, and in the case of any Specified Policy that is an “occurrence basis” policy, after the Closing Date, Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts to assert claims for any loss, liability or damage suffered with respect to any Purchased Assets after the Closing with respect to any incident or event to the extent occurring, existing or arising prior to the Closing, but only to the extent such loss, liability or damage is covered by the terms of such Specified Policy; provided that Seller shall not be required to pay any amount to Buyer pursuant to this Section 5.06 unless and until it has received payment associated with claims under such Specified Policies (net of any applicable deductibles or other out-of-pocket costs and expenses directly related to such claims).  Buyer and Seller shall cooperate in connection with making such claim and shall provide the other with all reasonably requested information necessary to make such claim.  Nothing contained in this Section 5.06 shall require Buyer or its Affiliates to pursue their rights under this Section 5.06 in lieu of their rights under any other provision of this Agreement and nothing contained in this Section 5.06 shall affect the rights of Buyer and its Affiliates under any other provision of this Agreement, except that any amounts received by Buyer or any of its Affiliates for a loss under this Section 5.06 may offset recovery for the same loss under Article 11 to the extent of the amount paid and received by Buyer.

Section 5.07.  Release of Liens.  Seller shall or shall cause its Affiliates to take all commercially reasonable actions necessary to have all Liens (other than Permitted Liens) in respect of the Purchased Assets released effective as of the Closing Date and, to the extent in spite of using commercially reasonable efforts, such Liens are not released effective as of the Closing Date, Seller shall or shall cause its Affiliates to take all actions necessary to have all Liens (other than Permitted Liens) in respect of the Purchased Assets released.  Nothing contained in this Section 5.07 shall relieve Seller of its obligations under any other provision of this Agreement, including Article 11.

Section 5.08.  Transferred New York Tower Sites.  Seller shall cause Shaw Environmental, Inc. or another reasonably comparable environmental consultant to complete a non-intrusive assessment of active and inactive above-ground and underground storage tanks at the Transferred New York Tower Sites, including an evaluation of each tank’s location, construction material, volume, contents, installation date, date taken out of service, indications of release and status of compliance with applicable Environmental Laws, and shall provide Buyer with a copy of any draft report describing the results of such assessment, provide Buyer reasonable opportunity to provide comments and provide Buyer with a copy of any final report.

Section 5.09.  Sales of SONY Excluded Assets. Seller agrees that for a period of two years after the Closing Date, neither Seller nor any of its Affiliates shall sell any asset that is an Excluded Asset retained by Seller in connection with the SONY Contract to a Person primarily engaged in any business that directly competes with the Business unless (A) prior to such sale Buyer shall have been given a period of not less than 10 Business Days in which to make an offer for such assets and (B) the sale to such competitor is consummated within 90 Business Days after the expiration of such 10 Business Day period referred to in clause (A) at a price at least as favorable to Seller or such Seller Affiliate as the terms offered by Buyer.

ARTICLE 6
COVENANTS OF BUYER

Section 6.01.  Confidentiality.  Buyer and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence (A) at all times prior to the Closing Date and after any termination of this Agreement, all confidential documents and information concerning the Business furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, and (B) at all times prior to, from and after the Closing Date and after any termination of this Agreement, all confidential documents and information concerning Seller and its Affiliates that is not Business Confidential Information furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, in each of case (A) and (B) unless compelled to disclose by Applicable Law or except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer or any of its Affiliates, (ii) in the public domain through no fault of Buyer or any of its Affiliates or (iii) later lawfully acquired by Buyer or any of its Affiliates from sources other than Seller and its Affiliates; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its Affiliates will, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or any of its Affiliates in connection with this Agreement that are subject to such confidence.

Section 6.02.  Access.  (a) To the extent permissible under Applicable Law and subject to Section 5.04, on or after the Closing Date, upon written request, Buyer will afford Seller and its agents reasonable and supervised access to the books, records, employees and auditors of the Business existing prior to the Closing (and for the avoidance of doubt, excluding any other books, records, employees and auditors of the Buyer) that are in possession or reasonable control of Buyer or its Affiliates (i) to the extent reasonably necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations (other than with respect to Taxes which are covered in Sections 8.08 and 8.09) with respect to any period ending on or before the Closing Date with respect to the Business and (ii) to the extent reasonably requested by Seller or any of its Affiliates in connection with the defense of any Third Party Claim resulting from the conduct of the Business or the ownership of the Purchased Assets prior to the Closing for which Seller or such Affiliate has retained liability under this Agreement; provided that (x) any such access by Seller or such Affiliate shall not unreasonably interfere with the conduct of the business of Buyer or any of its Affiliates; (y) Seller and its Affiliates shall not use the provisions of this Section 6.02(a) with the intent of obtaining any information for use in any Legal Proceeding that may arise between Buyer and Seller in connection with this Agreement; and (z) Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with this Section 6.02(a).

(b)           To the extent permitted by Applicable Law and only to the extent required to be provided by Seller or its Affiliates pursuant to (and subject to the limitations and conditions set forth in) Section 5.5.1 of the Com-Net Agreement or Section 5.02(d) of the Autoliv Agreement, Buyer will, from and after the Closing and until the expiration of Seller’s or its Affiliates’ obligations under Section 5.5.1 of the Com-Net Agreement or Section 5.02(d) of the Autoliv Agreement, afford reasonable access during normal business hours upon advance written notice to the books and records of the Business existing prior to the Closing (and for avoidance of doubt, excluding any other books or records of Buyer or its Affiliates) to any Person who is (and only to the extent that such Person is) entitled to such access under Section 5.5.1 of the Com-Net Agreement or Section 5.02(d) of the Autoliv Agreement; provided that (i) Buyer has no obligation to provide access to any Person to the extent that such access would unreasonably interfere with the conduct of the Business by Buyer; (ii) Buyer has no obligation to provide such access to any Person that is adverse to Buyer or any of its Affiliates (as determined by Buyer in good faith) in any Legal Proceeding; (iii) Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by Buyer in connection with providing such access; and (iv) Seller and its Affiliates shall reasonably cooperate with Buyer to protect the confidentiality of any confidential information of the Business provided to any Person pursuant to this Section 6.02(b), including by taking commercially reasonable actions to enforce any confidentiality obligations of such Person in favor of Seller or its Affiliates and causing such Person to execute a confidentiality or non-disclosure agreement in favor of Buyer in a form reasonably acceptable to Buyer.

Section 6.03.  Cooperation on SONY Litigation.  In furtherance of its obligations under Section 6.02 and notwithstanding any limitations set forth therein, from and after the Closing Date, Buyer will provide and, as applicable, cause its employees and its Affiliates and their employees to provide, all such reasonable cooperation to Seller, its Affiliates and their respective Representatives with respect to the SONY Litigation, which cooperation will include furnishing or causing to be furnished  records, information and testimony as requested by Seller, its Affiliates or their respective Representatives and causing Transferred Employees who possess knowledge pertaining to the SONY Litigation to make themselves available for consultation with respect to settlement discussions and to attend strategy sessions and judicial and arbitration proceedings, as requested by Seller, its Affiliates or their respective Representatives in connection therewith.  In connection with the defense or prosecution by Seller, its Affiliates or their respective Representatives of any lawsuit arising from the SONY Litigation, Buyer’s obligations under this Section 6.03 will include:  (i) causing the Transferred Employees with the knowledge pertaining to the SONY Litigation to provide such information, recollections and explanations of events or documents as reasonably may be relevant or helpful in connection with any discussions, negotiations or litigation pertaining to the SONY Litigation; (ii) causing the Transferred Employees with the knowledge pertaining to the SONY Litigation to comply with requests for depositions and for testimony at trial and to make themselves available for deposition and trial testimony preparation by Seller’s counsel for such time periods as are reasonably appropriate; (iii) causing the individual who, prior to the Closing, acted as Vice President and General Manager of M/A-COM (John Vaughan), or another reasonably acceptable corporate designee of similar rank and responsibility, and other reasonably acceptable relevant Transferred Employees to assist with answering and to verify interrogatory responses; (iv) causing the individual who, prior to the Closing, acted as Vice President and General Manager of M/A-COM, or another reasonably acceptable corporate designee of similar rank and responsibility, to participate in weekly litigation strategy sessions for a maximum of 5 hours per session, to the extent such frequency and duration for such strategy sessions are reasonably appropriate, unless otherwise agreed to by Buyer; and (v) causing the individual who, prior to the Closing, acted as Vice President and General Manager of M/A-COM, or another reasonably acceptable corporate designee of similar rank and responsibility, to be available to attend each day of any trial or arbitration proceeding; provided, that notwithstanding anything to the contrary in this Section 6.03, Buyer will only be obligated to cause any person to cooperate with Seller in the SONY Litigation pursuant to this Section 6.03 if and for so long as Buyer is capable of directing the actions of such person.  Seller shall bear any and all out-of-pocket costs and expenses incurred by Buyer, its Affiliates or their respective employees or Representatives as a result of complying with this Section 6.03.  With respect to the SONY Litigation, Seller agrees to act in a commercially reasonable manner and not to take any action with the intent of harming the reputation of the Business, Buyer or any of its Affiliates.  Seller and its Affiliates hereby agree to use commercially reasonable efforts to conduct the SONY Litigation in such a manner, without compromising Seller’s position, to minimize disruption to the Business, including by providing, to the extent it is reasonably practicable, reasonable advance notice to Buyer and its Affiliates of the need to use the Transferred Employees as provided for in this Section 6.03, and scheduling events, to the extent it is reasonably practicable, to accommodate the schedules and reasonable requests of the Transferred Employees and Buyer and its Affiliates.  The parties hereto hereby agree and acknowledge that, notwithstanding anything to the contrary herein, the SONY Litigation shall be an Excluded Liability retained by Seller pursuant to this Agreement, and that nothing in this Section shall in any way affect the treatment of the SONY Litigation under this Agreement as an Excluded Liability.

Section 6.04.  Post-Closing Obligations for Leases.  Buyer shall not, without the prior written consent of Seller, exercise any right with regard to, or enter into, any amendment, renewal, modification or waiver of any Real Property Lease that extends the term thereof beyond its then-current term with respect to any Real Property Lease as to which Seller or one of its Affiliates remains the leasing party or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease.  Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month-to-month tenancy and with respect to which Seller or one of its Affiliates remains the leasing party or a guarantor or is otherwise secondarily liable, Buyer may extend such Real Property Lease (or otherwise continue or renew such month-to-month tenancy) so long as it is not later than the date that is 24 months after the Closing Date.  Nothing in this Agreement shall be deemed to prevent Buyer from seeking a novation of, or entering into a new lease for the real property relating to, any Real Property Lease as to which Seller remains the leasing party or a guarantor, or is otherwise secondarily liable for the obligations of the lessee under such lease, so long as such novation or new lease contains a full release of all obligations of Seller and/or its Affiliate, as the case may be, under such Real Property Lease with respect to periods after such novation or new lease.

Section 6.05.  Replacement of Certain Obligations.  (a)  Prior to the Closing Date, Buyer and Seller shall use their commercially reasonable efforts to, effective as of the Closing Date, (i) cause to be terminated each of the Parent Guarantees, (ii) replace the Seller Surety Bonds, and (iii) replace the Parent LofCs and terminate any reimbursement obligations or other Contracts between and among Seller and its Affiliates (other than the Subsidiary), on the one hand, and the beneficiary of any such Parent Guarantee or the provider of any such Seller Surety Bond or any such Parent LofC, on the other hand, in each case that relates to any such Parent Guarantee, Seller Surety Bond or Parent LofC (each, a “Related Obligation or Contract”).  Notwithstanding anything to the contrary herein, for purposes of this Section 6.05, commercially reasonable efforts will not require Buyer or Seller to institute escrow arrangements or make any cash payments (other than to incur ordinary and reasonable costs and expenses to have issued new surety bonds and letters of credit to replace the Seller Surety Bonds and Parent LofCs) to any beneficiary to terminate or replace any such Parent Guarantees, Seller Surety Bonds or Parent LofCs.

(b)           To the extent that any Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract remains outstanding as of the Closing, Buyer and Seller shall have a continuing obligation after the Closing to use their commercially reasonable efforts to have any such Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract terminated or replaced after the Closing as contemplated by Section 6.05(a).  To the extent that Seller or any of its Affiliates has performance obligations under any such Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract, Buyer and its Affiliates shall use their reasonable best efforts to perform such obligations on behalf of such party or otherwise take such action as reasonably requested by Seller so as to put such party in the same position as if Buyer (or its Affiliates), and not such party, had performed or were performing such obligations.  Neither Seller nor any of its Affiliates shall have any obligation to extend the term, or otherwise agree to any amendment or waiver, of any Parent Guarantee, Seller Surety Bond, Parent LofC or any Related Obligation or Contract that remains outstanding after the Closing other than “change orders” entered into in the ordinary course of business consistent with past practice with a value of less than 25% of the original value of the relevant Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract.

(c)           If the termination or replacement of a particular Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract would in and of itself (with or without notice or lapse of time) violate, conflict with, result in a breach or default of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, any Contract of the Business, such Parent Guarantee, Seller Surety Bond, Parent LofC or Related Obligation or Contract shall not be required to be terminated or replaced pursuant to this Section 6.05.  Nothing in this Section 6.05(c) shall excuse either Buyer or Seller from any of its other obligations under this Section 6.05.

(d)           Nothing in Section 6.05(b) affects Buyer’s right to seek indemnification under Section 11.02.

Section 6.06.  Targeted Technology Obligation.  Buyer agrees to comply with its obligations set forth on Schedule 6.06 at the times, in the manner and subject to the terms and conditions set forth in such Schedule.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Section 7.01.  Reasonable Best Efforts; Further Assurances.  (a)  Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with the other party in doing, all things necessary, proper, advisable or desirable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement in an expeditious manner, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, waivers, exemptions, authorizations and other confirmations required to be obtained from any Governmental Authority or any other Person that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including those set forth in Sections 3.03 and 4.04 and in the Disclosure Schedule.

(b)           In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, (ii) make any appropriate filings or requests required under other applicable Antitrust Laws as promptly as practicable and in any event within the applicable statutory filing deadlines, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Laws and (iv) take all other commercially reasonable and legal actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other applicable Antitrust Laws as soon as practicable.  Fees associated with the filing under the HSR Act and filings under other applicable Antitrust Laws will be paid by Buyer.

(c)           Also in furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make any other filing required in connection with any consent of a Governmental Authority required to permit consummation of the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days of the date hereof.

(d)           Notwithstanding anything to the contrary in this Agreement, neither Buyer, Seller nor any of their respective Affiliates will be required, in connection with the matters covered by this Section 7.01, to (i) commence or defend any litigation against any Governmental Authority, (ii) hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines, operations or assets, (iii) agree to any limitation on the operation or conduct of their respective businesses, (iv) waive any of the conditions to the Closing set forth in Article 10 hereof, (v) terminate any Contract or other business relationship or (vi) enter into any consent decree or other agreement with any Governmental Authority.

(e)           Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all Legal Proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all Legal Proceedings in respect of the Purchased Assets.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

(f)            Buyer and Seller shall take all actions (or shall cause their respective Affiliates to take all actions), including the execution and delivery of all documents, instruments and other certificates reasonably requested by the other party, to give effect to the transactions contemplated by this Agreement, including, (i) in the case of Buyer, the return of any Excluded Assets and any other assets that are not Purchased Assets that are owned by Seller or any of its Affiliates and are transferred to Buyer at or after the Closing, and the forwarding or remittance to Seller of any payments received by Buyer or any of its Affiliates on account of any Excluded Asset, including any accounts or notes receivable of any Retained Business, and (ii) in the case of Seller, to vest title to the Purchased Assets in Buyer (or, subject to Section 13.05, Buyer’s designated Affiliate(s)) and to forward and remit to Buyer any payment on account of any Purchased Asset, including any accounts or notes receivable; it being understood that nothing in this Section 7.01 shall require Buyer or Seller to (i) consent to any action or omission that would be inconsistent with Section 5.01 or waive any condition set forth in Article 10 or (ii) agree to amend or waive any provision of this Agreement.

Section 7.02.  Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  Without limiting the generality of the foregoing, Seller and its Affiliates and Representatives shall reasonably cooperate with Buyer and its Affiliates and Representatives in connection with the preparation and filing of any SEC reports and other filings required in connection with the execution and delivery of this Agreement or the transactions contemplated hereby, including the preparation and filing of audited and unaudited financial statements for the Business and the related documents that comply with Regulation S-X promulgated under the Securities Act.  Such reasonable cooperation shall include Seller providing Buyer and its Representatives with such information regarding the Business as is required to be included in any such SEC reports or other filings, including pursuant to Regulation S-X promulgated under the Securities Act.  Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred by Seller or any of its Affiliates or Representatives in connection with the foregoing.

Section 7.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, that no party shall be required to consult with the other pursuant to this Section 7.03 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 7.03.

Section 7.04.  Notification of Certain Matters.  Seller, on the one hand, and Buyer, on the other hand, agree to give prompt notice to the other of (a) any failure on its part to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the applicable conditions in Article 10 not to be satisfied and any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the applicable conditions in Article 10 not to be satisfied; provided that the delivery of any notice pursuant to this Section 7.04 does not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 7.05.  Intellectual Property.  (a)  Following the Closing, Buyer and its Affiliates and their respective directors, officers, successors, assigns, agents or representatives shall not register or attempt to register, and, except as otherwise set forth in this Section 7.05, shall not directly or indirectly use, in any fashion any of the Excluded Marks or any derivatives thereof or anything confusingly similar thereto.  None of Buyer or any of its Affiliates shall challenge or assist any third party in opposing the rights of Seller or any Affiliate of Seller anywhere in the world in any of the Excluded Marks, including the rights of Cobham Defense Electronic Systems Corporation and its Affiliates in and to the

“M/A-COM” name and mark (the “M/A-COM Mark”).  Except as expressly set forth in this Section 7.05, Buyer acknowledges and agrees that no right or grant is provided for herein for Buyer to (i) use the Excluded Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to the Excluded Marks for any purpose whatsoever.  Subject to the restrictions set forth herein, after the Closing, Buyer shall have the right to use existing domain names, packaging, line cards, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials that are Purchased Assets and bear any of the Excluded Marks (other than the M/A-COM Mark) until the earlier of (x) six (6) months after the Closing Date and (y) the date existing stocks are exhausted.  Subject to the restrictions set forth herein, for nine (9) months after the Closing Date, Buyer and its Affiliates shall have the right to sell product inventory that are Purchased Assets and to use, reproduce and affix the Excluded Marks (other than the M/A-COM Mark) (in the same manner that such Excluded Marks were prior to the Closing so used, reproduced or affixed) in connection with products manufactured by or on behalf of Buyer and its Affiliates prior to the date that is 90 days after the Closing Date.  Notwithstanding the foregoing, Seller hereby grants to Buyer and its Affiliates (A) a non-exclusive, worldwide, fully-paid and royalty free license under the Excluded Marks (other than the M/A-COM Mark) to use tools, dies and molds which carry such Excluded Marks and to market and sell any materials created with such tools, dies or molds for nine (9) months after the Closing Date and (B) an exclusive, worldwide, fully-paid and royalty-free license under the M/A-COM Mark to use, reproduce and affix the M/A-COM Mark in connection with products manufactured by or on behalf of Buyer and its Affiliates in connection with the conduct of the Business in the field of land mobile radio until September 30, 2011.  Buyer and its Affiliates shall comply with all Applicable Laws in any use of any of the Excluded Marks (including the M/A-COM Mark) and the products manufactured by or on behalf of Buyer and its Affiliates and in respect of which such Excluded Marks are used, reproduced or affixed shall be of a quality and nature comparable to such products manufactured by or on behalf of such businesses prior to the Closing.  Buyer and its Affiliates’ use of such Excluded Marks shall inure solely to the benefit of Seller and its Affiliates.  After the Closing, subject to the obligations set forth in Section 5.04 and provided that such use is not primarily related to the Business, Seller and its Affiliates shall have the right to use existing packaging, line cards, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the M/A-COM Mark or any Trademark included in the Transferred Intellectual Property until the earlier of (i) 90 days after the Closing Date and (ii) the date existing stocks are exhausted.

(b)           From and after the Closing Date, Buyer hereby covenants and agrees, on behalf of itself and its Affiliates, that it shall not commence or threaten to commence, or cause to be commenced or threatened, any Legal Proceeding against Seller or its Affiliates, or their respective customers and suppliers, in connection with or otherwise arising from the use of any Transferred Patent (other than any Transferred Patent to the extent such Transferred Patent relates to the Targeted Technology) or Know-How or copyright included in the Owned

Intellectual Property Rights with respect to (i) the manufacture (or manufacture by any Person on behalf of Seller or any of its Affiliates), use, sale, offer for sale, importation, reproduction, performance, display or distribution of any product or service provided as of the Closing Date by any Retained Business, or proposed as of the Closing Date to be provided by any Retained Business, or (ii) the conduct of any Retained Business as such Retained Business is conducted, or proposed to be conducted, as of the Closing Date, in each case of (i) or (ii), subject to the obligations set forth in Section 5.04 (collectively, the “Buyer Covenant Not To Sue”).  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that the Buyer Covenant Not To Sue may be assigned or transferred in whole or part, in connection with a sale or transfer of a Divested Business (and will, for the avoidance of doubt, continue to be effective with respect to the purchaser or transferee of such Divested Business and its Affiliates and their respective customers and suppliers), but only with respect to (x) the activities contemplated in clauses (i) and/or (ii) above and (y) only to the extent that such activities relate to such Divested Business (it being understood that in no event shall the Buyer Covenant Not To Sue extend to any other business, products or operations of the purchaser or transferee of a Divested Business that are not the business, products or operations of the Divested Business regardless of whether such business, products or operations are similar or identical to the business, products or operations of such Divested Business).

(c)           From and after the Closing Date, Seller hereby covenants and agrees, on behalf of itself and its Affiliates, that it shall not commence or threaten to commence, or cause to be commenced or threatened, any Legal Proceeding against Buyer or its Affiliates, or their respective customers and suppliers, in connection with or otherwise arising from the use of any Patent, Know-How or copyright owned by Seller or any of its Affiliates as of the Closing Date with respect to (i) the manufacture (or manufacture by any Person on behalf of Buyer or any of its Affiliates), use, sale, offer for sale, importation, reproduction, performance, display or distribution of any product or service provided by the Business as of the Closing Date, or proposed as of the Closing Date to be provided by the Business or (ii) the conduct of any Business as such Business is conducted or proposed to be conducted, as of the Closing Date (collectively, the “Seller Covenant Not To Sue”).  Notwithstanding anything in this Agreement to the contrary, Buyer and Seller acknowledge that the Seller Covenant Not To Sue may be assigned or transferred in whole or part, in connection with a sale or transfer of a Divested Business (and will, for the avoidance of doubt, continue to be effective with respect to the purchaser or transferee of such Divested Business and its Affiliates and their respective customers and suppliers), but only with respect to (x) the activities contemplated in clauses (i) and/or (ii) above and (y) only to the extent that such activities relate to such Divested Business (it being understood that in no event shall the Seller Covenant Not To Sue extend to any other business, products or operations of the purchaser or transferee of a Divested Business that are not the business, products or operations of the Divested Business regardless of whether such business, products or operations are similar or identical to the business, products or operations of such Divested Business).

For the avoidance of doubt, the Seller Covenant Not To Sue shall not apply to the manufacture, use, sale, offer for sale, importation, reproduction, performance, display or distribution of any Seller Product or any product or service which is a substitute therefor.

Section 7.06.  WARN Act.  The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement.  Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred U.S. Employees.  Seller, with respect to any terminations of employment of U.S. employees employed by Seller or any of its Affiliates that occur within the 90 days prior to or following the Closing Date, will notify Buyer of the number of employees and locations of employment affected and will be responsible for providing any notification that may be required under the WARN Act with respect to any such U.S. employees who are not Transferred U.S. Employees; provided that Buyer has given sufficient notice to enable Seller to provide such timely notification.

Section 7.07.  Nonsolicitation.  (a)  Seller agrees that for a period of two full years after the Closing Date, without Buyer’s prior written consent, neither Seller nor any of its Affiliates shall (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Business Employees specified on Schedule 7.07(a) or (ii) hire any of such Business Employees; provided that this Section 7.07(a) shall not apply with respect to any such Business Employee whose employment has been terminated by Buyer or its Affiliates as part of a reduction in force.

(b)           Seller agrees that for a period of two full years after the Closing Date, without Buyer’s prior written consent, neither Seller nor any of its Affiliates shall (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Business Employees who are not covered by Section 7.07(a) and who as of the date hereof are within Seller’s compensation bands 0-3 or (ii) hire any of such Business Employees; provided that this Section 7.07(b) shall not apply with respect to any such Business Employee (x) whose employment has been terminated by Buyer or its Affiliates as part of a reduction in force, (y) whose employment has otherwise been terminated by Buyer or its Affiliates at least three months prior to such solicitation or hiring by Seller or any of its Affiliates or (z) who has voluntarily terminated his or her employment at least six months prior to such solicitation or hiring by Seller or any of its Affiliates.

(c)           Seller agrees that for a period of two full years after the Closing Date, without Buyer’s prior written consent, neither Seller nor any of its Affiliates shall solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Business Employees not covered by Section 7.07(a) or Section 7.07(b) who are offered employment by Buyer pursuant to Section 9.01(a) or Section 9.02 and who accept such employment; provided that this Section 7.07(c) shall not apply with respect to any such Business Employee (x) whose employment has been terminated by Buyer or its Affiliates as part of a reduction in force, (y) whose employment has otherwise been terminated by Buyer or its Affiliates at least three months prior to such solicitation by Seller or any of its Affiliates or (z) who has voluntarily terminated his or her employment at least six months prior to such solicitation by Seller or any of its Affiliates.

(d)           Seller agrees that for a period of six months after the Closing Date, without Buyer’s prior written consent, neither Seller nor any of its Affiliates shall hire any of the Business Employees not covered by Section 7.07(a) or Section 7.07(b) who are offered employment by Buyer pursuant to Section 9.01(a) or Section 9.02 but do not accept such employment.

(e)           Buyer agrees that for a period of two full years after the Closing Date, without Seller’s prior written consent, neither Buyer nor any of its Affiliates shall solicit the employment or services of (whether as an employee, consultant, independent contractor or otherwise), or hire, any of the employees of Seller and its Affiliates specified on Schedule 7.07(e); provided that this Section 7.07(e) shall not apply with respect to any such employee of Seller and its Affiliates (i) whose employment has been terminated by Seller or its Affiliates prior to such solicitation or hiring by Buyer or any of its Affiliates or (ii) who has voluntarily terminated his or her employment at least six months prior to such solicitation or hiring by Buyer or any of its Affiliates.

(f)            For purposes of this Section 7.07, the term “solicit the employment or services” shall not be deemed to include an individual’s otherwise unsolicited expression of interest in a position where the individual learns of the job opening through generalized searches through media advertisements of general circulation or open job fairs or through the efforts of an employment search firm not retained by such individual.

(g)           Notwithstanding anything to the contrary in this Section 7.07, Seller may solicit and hire as a consultant for litigation support services any Person after their employment relationship with Buyer shall have terminated.

Section 7.08.  Certain Matters.  Seller and Buyer will be responsible for the costs of certain matters as described on Schedule 7.08.

ARTICLE 8
TAX MATTERS

Section 8.01.  Allocation of Taxes to Seller.  Seller shall be responsible for, will pay or cause to be paid, and will indemnify Buyer and its Affiliates from and against, any and all of the following (collectively, “Seller’s Taxes”):

(a)           all Taxes of the Subsidiary with respect to all taxable periods that end on or before the Closing Date;

(b)           all Income Taxes imposed on Seller or its Affiliates (other than the Subsidiary);

(c)           all Taxes relating to the Non-Entity Business or the Purchased Assets with respect to all taxable periods that end on or before the Closing Date;

(d)           Seller’s portion of the Taxes for any Straddle Period, as determined under Section 8.03;

(e)           50% of all Transfer Taxes (other than Excess Transfer Taxes) and 50% of all Excess Transfer Taxes, provided that Seller shall not be responsible for any portion of an Excess Transfer Tax (i) for which a Resale Exemption Certificate is obtainable under Applicable Law but is not timely obtained due to a Buyer action, delay or omission or (ii) that is a GST or QST to the extent that such Tax is imposed due to a Buyer action, delay or omission;

(f)            50% of any Buyer CFC Taxes; and

(g)           any additional Tax incurred by the Subsidiary as a consequence of the inclusion of any item of income in, or the exclusion of any item of deduction from, the taxable income of the Subsidiary for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting; (ii) closing or similar agreement entered into with a Taxing Authority; (iii) intercompany transaction; (iv) installment sale or open transaction; (v) receipt of a prepaid amount; or (vi) deferral of cancellation of indebtedness income, in each case occurring during a taxable period or portion thereof ending on or before the Closing Date;

provided, however, that Seller’s Taxes shall not include any Taxes arising (i) as a result of any out-of-the-ordinary-course actions taken by Buyer or any of its Affiliates with respect to the Subsidiary, the Non-Entity Business or the Purchased Assets after the effective time of the Closing or (ii) that are accrued Taxes taken into account in the calculation of Final Closing Working Capital.

Section 8.02.  Allocation of Taxes to Buyer.  Buyer shall be responsible for, will pay or cause to be paid, and will indemnify Seller and its Affiliates from and against, any and all of the following (collectively, “Buyer’s Taxes”):

(a)           all Taxes of or relating to the Subsidiary, the Non-Entity Business or the Purchased Assets with respect to taxable periods that begin after the Closing Date;

(b)           Buyer’s portion of the Taxes for any Straddle Period, as determined pursuant to Section 8.03;

(c)           any Taxes of or relating to the Subsidiary, the Non-Entity Business or the Purchased Assets that arise as a result of an out-of-the-ordinary-course action taken by Buyer or any of its Affiliates after the effective time of the Closing;

(d)           all Transfer Taxes (including Excess Transfer Taxes) not payable by Seller pursuant to Section 8.01(e);

(e)           any Taxes that are accrued Taxes taken into account in the calculation of Final Closing Working Capital; and

(f)            50% of any Seller CFC Taxes.

Section 8.03.  Allocation of Straddle Period Taxes.  Taxes for Straddle Periods shall be allocated between Seller and Buyer as follows:

(a)           Income Taxes shall be allocated based on an actual closing of the books if permitted by Applicable Law and agreed to by Seller and Buyer.  Income Taxes shall in all other cases be allocated based on an interim closing of the books as of 11:59 p.m. E.T. on the Closing Date.  The allocation shall in either event utilize the Tax accounting methods, practices and procedures used by the applicable entity in preparing its previous Tax Returns.

(b)           Taxes imposed on specific transactions, including value added, sales and use Taxes (but excluding Transfer Taxes), shall be allocated based on the time at which such transactions occur.  Taxes on transactions occurring through the end of the Closing Date shall be allocated to Seller and all other Taxes shall be allocated to Buyer; provided, however, that Taxes on out-of the-ordinary-course transactions that occur after the Closing on the Closing Date shall be allocated to Buyer.

(c)           Ad valorem, real property, personal property, and similar Taxes and fees shall be allocated on a ratable daily basis in accordance with the most recent certified or uncontested Tax valuation or assessment.

Section 8.04.  Tax Returns; Payment of Taxes; Carrybacks.  (a)  Seller shall timely prepare and file all Tax Returns of or relating to the Subsidiary, the Non-Entity Business or the Purchased Assets that are required to be filed (after giving effect to any extension of time in which to file) on or before the Closing Date.  Seller shall timely pay all Taxes shown as due on such Tax Returns.

(b)           Buyer shall timely prepare and file all Tax Returns of or relating to the Subsidiary, the Non-Entity Business or the Purchased Assets that are required to be filed after the Closing Date.  Subject to Buyer’s right to indemnification pursuant to Section 8.01 and this Section 8.04(b), Buyer shall timely pay all Taxes shown as due on all such Tax Returns.  Buyer shall permit Seller to review and comment on any such Tax Return for which Seller or any of its Affiliates has any indemnification obligation under this Agreement, and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Seller.  Seller shall pay over to Buyer, no fewer than three Business Days prior to the due date of the applicable Tax Return, an amount of cash sufficient for the payment of any Taxes shown as due on any such Tax Return for which Seller bears responsibility pursuant to Section 8.01.

(c)           The party responsible under Applicable Law for filing Tax Returns with respect to Transfer Taxes shall timely prepare and file such Tax Returns (“Transfer Tax Returns”) and pay the Taxes shown thereon as owed.  If Applicable Law permits either Buyer or Seller to file a Transfer Tax Return, Seller shall timely prepare and file such return and pay such Taxes.  The party not responsible for filing any such Transfer Tax Return shall pay over to the party responsible for such filing the portion of such Transfer Taxes shown on such Transfer Tax Return for which the payor is liable pursuant to Sections 8.01 or 8.02 (as the case may be) no fewer than three Business Days prior to the due date of such Transfer Tax Return; provided, however, that no such payment shall be due until ten Business Days after the party responsible for filing such Transfer Tax Return has provided the other party with a completed copy of such Transfer Tax Return for review and comment.

(d)           Buyer shall and shall cause its Affiliates to make any election available to them to waive the right to carry back any item of loss, credit or other Tax benefit recognized in a taxable period beginning after the Closing Date to (i) a taxable period ending on or before the Closing Date or (ii) a Straddle Period.  If Buyer or its Affiliates cannot waive the right to effect such a carryback, Buyer or its Affiliates shall effect such carryback and Buyer shall retain any refund or credit of Taxes produced by such carryback.

(e)           Except as otherwise provided in Section 8.04(d) and Section 8.07, Buyer shall file no amended Tax Returns and no claims for refund of Taxes with respect to a taxable period ending on or before the Closing Date or, in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date, in each case without the written consent of Seller.  Buyer shall also cause its Affiliates not to file any such Tax Returns or claims for refund of Taxes.

Section 8.05.  Tax Contests.  (a)  Each of Seller and Buyer shall provide notice to the other of any claim or potential claim for Taxes for which it may seek indemnification pursuant to Section 8.06.  Such notice shall contain factual information (to the extent known) describing the asserted Tax claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from the Taxing Authority in respect of such Taxes.  The party seeking indemnification shall provide such notice within 15 Business Days of the earlier to occur of (i) its receipt of a written communication from the Taxing Authority and (ii) personal contact between an agent of the Taxing Authority and an employee of such party who is responsible for Taxes, in each case with respect to such Taxes.  If the party seeking indemnification fails to give the other party notice within such period, then (x) if the indemnifying party is precluded from contesting the asserted Tax Liability in any forum as a result of such failure, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax Liability, and (y) if the indemnifying party is not precluded from contesting such asserted Tax Liability in any forum, but such failure results in a monetary detriment to the indemnifying party, then any amount that the indemnifying party is otherwise required to pay the indemnified party pursuant to Section 8.06 hereof shall be reduced by the amount of such detriment.

(b)           Seller or its designee shall have the right, upon written notice to Buyer within 30 days after delivery by Buyer to Seller of the notice described in Section 8.05(a), to control the conduct, including settlement or other disposition thereof, of any Contest relating to a Tax matter to the extent such Contest is in connection with any Taxes for which Seller may be liable pursuant to Section 8.01 hereof and to employ counsel of its choice at its expense in such Contest.  Buyer shall have the right, at Buyer’s own expense, to consult with Seller regarding any Contest that might affect a taxable period that begins after the Closing Date (or, in the case of a Straddle Period, the portion of such Straddle Period that begins after the Closing Date).

(c)           Buyer shall have the right to control the conduct of any Contest not described in Section 8.05(b).  Seller shall have the right, at Seller’s own expense, to consult with Buyer regarding any Contest that might affect a taxable period that ends on or before the Closing Date (or, in the case of a Straddle Period, the portion of such Straddle Period that ends on the Closing Date).  Buyer may settle or otherwise dispose of any such Contest only with the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 8.06.  Indemnification.  (a)  The indemnification provisions set forth in this Section 8.06 are the exclusive remedy for obligations of the parties arising under this Agreement that relate to Taxes, and Article 11 of this Agreement shall not apply to such obligations, except (i) that Article 11 of this Agreement shall apply to breaches of Section 3.15 and (ii) as specifically set forth in Section 11.04.  The covenants set forth in this Article 8 shall survive the Closing without time limitation.

(b)           Seller shall be liable for, and covenants and agrees to indemnify and hold harmless Buyer and its Affiliates from and against, any and all Liabilities incurred by Buyer or its Affiliates:

(i)            by reason of a breach by Seller of any covenant contained in this Article 8; or

(ii)           for Seller’s Taxes.

(c)           Buyer shall be liable for, and covenants and agrees to indemnify and hold harmless Seller and its Affiliates from and against, any and all Liabilities incurred by any of Seller or its Affiliates:

(i)            by reason of a breach by Buyer of any covenant contained in this Article 8; or

(ii)           for Buyer’s Taxes.

(d)           If a party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is entitled to indemnification by another party (the “Tax Indemnifying Party”) under Section 8.06(b) or Section 8.06(c) hereof, the Tax Indemnified Party shall promptly deliver to the Tax Indemnifying Party a written notice and demand therefor (the “Tax Notice”) specifying the basis for indemnification and the amount for which the Tax Indemnified Party requests indemnification (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority).  The Tax Notice must be received by the Tax Indemnifying Party no later than 60 days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than 30 days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five Business Days after the Tax Indemnified Party receives the Taxing Authority Notice).  If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 8.06(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 8.05, then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accounting Referee or a Final Determination regarding the Tax Claim, as the case may be.  In all other cases, the Tax Indemnifying Party shall pay the Tax Indemnified Party the amount set forth in the Tax Notice within 30 days after receipt of the Tax Notice.

(e)           The Tax Indemnifying Party may object to any Tax Claim by giving the Tax Indemnified Party, within 30 days following receipt of the related Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”).  If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such 30-day period, the Tax Indemnifying Party shall be treated as having agreed to all elements of the Tax Claim and shall satisfy it in the manner provided in Section 8.06(d).

(f)            If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle a dispute regarding a Tax Claim within 30 days after receipt of the

Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party shall jointly request that the Accounting Referee to resolve the dispute in the manner provided in Section 8.06.

(g)           Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 8.06(d) hereof shall not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is actually prejudiced by such failure.

Section 8.07.  Refunds.  (a)  Buyer shall and shall cause its Affiliates to pay over the amount of any refund of Seller’s Taxes (together with any interest thereon received from a Taxing Authority) (“Seller’s Refunds”) within five Business Days after receipt thereof or credit against Tax Liability for another taxable period.  Buyer or its Affiliates shall hold any cash refund of such Taxes in trust for Seller.  Seller shall return the amount of such refund (and any interest received thereon) or credit within five Business Days of written demand by Buyer if Buyer is required to return the refund to the Taxing Authority.

(b)           Seller shall and shall cause its Affiliates to pay over the amount of any refund of Buyer’s Taxes (together with any interest thereon received from a Taxing Authority) (“Buyer’s Refunds”) within five Business Days after receipt thereof or credit against Tax Liability for another taxable period.  Seller or its Affiliates shall hold any cash refund of such Taxes in trust for Buyer.  Buyer shall return the amount of such refund (and any interest received thereon) or credit within five Business Days of written demand by Seller if Seller is required to return the refund to the Taxing Authority.

(c)           Upon the request of Seller, Buyer shall file, or cause an Affiliate to file, claims for Seller’s Refunds, in such form as Seller may reasonably request; provided, however, that the filing of any such claim will not result, in Buyer’s reasonable determination, in any prejudice to Buyer or its Affiliates.  Seller shall have the sole right to prosecute any claims for Seller’s Refunds (by suit or otherwise) at Seller’s expense and with counsel of Seller’s choice.

(d)           Upon the request of Buyer, Seller shall and shall cause its Affiliates to file, claims for Buyer’s Refunds, in such form as Buyer may reasonably request; provided, however, that the filing of any such claim will not result, in Seller’s reasonable determination, in any prejudice to Seller or its Affiliates.  Buyer shall have the sole right to prosecute any claims for Buyer’s Refunds (by suit or otherwise) at Buyer’s expense and with counsel of Buyer’s choice.

(e)           Any refunds of Taxes other than Seller’s Refunds and Buyer’s Refunds shall be the property of the payee of such refunds and no other party or its Affiliates shall have any right to such refunds.

Section 8.08.  Assistance And Cooperation.  After the Closing Date, Seller and Buyer shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Subsidiary, the Non-Entity Business and the Purchased Assets, including (i) the preparation and filing of Tax Returns, (ii) determining the Liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) Contests.  Such cooperation shall include making all information and documents in their possession related to the Business available to the other, as provided in Section 8.09 hereof.  Seller and Buyer also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information and documents relevant to Taxes.  Any information or documents provided under this Section 8.08 shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Contest.

Section 8.09.  Tax Records.  Seller, Buyer, and their respective Affiliates shall make available to each other (at no cost to the requesting party) for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Subsidiary, the Non-Entity Business or the Purchased Assets to the extent reasonably required by the other party in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Article 8.  Seller, Buyer, and their respective Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Applicable Law, but in any event for a period of not less than 10 years after the Closing Date.

Section 8.10.  Dispute Resolution.  If Seller and Buyer fail to agree on (a) any matter in this Article 8 or Section 2.06 that requires the agreement of the parties with respect to a Tax matter, then Seller and Buyer such jointly refer such matter to the Accounting Referee for its determination.  Seller and Buyer shall deliver to the Accounting Referee any documentation that may be necessary or useful to the Accounting Referee’s determination.  Each of Buyer and Seller shall be entitled to submit to the Accounting Referee a memorandum setting forth its position with respect to such matter.  The Accounting Referee shall make a determination within 60 days of the referral of such matter to it.  Seller or Buyer, as the case may be, shall pay to the other party any amount determined by the Accounting Referee to be owed within 10 days of the date on which the Accounting Referee makes its determination.  The determination of the Accounting Referee shall be final, conclusive and binding on all parties.  The costs incurred in retaining the Accounting Referee shall be shared equally by Seller and Buyer.

Section 8.11.  Payment.  All amounts required to be paid to a party under this Article 8 shall be paid in U.S. Dollars, translated if necessary from local currency at the spot rate in effect on the date that payment is made.  If a party fails to make a payment due and owing under this Article 8 within 30 days of the date prescribed herein, the unpaid amount shall accrue simple interest at a rate of eight percent per annum from but excluding the due date to and including the date on which payment is made.

Section 8.12.  Adjustment.  All amounts paid pursuant to this Article 8 (other than interest) or Article 11 hereof shall be treated by the parties as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

Section 8.13.  Termination Of Tax Allocation Agreements.  All Tax allocation or tax sharing agreements between any of Seller or its Affiliates, on the one hand, and the Subsidiary, on the other hand, shall be terminated as of the day before the Closing Date, and no such party shall have any obligation to any other party thereunder with respect to any taxable period, past, present or future.

Section 8.14.  CFC Legal Proceedings.  (a) If the Subsidiary or Buyer on its behalf takes any material action outside the ordinary course of the Subsidiary’s business as currently conducted (including an extraordinary disposition of assets, engaging in a merger or other business combination, making extraordinary distributions to shareholders, changing any accounting method (except as may be required by law), changing any hedging method or making any election pursuant to section 338 of the Code), and if such action results in an increase in the Taxes payable by Seller or its Affiliates, which increase is attributable to (i) the generation of a material amount of additional “subpart F income” (as defined in section 952 of the Code) to Seller or any of its Affiliates for U.S. federal Income Tax purposes (but only to the extent U.S. foreign tax credits are not thereby available to Seller or any Affiliate); (ii) a material increase or reduction in the Subsidiary’s current or accumulated earnings and profits or in its pool of foreign Taxes for U.S. federal Income Tax purposes, or (iii) any other material adverse Tax effect on Seller or any of its Affiliates resulting from such action (any such increase in Taxes, “Seller CFC Taxes”), then Buyer shall be responsible for the portion of such Seller CFC Taxes specified in Section 8.02(f).

(b)           If, prior to the end of the Closing Date, the Subsidiary or Seller on its behalf takes any material action outside the ordinary course of the Subsidiary’s business as currently conducted (including, without limitation, an extraordinary disposition of assets, engaging in a merger or other business combination, making extraordinary distributions to shareholders, changing any accounting method (except as may be required by law), or changing any hedging method, and if such action results in an increase in the Taxes payable by Buyer or its Affiliates, which increase is attributable to (i) the generation of a material amount of additional “subpart F income” (as defined in section 952 of the Code) to Buyer or any of its Affiliates for U.S. federal Income Tax purposes (but only to the extent U.S. foreign tax credits are not thereby available to Buyer or any Affiliate); (ii) a material increase or reduction in the Subsidiary’s current or accumulated earnings and profits or in its pool of foreign Taxes for U.S. federal Income Tax purposes, or (iii) any other material adverse Tax effect on Buyer or any of its Affiliates resulting from such action (any such increase in Taxes, “Buyer CFC Taxes”), then Seller shall be responsible for the portion of such Buyer CFC Taxes specified in Section 8.01(f).

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01.  U.S. Business Employees and Employee Benefits.  (a)  Transfer and Terms and Conditions of Employment.  Within a reasonable period of time prior to the Closing Date, Buyer or an Affiliate of Buyer shall offer employment to each U.S. Business Employee, commencing as of the Closing Date (or, with respect to any U.S. Business Employee not actively at work as of the Closing Date, as of the date that such U.S. Business Employee returns to active employment; provided that such U.S. Business Employee returns to active employment within six months following the Closing Date), in the same job or position, at the same location (or within 50 miles of such location) and at the same (or a higher) rate of base salary, wages or other base compensation, in each case as in effect immediately prior to the Closing Date.  For clarity, (i) “rate of base salary, wages or other base compensation” for this purpose and for the purposes of Section 9.02, Section 9.03 and Section 9.04 shall exclude commissions, variable pay, target bonus, incentive compensation (including equity incentives), premium pay, overtime, shift differentials, perquisites, retirement, welfare or other benefits, retention amounts, change in control amounts and any similar payments and (ii) Buyer shall have no obligation to employ a U.S. Business Employee who is not actively at work as of the Closing Date and who does not return to active employment within six months following the Closing Date.  Buyer, at the time such employment offers are so extended, shall provide to Seller appropriate information regarding employment terms and conditions offered to the U.S. Business Employees, which shall conform in all respects to the provisions of this Section 9.01.  Buyer shall communicate with Seller prior to the extension of employment offers with respect to communicating the offers to the U.S. Business Employees.  Each U.S. Business Employee who accepts such offer of employment and commences employment with Buyer or an Affiliate of Buyer is referred to as a “Transferred U.S. Employee,” and all such employees collectively are referred to as the “Transferred U.S. Employees.”  For a period of at least 12 months following the Closing Date, Buyer covenants and agrees to (or to cause its Affiliates to) maintain compensation and benefits for the benefit of the Transferred U.S. Employees that are, in the aggregate, not substantially less favorable, as reasonably determined in good faith by Buyer, than the Benefit Plans as in effect immediately prior to the Closing Date.  For a period of at least 12 months following the Closing Date, Buyer covenants and agrees that each Transferred U.S. Employee’s rate of base salary, wages or other base compensation as in effect immediately prior to the Closing Date shall not be reduced; provided that this provision shall not preclude Buyer’s implementation of any reduced hours arrangement, furlough program or similar arrangements to the extent Transferred U.S. Employees are treated no less favorably than similarly situated employees of Buyer and its Affiliates. Subject to the Transfer Regulations (to the extent relevant), no provision in this Agreement shall (i) give any Transferred U.S. Employee any right to continued employment with Buyer or impair in any way the right of Buyer or an Affiliate of Buyer to terminate or change the terms of the employment (other than the rate of base salary, wages or other base compensation as provided above) of any employee, including any Transferred U.S. Employee, after the Closing Date or (ii) preclude Buyer or an Affiliate of Buyer from altering, amending or terminating any of its employee benefit plans (including any Assumed Plan), or the participation of any of its employees in such plans, at any time.  Effective as of the Closing, Seller or its applicable Affiliate shall terminate the employment of all U.S. Business Employees actively at work as of immediately prior to the Closing.

(b)           COBRA.  Seller and its Affiliates shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA, or similar state statutes (“COBRA”), including the provision of continuation coverage, with respect to all Former Employees and all Business Employees who do not become Transferred U.S. Employees, and, in each case, their spouses and dependents, and with respect to Transferred U.S. Employees, and their spouses and dependents, for whom a qualifying event occurs on or prior to the date they become Transferred U.S. Employees.  Buyer and its Affiliates shall be solely responsible for compliance with the requirements of COBRA with respect to qualifying events with respect to Transferred U.S. Employees, and their spouses and dependents, that occur after the date such employees become Transferred U.S. Employees.  For purposes of this Section 9.01(b), the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(c)           Severance.  Without limiting the generality of the foregoing, Buyer shall, or shall cause its Affiliates to, have in effect for at least 12 months following the Closing Date severance plans, practices and policies applicable to each Transferred U.S. Employee that are not less favorable in the aggregate, as reasonably determined by Buyer in good faith, than such plans, practices and policies in effect immediately prior to the Closing Date with respect to such Transferred U.S. Employee as identified on Schedule 9.01(c).  For the avoidance of doubt, Seller will be liable for (i) any retention, change in control, bonus or other amount described in Section 2.04(f) (including the employer portion of any payroll, social security, unemployment or similar Taxes) and (ii) any severance Liabilities with respect to Former Employees.

(d)           Assumed Compensation and Benefits.  From and after the Closing Date, Buyer shall, or shall cause its Affiliates to, assume, honor and be solely responsible for paying, providing and satisfying when due all Assumed Compensation and Benefits for the benefit of Transferred U.S. Employees.

(e)           Tax-Qualified Plans.  Each Transferred U.S. Employee who is a participant in the Tyco Electronics Retirement Savings and Investment Plan (the “Tyco Electronics Savings Plan”) shall cease to be an active participant under such plan effective as of the Closing Date.  Effective as of the Closing Date, Buyer shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Savings Plan”) in which Transferred U.S. Employees who meet the eligibility criteria thereof shall be eligible to participate.  Effective as of the Closing Date, each Transferred U.S. Employee shall become fully vested in his or her account balance in the Tyco Electronics Savings Plan.  Buyer agrees to cause the Buyer Savings Plan to accept rollovers by Transferred U.S. Employees from the Tyco Electronics Savings Plan, including promissory notes evidencing all outstanding loans.  Buyer agrees that it will be solely responsible for amounts charged by the third-party administrator of the Tyco Electronics Savings Plan and paid by Seller in connection with rollovers by Transferred U.S. Employees from the Tyco Electronics Savings Plan to the Buyer Savings Plan that exceed the amounts that would have been charged by the third-party administrator of the Tyco Electronics Savings Plan and paid by Seller had the accounts of Transferred U.S. Employees in the Tyco Electronics Savings Plan been transferred to the Buyer Savings Plan in a mandatory trust-to-trust transfer.  Seller agrees that it will use good faith efforts to avoid or mitigate charges by the third-party administrator of the Tyco Electronics Savings Plan in connection with the rollovers contemplated by this Section 9.01(e), including consulting with Buyer prior to authorizing such charges and permitting Buyer or the third-party administrator of the Buyer Savings Plan to assume responsibility for actions for which the third-party administrator of the Tyco Electronics Savings Plan would asses charges, including drafting and sending participant communications regarding the availability of such rollovers (which communications shall be mutually acceptable in form and substance to both Seller and Buyer).  Buyer agrees that it will cause the third-party administrator of the Buyer Savings Plan to accept any rollover contemplated pursuant to this Section 9.01(e) no later than sixty days following the latest date that Buyer receives the documentation from the Transferred U.S. Employee and the third-party administrator of the Tyco Electronics Savings Plan necessary for the third-party administrator of the Buyer Savings Plan to process such rollover.

(f)            Certain Welfare Plan Matters.  Effective as of the Closing Date, Buyer shall maintain or cause its Affiliates to maintain a group health plan in which Transferred U.S. Employees, and their respective spouses and dependents, who meet the eligibility criteria thereof may participate.  Following the Closing Date, Buyer shall use, or shall cause its Affiliates to use, its commercially reasonable efforts (i) to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred U.S. Employees covered by a welfare benefit plan maintained by Seller or its Affiliates immediately prior to the Closing Date, or their dependents or beneficiaries, under any similar welfare benefit plans maintained by Buyer or its Affiliates in which such Transferred U.S. Employees may be eligible to participate (except to the extent that such a waiting period, exclusion or limitation was in effect and had not been satisfied under the Benefit Plan in which such employee, dependent or beneficiary was eligible to participate immediately prior to the Closing Date, and without regard to any such waiting period, exclusion or limitation that applies solely to employees who do not elect welfare benefit plan coverage upon initial eligibility for the plan) and (ii) to provide that any costs or expenses incurred by the Transferred U.S. Employees (and their respective dependents and beneficiaries) under the Benefit Plans with respect to the plan year that includes the Closing Date, up to (and including) the Closing Date, shall be specifically applied for purposes of satisfying any similar deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.  Except as provided in Section 9.01(b), Section 9.01(h) or Section 9.01(j), Buyer shall be responsible under the employee welfare benefit plans of Buyer or an Affiliate of Buyer for all amounts payable by reason of claims incurred by Transferred U.S. Employees and their eligible dependents and beneficiaries after the date they become Transferred U.S. Employees.

(g)           Cafeteria Plan.  Buyer shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer Cafeteria Plan”) in which Transferred U.S. Employees who meet the eligibility criteria thereof may participate.  As soon as practicable following the Closing Date, Seller shall cause to be transferred to Buyer an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the cafeteria plans in which such Transferred U.S. Employees participate (the “Tyco Electronics Cafeteria Plan”) made during the year in which the Closing Date occurs by the Transferred U.S. Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred U.S. Employees.  Buyer or an Affiliate of Buyer shall cause the balance of each Transferred U.S. Employee’s accounts under the Tyco Electronics Cafeteria Plan as of the Closing Date to be credited to the Transferred U.S. Employee’s corresponding accounts under the Buyer Cafeteria Plan in which such employees participate following the Closing Date.  On and after the Closing Date, Buyer shall assume and be solely responsible for all claims for reimbursement by Transferred U.S. Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer Cafeteria Plan, and Buyer shall indemnify and hold harmless Seller and its Affiliates from any and all claims by or with respect to Transferred U.S. Employees for reimbursement under the Tyco Electronics Cafeteria Plan that have not been paid in full as of the Closing Date.  Buyer agrees to cause the Buyer Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred U.S. Employee under the Tyco Electronics Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(h)           Supplemental Life and Disability.  Seller shall be solely responsible for supplemental life and disability (whether long-term or short-term) coverage of Former Employees and Business Employees on short-term disability immediately prior to the Closing Date who do not return to active employment within six months following the Closing Date.  Buyer shall be solely responsible for supplemental life and disability (whether long-term or short-term) coverage of all Transferred U.S. Employees after the date that such employees commence employment with Buyer and its Affiliates, even if the incident or circumstance giving rise to such coverage occurred prior to the Closing Date.  Buyer shall be solely responsible for any Liabilities (calculated in the manner set forth on Schedule 9.01(h)) with respect to short-term disability coverage provided to any Transferred U.S. Employee on and after the Closing Date but prior to his or her active employment with Buyer or an Affiliate of Buyer; provided that such Transferred U.S. Employee returns to active employment with Buyer or an Affiliate of Buyer within six months following the Closing Date.

(i)            Credited Service.  With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Buyer or an Affiliate of Buyer, Buyer or such Affiliate shall recognize, for all Transferred U.S. Employees from and after the Closing Date, credit for all service with Seller, its Affiliates and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual (other than under a defined benefit pension plan), early retirement subsidies and severance); provided, that no service credit shall be granted to the extent any duplication of benefits results.

(j)            Workers’ Compensation.  Seller shall retain the obligation and Liability for any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims with respect to each U.S. Business Employee reported prior to or on the Closing Date.  Buyer shall be responsible for any such claim reported after the Closing Date even if the injury or illness giving rise to such claim originates prior to or on the Closing Date.

Section 9.02.  Canadian Business Employees.  Transfer and Terms and Conditions of Employment.  Buyer or an Affiliate of Buyer shall offer employment effective as of the Closing Date to each Canadian Business Employee, other than a Quebec Business Employee, at the same rate of base salary, wages or other base compensation, and under reasonably comparable employee benefits in the aggregate as are made available to such Canadian Business Employee immediately before the Closing Date. With respect to any Canadian Business Employee employed in the Province of Quebec (a “Quebec Business Employee”), Buyer or an Affiliate of Buyer shall continue the employment of each Quebec Business Employee at the same rate of base salary, wages or other base compensation, and under reasonably comparable employee benefits in the aggregate as are made available to such Quebec Business Employee immediately before the Closing Date. Notwithstanding the foregoing, in respect of any Canadian Business Employee who is on short-term disability, pregnancy or parental leave, or other authorized leave of absence on the Closing Date, other than a Quebec Business Employee, the terms of the offer made to any such Canadian Business Employee by Buyer or an Affiliate of Buyer shall specify that the offer is conditional upon the Canadian Business Employee’s return to active employment, and the date on which such Canadian Business Employee returns to active employment with Buyer or an Affiliate of Buyer shall be the effective date of employment for the Canadian Business Employee.  Until such Canadian Business Employee accepts Buyer’s or its Affiliate’s offer of employment, as applicable, and reports to active employment (the date that such Canadian Business Employee reports to active employment with Buyer or an Affiliate of Buyer being the “Canadian Deferred Hire Date”), he or she shall remain in Seller’s or its Affiliate’s employ and continue to participate in Seller’s or its Affiliate’s Benefit Plans and Seller or its Affiliate, as applicable, shall retain all Liabilities in respect of such Canadian Business Employee until the Canadian Deferred Hired Date. Each Canadian Business Employee who accepts an offer of employment made pursuant to this Section 9.02 and commences employment with Buyer or an Affiliate of Buyer, or continues employment with Buyer or an Affiliate of Buyer is referred to as a “Transferred Canadian Employee.”  For a period of at least 12 months following the Closing Date, Buyer covenants and agrees that each Transferred Canadian Employee’s rate of base salary, wages or other base compensation as in effect immediately prior to the Closing Date shall not be reduced; provided that this provision shall not preclude Buyer’s implementation of any reduced hours arrangement, furlough program or similar arrangements in accordance with Applicable Law to the extent Transferred Canadian Employees are treated no less favorably than similarly situated employees of Buyer and its Affiliates.  No provision in this Agreement shall (i) give any Transferred Canadian Employee any right to continued employment with Buyer or an Affiliate of Buyer or impair in any way the right of Buyer or an Affiliate of Buyer to terminate or change the terms of the employment (other than the rate of base salary, wages or other base compensation as provided above) of any employee, including any Transferred Canadian Employee, after the Closing Date in accordance with Applicable Law or (ii) preclude Buyer or an Affiliate of Buyer from altering, amending or terminating any of its employee benefit plans (including any Assumed Plan), or the participation of any of its employees in such plans, at any time.

Section 9.03.  Irish Business Employees.  Transfer and Terms and Conditions of Employment.  The parties hereto accept for the purposes of this Agreement that the Transfer Regulations apply in Ireland.  With respect to any Irish Business Employee, effective as of the Closing Date, Buyer or an Affiliate of Buyer shall take over each Irish Business Employee on terms and conditions not less favorable on an individual basis in the aggregate than the terms and conditions provided immediately prior to the Closing Date, except as otherwise required or sufficient to comply with Applicable Law (including the Transfer Regulations).  For a period of at least 12 months following the Closing Date, and subject to Applicable Law (including the Transfer Regulations) to the extent relevant, Buyer covenants and agrees that each Irish Business Employee’s rate of base salary, wages or other base compensation as in effect immediately prior to the Closing Date shall not be reduced; provided that, subject to Applicable Law (including the Transfer Regulations), this provision shall not preclude Buyer’s implementation of any reduced hours arrangement, furlough program or similar arrangements to the extent Irish Business Employees are treated no less favorably then similarly situated employees of Buyer and its Affiliates.  Subject to Applicable Law (including the Transfer Regulations), no provision in this Agreement shall (i) give any Irish Business Employee any right to continued employment with Buyer or an Affiliate of Buyer or impair in any way the right of Buyer or an Affiliate of Buyer to terminate or change the terms of the employment (other than the rate of base salary, wages or other base compensation as provided above) of any employee, including any Irish Business Employee, after the Closing Date or (ii) preclude Buyer or an Affiliate of Buyer from altering, amending or terminating any of its employee benefit plans (including any Assumed Plan), or the participation of any of its employees in such plans, at any time.

Section 9.04.  Other Business Employees.  Transfer and Terms and Conditions of Employment.  With respect to any Business Employee who is not a U.S. Business Employee, a Canadian Business Employee or an Irish Business Employee (an “Other Business Employee”), effective as of the Closing Date, Buyer or an Affiliate of Buyer shall offer employment to or otherwise accept into employment each Other Business Employee at the same rate of base salary, wages or other base compensation, and under reasonably comparable employee benefits in the aggregate as are made available to such individual immediately before the applicable Closing Date, save as otherwise required or sufficient to comply with Applicable Law (including the Transfer Regulations).  Notwithstanding the foregoing, and subject to Applicable Law (including the Transfer Regulations), in respect of any Other Business Employee who is on a short-term disability, pregnancy, parental or other authorized leave of absence on the Closing Date, the effective date of employment shall not be the Closing Date but rather the terms of an offer made to any such Other Business Employee shall specify that the offer is conditional upon the Other Business Employee returning to active employment and the date on which such employee returns to active employment with Buyer or an Affiliate of Buyer shall be the effective date of employment.  Until such Other Business Employee accepts Buyer or its Affiliate’s offer of employment, as applicable, and reports to active employment (the date that such Other Business Employee reports to active employment being the “Deferred Hire Date”), he or she shall remain in Seller’s or its Affiliate’s employ and continue to participate in Seller’s or its Affiliate’s Benefit Plans and Seller or its Affiliate, as applicable, shall retain all Liabilities in respect of such Other Business Employee until the Deferred Hire Date.  Each Other Business Employee who accepts such offer of employment and commences employment with Buyer or an Affiliate of Buyer or transfers under the Transfer Regulations is referred to as a “Transferred Other Employee.”  For a period of at least 12 months following the Closing Date, and subject to Applicable Law (including the Transfer Regulations) to the extent relevant, Buyer covenants and agrees that each Transferred Other Employee’s rate of base salary, wages or other base compensation as in effect immediately prior to the Closing Date shall not be reduced; provided that this provision shall not preclude Buyer’s implementation of any reduced hours arrangement, furlough program or similar arrangements to the extent Transferred Other Employees are treated no less favorably then similarly situated employees of Buyer and its Affiliates.  No provision in this Agreement shall (i) give any Other Business Employee any right to continued employment with Buyer or an Affiliate of Buyer or impair in any way the right of Buyer or an Affiliate of Buyer to terminate or change the terms of the employment (other than the rate of base salary, wages or other base compensation as provided above) of any employee, including any Transferred Other Employee, after the Closing Date or (ii) preclude Buyer or an Affiliate of Buyer from altering, amending or terminating any of its employee benefit plans (including any Assumed Plan), or the participation of any of its employees in such plans, at any time.  To the extent not prohibited by Applicable Law (including the Transfer Regulations), Seller or its applicable Affiliate shall terminate the employment of all Other Business Employees actively at work as of immediately prior to the Closing.

Section 9.05.  Benefits Obligations.  (a) Seller’s Obligations.  With respect to each Benefit Plan under which benefits are provided to Canadian Business Employees and Irish Business Employees, Seller and its Affiliates shall, on or prior to the Closing Date, administer each such Benefit Plan in all material respects in accordance with its terms and Applicable Law.  Seller shall retain the obligation and Liability for any workers’ compensation, occupation disease or illness or similar workers’ protection claims with respect to each Canadian Business Employee and Irish Business Employee, reported on or prior to the Closing Date.

(b)           Buyer’s Obligations.  With respect to each Transferred Canadian Employee and each Irish Business Employee, Buyer shall recognize all service with Seller or its Affiliates for purposes of those employee benefits plans maintained or provided by the Buyer or an Affiliate of the Buyer in which the Transferred Canadian Employees or the Irish Business Employees are enrolled by Buyer after the Closing Date (other than a defined benefit pension plan), to the extent the recognition of such service credit affects the provision of benefits under such plans; provided that no service credit will be granted to the extent that any duplication of benefits results.  Buyer shall use its commercially reasonable efforts to arrange for the waiver of any waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work restrictions under any of its or any Buyer Affiliate’s health and welfare plans in which Transferred Canadian Employees or the Irish Business Employees (or each of their dependents or beneficiaries) are or will be enrolled (except to the extent that such a waiting period, exclusion or limitation was in effect and was not satisfied under the Benefit Plan in which such employee, dependent or beneficiary was eligible to participate immediately prior to the Closing Date).  Buyer agrees to use its commercially reasonable efforts to provide that any costs or expenses incurred by the Transferred Canadian Employees and the Irish Business Employees (and each of their respective dependents and beneficiaries) under the health and welfare benefit plans in which the Transferred Canadian Employees and the Irish Business Employees are enrolled with respect to the plan year that includes the Closing Date, up to (and including) the Closing Date, shall be specifically applied for purposes of satisfying any similar deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such health and welfare plans.  Buyer shall be responsible for all obligations and Liability for any workers’ compensation, occupational disease or illness or similar workers’ protection claims with respect to each Transferred Canadian Employee and Irish Business Employee, reported after the Closing Date, regardless of whether the events giving rise to such claims occurred prior to, on or after the Closing Date.  Buyer and Seller hereby agree that on or before, or as soon as reasonably practicable following, the Closing Date legal responsibility for the Irish Benefit Plan shall be transferred to Buyer, or an Affiliate of Buyer, and Seller and the Buyer hereby agree to do all such things and execute all such documentation as is legally required to effect such a transfer and in particular (i) the execution of deed of substitution of principal employer of the Irish Benefit Plan to appoint the Buyer, or an Affiliate of Buyer as the principal employer of the Irish Benefit Plan; (ii) (where the Buyer deems this necessary) the removal of the existing trustees of the Irish Benefit Plan to be replaced by such persons as the Buyer in its absolute discretion shall decide; (iii) to make all necessary notifications to the Irish Revenue Commissioners, the Pensions Board and the members of the Irish Benefit Plan where appropriate; and (iv) the assignment of any relevant insurance policies in respect of Irish Business Employees to Buyer or an Affiliate of Buyer on or prior to the Closing Date.

Section 9.06.  Indemnity.  Seller shall indemnify and hold harmless Buyer and its Affiliates from any and all Damages incurred on or after the Closing Date as a result of, arising out of, or in connection with the Canadian Business Employees, the Irish Business Employees and the Other Business Employees before the Closing Date in respect of any breach of the information and consultation provisions of any Applicable Law (including the Transfer Regulations) by Seller or any Affiliate of Seller.  Buyer shall indemnify and hold harmless Seller and its Affiliates from any and all Damages incurred on or after the Closing Date as a result of, arising out of, or in connection with the Canadian Business Employees, the Irish Business Employees and the Other Business Employees before the Closing Date in respect of any breach of the information and consultation provisions of any Applicable Law (including the Transfer Regulations) by Buyer or any Affiliate of Buyer.  From and after the Closing Date, Buyer shall, or shall cause its Affiliates to, honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to, or in respect of, any breach of Applicable Law (including the Transfer Regulations) by Buyer or any Affiliate

arising on or after the Closing Date with respect to the Canadian Business Employees, the Irish Business Employees and Other Business Employees.  The indemnity provided in this Section 9.06 shall not duplicate any obligation of Seller or Buyer, as applicable, pursuant to Article 11, and shall be governed by the provisions of such Article 11 to the extent applicable.

Section 9.07.  Transferred Employees.  Each Transferred U.S. Employee, Transferred Canadian Employee, Irish Business Employee and Transferred Other Employee is referred to as a “Transferred Employee,” and all such employees collectively are referred to as “Transferred Employees.”

Section 9.08.  Consultations.  Seller and the Affiliates of Seller shall take all steps, on a timely basis, as are required by Applicable Law to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, union, labor organization, employee representative group, employee, Person or Governmental Authority prior to the Closing.  Neither Seller nor any Affiliate of Seller shall inform, notify, represent, imply or communicate in any way to any works council, union, labor organization, employee representative group, employee, Person or Governmental Authority that any particular Applicable Law applies or does not apply in connection with the transactions contemplated by this Agreement, including the Transfer Regulations or any other legislation dealing with the transfer by operation of law of the employment of employees from one employer to another, save where otherwise agreed by Seller and Buyer in writing that the Transfer Regulations do apply.

Section 9.09.  Assistance and Cooperation.  After the Closing Date, Seller and Buyer shall reasonably cooperate (and shall cause their respective Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with any Legal Proceeding as a result of, in connection with or with respect to Buyer’s assumption of Liabilities under Sections 2.03(e) through 2.03(g).

Section 9.10.  No Third Party Beneficiaries.  Without limiting the generality of Section 13.05, no provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their respective Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement that may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates, except with respect to the period during which and the level at which compensation and benefits have been agreed to be provided to Transferred Employees under this Article 9.

Section 9.11.  Wage Reporting.  Buyer and Seller shall utilize, or cause their Affiliates to utilize, the standard procedure set forth in Section 4 of Rev. Proc. 2004-53, with respect to United States wage reporting.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or waiver, to the extent waiver of such condition is permitted by law, by both Buyer and Seller) of the following conditions:

(a)           Any applicable waiting period under the HSR Act or other applicable waiting period (or any extension thereof), filings or approvals under any other applicable Antitrust Laws or regulations relating to the transactions contemplated hereby shall have expired, been terminated or been obtained.

(b)           No Applicable Law shall restrain, enjoin or otherwise prohibit the Closing.

(c)           The Governmental Authority consents and approvals set forth in Schedule 10.01(c) shall have been obtained.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver, to the extent waiver of such condition is permitted by law, by Buyer) of the following further conditions:

(a)           (i) Seller shall have performed in all material respects all of its material obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than those made on and as of a specified date, which shall be true and correct on and as of such specified date), without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained in such representations and warranties (other than those qualifiers specified on Schedule 10.02(a)(ii) hereto), except for such failures to be true and correct as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an authorized officer of Seller to the foregoing effect.

(b)           Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver, to the extent waiver of such condition is permitted by law, by Seller) of the following further conditions:

(a)           (i) Buyer shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than those made on and as of a specified date, which shall be true and correct on and as of such specified date), without giving effect to any materiality, material adverse effect or similar qualifiers contained in such representations and warranties, except for such failures to be true and correct as has not and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, and (iii) Seller shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

Section 10.04.  Frustration of Closing Conditions.  None of Buyer or Seller may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur as required by Section 7.01 or such party’s failure to comply with its obligations under any other provision of this Agreement.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date which is eighteen (18) months following the Closing Date; provided that (i) the representations and warranties in Sections 3.02 (Corporate Authorization; Binding Effect), 3.04 (Subsidiary Capital Structure), 3.16 (Finders’ Fees), 4.02 (Corporate Authorization; Binding Effect) and 4.08 (Finders’ Fees) shall survive the Closing indefinitely; (ii) the representations and warranties in Section 3.14(d) (Transfer of Seller’s Intellectual Property Rights) and Section 3.19 (Environmental Compliance) shall survive the Closing until the fifth anniversary of the Closing Date; and (iii) the representations and warranties in Section 3.17 (Personnel), to the extent such representations and warranties cover Assumed Plans, shall survive the Closing until the seventh anniversary of the Closing Date.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing in accordance with their terms, provided that any covenant or agreement as to which no survival period is explicitly specified shall survive the Closing indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification by Seller.  (a)  Subject to the other provisions of this Article 11, effective at or after the Closing, Seller shall indemnify Buyer and its Affiliates (including the Subsidiary) and their respective successors and assigns (the “Buyer Indemnitees”) against, and Seller hereby agrees to hold each of them harmless from any and all damage, loss, Liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Legal Proceeding whether involving a third-party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by any Buyer Indemnitee or any of their respective successors and assigns arising out of:

(i)            any inaccuracy in, misrepresentation or breach of warranty (each such inaccuracy in, misrepresentation and breach of warranty, a “Warranty Breach”) made by Seller pursuant to this Agreement (provided that the determination of whether there has been any inaccuracy, misrepresentation or breach, and the calculation of Damages, shall be made without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein other than those qualifiers specified on Schedule 10.02(a)(ii) hereto);

(ii)           any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement (other than covenants contained in Article 8, which are addressed by Article 8 exclusively);

(iii)          the matters set forth on Schedule 3.14(c) (the “Disclosed Claims”) to the extent any Disclosed Claim results in any inaccuracy in, misrepresentation or breach of Seller’s warranties set forth in Section 3.14 (other than any such warranties set forth in the second sentence of Section 3.14(c));

(iv)          any Seller Shared Program Costs;

(v)           any Excluded Liability; or

(vi)          any Liability of Seller or its Affiliates (including the Subsidiary) to the extent that it is not a Liability arising out of or relating to the Business (as currently or formerly conducted), the Purchased Assets or the Real Property;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any Applicable Law by, Buyer; provided that with respect to a claim for indemnification pursuant to (x) Section 11.02(a)(i) (other than a Warranty Breach of Sections 3.02 (Corporate Authorization; Binding Effect), 3.04 (Subsidiary Capital Structure) and 3.16 (Finders’ Fees), for which the following limitations will not apply), (y) Section 11.02(a)(iii) or (z) Section 11.02(a)(iv): (A) Seller shall not be liable for any individual item where the Damages relating thereto are less than $15,000; provided that any claims arising out of the same occurrence, transaction or event or series of related occurrences, transactions or events (including similar occurrences, transactions or events at multiple Real Property locations) will be treated as a single claim for determining whether the threshold set forth in this clause (A) has been met; (B) Seller shall not be liable unless the aggregate amount of Damages with respect to all such indemnification claims not disallowed pursuant to clause (A), together with any Other Consent Costs for which Buyer has reimbursed Seller pursuant to Section 2.05, exceeds 1.25% of the Purchase Price and then only to the extent of such excess; and (C) Seller’s maximum Liability for all such indemnification claims shall not exceed 17.5% of the Purchase Price.

(b)           Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Seller under this Agreement with respect to Damages to Buyer Indemnitees for indemnification under this Section 11.02 (other than under Section 11.02(a)(v) and Section 11.02(a)(vi) for which the following limitation shall not apply) shall not be in excess of the total amount of the Purchase Price.

Section 11.03.  Indemnification by Buyer.  Subject to the other provisions of this Article 11, effective at and after the Closing, Buyer shall indemnify Seller, its Affiliates and their respective successors and assigns against and Buyer hereby agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, or any of its Affiliates or Representatives or any of their respective successors and assigns arising out of:

(a)           any Warranty Breach made by Buyer pursuant to this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein);

(b)           any or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than covenants contained in Article 8, which are addressed by Article 8 exclusively);

(c)           any Assumed Liability; or

(d)           operation of the Business or use of the Purchased Assets or Real Property by Buyer or its Affiliates after the Closing Date; provided that in each case of subsections (a) to (d), Seller or its Affiliates or Representatives will not be entitled to recover Damages for any matter to the extent that a Buyer Indemnitee is entitled to Damages arising out of such matter pursuant to Section 11.02;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any Applicable Law by, Seller; provided that with respect to a claim for indemnification pursuant to Section 11.03(a) (other than Warranty Breaches of Sections 4.02 (Corporate Authorization; Binding Effect) and 4.08 (Finders’ Fees), for which the following limitations will not apply), (a) Buyer shall not be liable for any individual item where the Damages relating thereto are less than $15,000; provided that any claims arising out of the same occurrence, transaction or event or series of related occurrences, transactions or events will be treated as a single claim for determining whether the threshold set forth in this clause (i) has been met; (b) Buyer shall not be liable unless the aggregate amount of Damages with respect to all such indemnification claims not disallowed pursuant to clause (i) exceeds 1.25% of the Purchase Price and then only to the extent of such excess; and (c) Buyer’s maximum Liability for all such indemnification claims shall not exceed 17.5% of the Purchase Price.

Section 11.04.  Damages Net of Insurance, Etc.  The amount of any Damages for which indemnification is provided under Section 8.06, 11.02 or 11.03 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received by the Indemnified Party as an offset against such Damages (each Person named in clauses (i) and (ii), a “Collateral Source”), net of all costs and expenses actually incurred by the Indemnified Party in connection with recovering such Damages from the Collateral Source, and (iii) an amount equal to the present value of the net Tax benefit, if any, attributable to such Damages.  The Indemnified Party shall use commercially reasonable efforts to seek recovery from all Collateral Sources; provided that commercially reasonable efforts will not require the Indemnified Party to pursue litigation against any insurance carrier, customer, supplier, employee, officer, or Affiliate. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.06, 11.02 or 11.03 is received by an Indemnified Party after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 11, the Indemnified Party shall pay to the Indemnifying Party (net of all costs and expenses actually incurred by the Indemnified Party in connection with recovering such Damages from the Collateral Source), as soon as reasonably practical after the receipt from such Collateral Source of such payment, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 11 had such Collateral Source payment been received by the Indemnified Party prior to or at the time of such indemnification payment by the Indemnifying Party.

Section 11.05.  Procedures; Third Party Claims.  (a)  The party seeking indemnification under Section 11.02, 11.03 or, with respect to this subsection (a) only, 11.07 (the “Indemnified Party”) agrees to give notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any Legal Proceeding in respect of which indemnity may be sought under such Section promptly following any determination to assert such a claim, or as soon as reasonably practical after receipt of notice by the Indemnified Party of the assertion of such claim by a third party or the commencement of any such Legal Proceeding; provided that any failure or delay on the party of the Indemnified Party to give such notice to the Indemnifying Party will not affect the Indemnified Party’s right to recover on or under any such Legal Proceeding unless and to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

(b)           The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any Legal Proceeding brought by a third party (a “Third-Party Claim”); provided that the Indemnifying Party will only be entitled to assume and conduct the defense of any Third Party Claim to the extent that (i) the Third Party Claim does not primarily seek non-monetary relief and (ii) prior to the commencement of such Third Party Claim, the applicable cap on recovery by the Indemnified Party has not been exceeded .  If the Indemnifying Party elects to conduct and control any Third-Party Claim, it shall, within 30 days of receipt of notice of such Third-Party Claim, notify the Indemnified Party of its intent to do so.  If the Indemnifying Party does not elect to conduct and control any Third Party Claim, the Indemnified Party may conduct and control any Third-Party Claim and keep the Indemnifying Party reasonably informed of the status of such Third-Party Claim.  The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Legal Proceeding which the Indemnifying Party has elected to assume the defense of through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party.  If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnified Party shall nevertheless keep the Indemnifying Party reasonably informed of the status of such Third-Party Claim, and the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.  Notwithstanding anything in this Section 11.05(b) to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle or compromise any Third-Party Claim unless the settlement or compromise involves only the payment of monetary damages for which the Indemnifying Party is responsible under this Agreement.  Notwithstanding anything in this Section 11.05(b) to the contrary, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle or compromise any Third-Party Claim.

(c)           The parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 11.06.  Calculation of Damages.  Except with respect to Damages payable to a third party in connection with a Third-Party Claim, in no event shall any party or its Affiliates be liable under this Article 11 for any indirect, incidental, special or consequential damages or damages for lost profits arising out of its performance or non-performance of any provision of this Agreement regardless of the nature of the claim or whether such party has been advised of the possibility of such damages.

Section 11.07.  Environmental Indemnity for Transferred New York Tower Sites.  Seller agrees that if any Buyer Indemnitee incurs or suffers Damages relating to the Transferred New York Tower Sites (“Buyer Environmental Damages”) for which Seller is reasonably likely to have a claim for indemnification pursuant to the terms of Section 9.6 of the Com-Net Agreement (the “Com-Net Indemnity”), upon receipt of written request of Buyer, Seller shall seek to assign to such Buyer Indemnitee its rights to such Com-Net Indemnity with respect to such Buyer Environmental Damages.  If Seller is able to assign such rights, Seller shall have no further obligations with respect to such Buyer Environmental Damages, except with respect to any such Buyer Environmental Damages otherwise subject to indemnification under Section 11.02 or as provided in the last sentence of this Section 11.07.  If Seller is not able to procure such assignment, Seller agrees to directly pursue the Com-Net Indemnity with respect to such Buyer Environmental Damages and Seller shall indemnify Buyer Indemnitee for such Buyer Environmental Damages to the extent it received payment therefor under the Com-Net Indemnity.   For the avoidance of doubt, to the extent Buyer’s or Seller’s claim, as applicable, under the Com-Net Indemnity is not successful with regard to any Buyer Environmental Damages, then each of Buyer and Seller shall continue to have whatever rights and obligations relating to such Buyer Environmental Damages it would otherwise have pursuant to the terms of this Agreement.

Section 11.08.  Environmental Procedures.  With respect to any claims involving the investigation, remediation, removal, corrective action, containment, monitoring or other response action relating to the existence of environmental contamination, including claims made under Section 11.02(a)(i) with respect to Section 3.19, under Section 11.02(a)(v) with respect to any Excluded Environmental Liability, under Section 11.03(c) or (d) with respect to environmental matters or under Section 11.07 (collectively, “Environmental Claims”), Buyer, Seller and their respective Affiliates, as the case may be, shall act in a Commercially Reasonable Manner.  Seller shall have no obligation for any Damages arising out of any Environmental Claim to the extent such Damages result from or are the consequence, in whole or in part, of any intrusive sampling, testing or monitoring of soil or groundwater performed by or on behalf of Buyer, any of its Affiliates or any of their respective Representatives, unless (and only to the extent) such action is (a) required by an Environmental Law, order, injunction, decree or ruling of any Governmental Authority or a Permit in effect at the time such action is taken; (b) subject to Section 11.05, reasonably necessary in connection with the defense or resolution of a Third-Party Claim; (c) reasonably necessary to investigate conditions that indicate an imminent and substantial endangerment to human health as reasonably determined by Buyer; (d) required pursuant to any applicable Real Property Lease as in effect as of the Closing Date or, if less restrictive, as amended thereafter; (e) reasonably necessary to obtain financing or a mortgage, or in connection with a potential sale of any Real Property or the Business; (f) conducted in connection with construction or maintenance projects at any Real Property provided that such projects serve a legitimate business purpose unrelated to conducting intrusive sampling, testing or monitoring of the Environment for purposes of seeking indemnification hereunder; or (g) conducted in connection with properly maintaining any production or drinking water wells that are the responsibility of Buyer and that exist at any Real Property on the Closing Date.  Buyer and Seller agree that, with respect to any Environmental Claim arising out of a Release of any Hazardous Substance, the issuance of a no further action letter or the equivalent indicia of completion issued by any Governmental Authority having jurisdiction over Releases or remediation (“NFA Letter”) shall fully resolve any investigation, remediation, removal, corrective action, containment, monitoring or other response obligation of Seller with respect to such Environmental Claim and such Release; provided, that this sentence shall not apply to the extent any Environmental Claim arising out of a claim brought by any third party is not settled as a result of the receipt of an NFA Letter; provided, further, that Seller may not invoke the receipt of the NFA Letter as a reason to avoid fulfilling any remaining obligations with respect to such Environmental Claim in the event (x) the NFA Letter contains re-openers or other provisions that reserve the right of the issuing Governmental Authority to require additional investigation, remediation, removal, corrective action, containment, monitoring or other response action with respect to Hazardous Substances (“Re-Opener”), (y) the Re-Opener is not triggered through any action or omission of Buyer, its Affiliates or their respective Representatives (other than any action described in clauses (a) through (g) of this Section 11.08) and (z) in the case of any Environmental Claim made under Section 11.02(a)(i), the Re-Opener is triggered before the fifth anniversary of the NFA Letter.  In no event shall Seller be obligated to pay any Damages arising out of any Environmental Claim to the extent such Damages arise due to a change in the use of the relevant Real Property to any use other than commercial or industrial use after the Closing Date.

Section 11.09.  Parent Guarantee.  Immediately prior to the occurrence of a Guarantee Trigger Event, Seller Parent, on behalf of itself and its permitted successors and assigns, shall enter into a guarantee in favor of Buyer and each Buyer Indemnitee in respect of each and every covenant, agreement and other obligation in effect at such time of Seller and/or any of its Affiliates and permitted assigns under this Agreement and each other Transaction Document in substantially the form attached as Exhibit G hereto.  For purposes of this Section 11.09, a “Guarantee Trigger Event” means (a) Seller ceasing to hold, directly or indirectly, substantially all of the ownership interests in all of the material operating subsidiaries that are material to Seller Parent’s consolidated financial results taken as a whole and held, directly or indirectly, by Seller Parent, as of the Closing Date (collectively, the “Operating Subsidiaries”) or (b) the taking of any action by Seller Parent that results in Seller Parent owning, directly or indirectly, any Operating Subsidiaries other than through its ownership of its equity interest of Seller (or in other words if Seller will cease to own directly or indirectly all of the Operating Subsidiaries owned indirectly or directly by Seller Parent).

Section 11.10.  Exclusive Remedy/Waiver.  The parties acknowledge and agree that from and after the Closing, Article 8 and this Article 11 shall provide the exclusive remedy for any party for any type of claim for which such party is indemnified pursuant to Article 8 or this Article 11.  In furtherance of the foregoing, the parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action (including rights of contribution or other rights of recovery arising out of or relating to any Environmental Law or any Hazardous Substance) for breach of the representations, warranties and covenants contained in this Agreement.  Notwithstanding anything to the contrary contained herein, the foregoing shall not apply to any deliberate breach of this Agreement by Buyer or Seller or to claims for specific performance or injunctive relief or claims based on fraud.

ARTICLE 12
TERMINATION

Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer if the Closing shall not have been consummated on or before the nine-month anniversary of the date hereof (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c)           by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)           by Buyer if any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 10.02(a)(ii) or if Seller has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 10.02(a)(i), and, if such inaccuracy or failure is capable of being cured, such inaccuracy or failure has not been cured within 30 days after written notice of such failure, inaccuracy or untruth has been given to Seller; or

(e)           by Seller if any of the representations or warranties of Buyer contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 10.03(a)(ii) or if Buyer has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 10.03(a)(i), and, if such inaccuracy or failure is capable of being cured, such inaccuracy or failure has not been cured within 30 days after written notice of such failure, inaccuracy or untruth has been given to Buyer.

The party desiring to terminate this Agreement pursuant to Sections 12.01(b) – (e) shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder or Representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) willful breach by either party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Sections 6.01, 13.04, 13.06, 13.07, 13.08, 13.09, 13.10, 13.12, 13.13, 13.14, and this Section 12.02 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing referencing this Agreement (including facsimile transmission and transmission by electronic mail confirmed simultaneously in writing) and shall be given, if to Buyer, to:

Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida  32919
Attention:  Scott T. Mikuen, Vice President, Associate General Counsel and Secretary

Facsimile No.:  321-727-9616
Email:  Scott.Mikuen@harris.com

with a copy (which shall not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention:  Sanjiv K. Kapur
Facsimile No.: 216-579-0212
Email:  skapur@JonesDay.com

if to Seller, to:

c/o Tyco Electronics Ltd.
1050 Westlakes Drive
Berwyn, Pennsylvania  19312
Attention:  General Counsel
Facsimile No.:  (610) 893-9602
Email:  bob.scott@tycoelectronics.com

and

Tyco Electronics Ltd.
21 Lowder Street
Dedham, Massachusetts  02026
Attention:  Jeanne Quirk
Facsimile No.:  (617) 848-0630
Email:  jquirk@tycoelectronics.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention:  William Aaronson, Esq.
Facsimile No.:  (212) 450-3397
Email:  william.aaronson@dpw.com

or such other address or facsimile number (or electronic email address) as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 13.04.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.  Notwithstanding the foregoing, Buyer may assign its right to receive all or any portion of the Purchased Assets or delegate its obligation to pay all or any portion of the Purchase Price to any of Buyer’s Affiliates; provided that such delegation will not relieve Buyer of its obligations under this Agreement.

Section 13.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.07.  Jurisdiction.  The parties hereto agree that, except as set forth in Article 2 or Article 8, any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Delaware, so long as one of such courts shall have subject matter jurisdiction over such Legal Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to jurisdiction or the laying of the venue of any such Legal Proceeding in any such court and any objection that it may now or hereafter have that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Seller and its Affiliates agree that final judgment, including any appeals, in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by Applicable Law.  To the extent that Seller or its Affiliates have or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to Seller or its Affiliates or their property, Seller and its Affiliates hereby irrevocably waive such immunity in respect of their obligations under this Agreement.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.  Nothing contained in this Agreement shall affect either party’s right to serve legal process in any other manner permitted by Applicable Law.

Section 13.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as provided for in Article 11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.10.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 13.11.  Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 13.12.  No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.13.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.14.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the District of Delaware or any Delaware State court sitting in Delaware, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.15.  Payment in U.S. Dollars.  All amounts to be paid to under this Agreement, or any order, judgment, assessment, award, ruling, charge, decree or writ entered by any Governmental Authority in any Legal Proceeding brought under, arising out of or with respect to this Agreement or any other Transaction Document shall be paid in the United States in U.S. Dollars by wire transfer of immediately available funds.  To the extent payment is not legally possible in U.S. Dollars and payment is required to be paid in any other currency, Seller shall make sufficient payment in such other currency such that Buyer shall receive after conversion of such funds into U.S. Dollars the amount of U.S. Dollars required to be paid and received under this  Agreement plus any costs incurred by Buyer in converting such foreign currency into U.S. Dollars.  To the extent Seller is required to deduct, withhold or retain any amounts under any Applicable Law with respect to any payments under this Agreement because payments are being made from outside of the United States, Seller shall be required to pay such additional amounts to Buyer such that after any such deduction, withholding or retention required by Applicable Law, Buyer receives the amounts in U.S. Dollars specified in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARRIS CORPORATION

By:	/s/ Gary L. McArthur
	Name:	Gary L. McArthur
	Title:	Senior Vice President and Chief Financial Officer

TYCO ELECTRONICS GROUP S.A.

By:	/s/ Terrence R. Curtin
	Name:	Terrence R. Curtin
	Title:	EVP/CFO

TYCO ELECTRONICS LTD. (solely for the limited
purposes of Section 11.09)

By:	/s/ Terrence R. Curtin
	Name:	Terrence R. Curtin
	Title:	EVP/CFO